Exhibit 10.3

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (together with all schedules, riders and exhibits annexed hereto from time to time, this "Agreement") is entered into this 17th day of September, 2014, by and among AVENTINE RENEWABLE ENERGY, INC., a Delaware corporation ("Borrower"), the financial institutions party hereto from time to time as Lenders, MIDCAP FINANCIAL, LLC, as Collateral Agent, and ALOSTAR BANK OF COMMERCE, a state banking institution incorporated or otherwise organized under the laws of the State of Alabama, as Administrative Agent. All schedules, riders and exhibits annexed hereto are incorporated herein and made a part hereof.

SECTION 1. Definitions

1.1 Defined Terms. When used in this Agreement or in any schedule or rider hereto, the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

"Account Debtor" means a Person obligated to pay an Account.

"Accounts Formula Amount" means, on any date of determination thereof, an amount equal to the percentage set forth in Item 1 of the Terms Schedule of the net amount of Eligible Accounts on such date. As used herein, the phrase "net amount of Eligible Accounts" shall mean the face amount of such Accounts on any date less any and all Taxes at any time owing by Account Debtors, or any interest accrued on the amount of, such Accounts at such date.

"Administrative Agent" means AloStar Bank of Commerce, acting as administrative agent for the Lender Group, and any successor Administrative Agent appointed pursuant to Section 11.12.

“Administrative Agent Account” means the Deposit Account of Administrative Agent identified in Item 19 of the Terms Schedule.

"Administrative Agent’s Office" means the office of Administrative Agent located at 3630 Peachtree Road, N.E., Suite 1050, Atlanta, GA 30326, Attention: Aventine Portfolio Manager, or such other office as may be designated by Administrative Agent pursuant to the provisions of Section 12.1.

"Administrative Questionnaire" means a questionnaire in form and substance satisfactory to Administrative Agent.

"Affiliate" means a Person (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, another Person; (b) which beneficially owns or holds 10% or more of any class of the Equity Interests of a Person; or (c) 10% or more of the Equity Interests with power to vote of which is beneficially owned or held by another Person or a Subsidiary of another Person. For purposes hereof, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of any Equity Interest, by contract or otherwise. As used herein (other than in subsection (a) of the definition of Change of Control), the term “Affiliate” shall not include any Persons controlled by any holder of 10% or more of any class of the Equity Interests of Parent.

“Agents” means the Administrative Agent and the Collateral Agent.

"Aggregate Commitment Ratio" means, with respect to any Lender, the ratio, expressed as a percentage, of (a) the unutilized portion of the Commitments plus Loans (other than Agent Advances and Swing Loans) outstanding plus participation interests in LC Credit Support Obligations, Swing Loans and Agent Advances outstanding of such Lender, divided by (b) the sum of the aggregate unutilized Commitments plus Loans (other than Agent Advances and Swing Loans) outstanding plus participation interests in LC Credit Support Obligations, Swing Loans and Agent Advances of all Lenders, which Aggregate Commitment Ratios, as of the Closing Date, are set forth (together with Dollar amounts thereof) on Item 20 of the Terms Schedule.

“Agricultural Liens” means statutory liens imposed on, through or by corn producers and other like agricultural liens imposed by law.

"Anti-Terrorism Laws" means any laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA PATRIOT ACT.

"Applicable Variable Rate" shall have the meaning given to it in Item 8(a) of the Terms Schedule.

"Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity that administers or manages a Lender.

“Assignment and Acceptance” shall mean that certain form of Assignment and Acceptance attached hereto as Exhibit E, pursuant to which each Lender may, as further provided in Section 12.3, sell a portion of its Loans or a portion of the Commitments.

"Authorized Officer" means each Senior Officer, each person identified in Item 2 of the Terms Schedule (if any), and each other person designated in writing by Borrower to Administrative Agent as an authorized officer to make requests for Loans or other extensions of credit hereunder.

"Availability" means, on any date of determination thereof, the amount that Borrower is entitled to borrow as Revolver Loans or Swing Loans on such date, such amount being the difference derived when the sum of the principal amount of Revolver Loans plus Agent Advances plus Swing Loans then outstanding is subtracted from the Borrowing Base on such date. If the amount outstanding is equal to or greater than the Borrowing Base, then there shall be no Availability.

"Availability Reserve" means, on any date of determination thereof, an amount equal to the sum of the following (without duplication, and, in each case, determined by Agents exercising their Permitted Discretion): (a) the in-transit freight rail reserve; (b) (i) the aggregate amount of past due rent, fees or other charges owing at such time by any Obligor to any landlord of any premises where any of the Collateral is located or to any processor, repairman, mechanic or other Person who is in possession of any Collateral or has asserted or is able to assert any Lien or claim thereto and (ii) any Availability Reserve established pursuant to Section 5.1(a) or any other provision of this Agreement; (c) any amounts which any Obligor is obligated to pay pursuant to the provisions of any of the Loan Documents that Agents elect to pay for the account of such Obligor in accordance with authority contained in any of the Loan Documents; (d) additional reserves described in Item 3 of the Terms Schedule; (e) the amount of any outstanding Bank Product Obligations due and owing to any Lender or any Affiliate of any Lender; (f) reserves with respect to (x) any potential claims against Borrower or its property pursuant to PACA and (y) payables to vendors entitled to benefits of PACA, or any similar statute or regulation; and (g) such additional reserves, in such amounts and with respect to such matters, as Agents in their Permitted Discretion may elect to impose from time to time.

"Bank Product Obligations" means all indebtedness or other obligations arising out of or relating in any way to Bank Products.

"Bank Products" means any one or more of the following types of products, services or facilities extended to Borrower by any Lender or any Affiliate of any Lender (whether or not in reliance on such Lender's agreement to indemnify such Affiliate): (i) commercial credit or debit cards; (ii) merchant card services; (iii) cash management services for operating, collections, payroll and trust accounts of Borrower that are provided by any Lender or any of their respective Affiliates, including automated clearing house services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services; (iv) products consisting of interest rate protection agreements, foreign currency exchange agreements, forward contracts, currency swap agreements, commodity price protection agreements for other interest or currency exchange rate or commodity price hedging arrangements; (v) equipment leasing arrangements between Borrower and any Lender or any Affiliate of any Lender; and (vi)  such other banking products or services provided by any Lender or any Affiliate of any Lender as may be requested by Borrower, other than Letters of Credit.

"Bankruptcy Code" means title 11 of the United States Code.

"Borrower's Books" means all of Borrower's books and records relating to its existence, governance, assets, liabilities or financial condition or any of the Collateral, including minute books; ledgers and records indicating, summarizing or evidencing Borrower's assets or liabilities; all information relating to Borrower's business operations; and all computer records, programs, discs or tape files, printouts, runs, and other information prepared or stored electronically, including the equipment or any website or third party storage provider containing or hosting such information.

"Borrowing Base" means, on any date of determination thereof, an amount equal to the lesser of: (a) an amount equal to the Maximum Revolver Facility Amount on such date and (b) an amount equal to (i) the sum of the Accounts Formula Amount plus the Inventory Formula Amount on such date minus (ii) the Availability Reserve on such date.

"Borrowing Base Certificate" means a certificate, substantially in the form attached hereto as Exhibit C, with appropriate insertions, to be submitted to Administrative Agent by Borrower Agent pursuant to this Agreement.

"Borrowing Request" means a certificate, substantially in the form attached hereto as Exhibit D, with appropriate insertions, to be submitted to Administrative Agent by Borrower Agent pursuant to this Agreement.

"Business Day" means any day of the week, excluding Saturdays, Sundays, each day that is a legal holiday under the laws of the State of Georgia and each day on which Administrative Agent is otherwise closed for transacting business with the public.

“Canton” means Aventine Renewable Energy – Canton, LLC, a Delaware limited liability company.

"Change in Law" means the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any governmental authority; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any governmental authority. For the avoidance of doubt, "Change in Law" shall include (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directions issued thereunder or in connection therewith or in implementation thereof and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case regardless of the date enacted, adopted, issued or implemented.

"Change of Control" means (a) the occurrence of any event (whether in one or more transactions) which results in a transfer of Control of Borrower to a Person who is not an original owner (or an Affiliate thereof) of Equity Interests in Borrower on the Closing Date or (b) any merger or consolidation of or with Borrower or sale of all or substantially all of the property of Borrower, other than any merger or consolidation between Obligors and any merger or consolidation of any Subsidiary with or into Borrower. For purposes of this definition, "Control of Borrower" shall mean the power, direct or indirect, (i) to vote 50% or more of the Equity Interests having ordinary voting power for the election of directors or managing agents of Borrower or (ii) to direct or cause the direction of the management and the policies of Borrower by contract or otherwise.

"Closing Date" means the date on which the initial Loan is funded hereunder.

"Collateral" means all of the property and interests in property described in Section 4.1 of this Agreement, all property described in any of the Security Documents as security for the payment or performance of any of the Obligations, and all other property and interests in property that now or hereafter secure (or are intended to secure) the payment or performance of any of the Obligations.

“Collateral Agent” means MidCap Financial, LLC, and any successor Collateral Agent.

"Collections Account" means any Deposit Account maintained by Borrower at a bank or other financial institution to which collections, deposits and other payments on or with respect to the Collateral are to be made pursuant to the terms hereof and in respect of which only Administrative Agent shall have access to withdraw or otherwise direct the disposition of the funds on deposit therein.

"Commitment Termination Date" means the date that is the sooner to occur of (i) the last day of the Term or (ii) the date on which the Commitments are terminated pursuant to Section 3.2.

"Commitments" means all commitments and other undertakings of Lenders in this Agreement to make Loans or other extensions of credit to or for the benefit of Borrower in accordance with the terms of this Agreement and of the other Loan Documents.

"Commodity Account Control Agreement" means a commodity account control agreement among Borrower, Administrative Agent and the Commodity Intermediary named therein, pursuant to which Administrative Agent, for the benefit of the Lender Group, shall have obtained "control" (as contemplated by Section 9-106 of the UCC) of such Commodity Account.

"Commodity Hedging Arrangements" means any arrangement to hedge the price of corn purchases, ethanol sales, WDG or DDG sales or natural gas purchases, including crush spread hedges, corn future contracts, and ethanol future contracts.

“Commodity Risk Management Plan” means the risk management plan prepared by Borrower setting forth terms and conditions relating to any Commodity Hedging Arrangements from time to time proposed to be entered into by Borrower (as the same may be amended from time to time after the date hereof; provided, that Borrower shall promptly notify the Agents of any material amendment thereto).

"Compliance Certificate" means a Compliance Certificate, in the form of Exhibit B attached hereto, with appropriate insertions, to be submitted to Administrative Agent by Borrower Agent pursuant to this Agreement and certified as true and correct by a Senior Officer.

"Credit Support" means any guaranty, indemnity, security or other assurance of payment or performance provided by Lenders to induce a Person to extend credit to or for the benefit of any Obligor, including the issuance of any Letter of Credit by such Person for the account of any Obligor.

"DDG" means dried distillers grains produced by Borrower.

"Debt" means, as applied to a Person, without duplication: (a) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as of the date as of which Debt is to be determined, including capitalized lease obligations (other than any troubled debt restructuring adjustments that resulted from the debt refinancing that occurred on September 24, 2012); (b) all contingent obligations of such Person (other than under any Commodity Hedging Arrangements so long as the amount payable by such Person if such arrangements are terminated is cash collateralized); (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of Borrower (without duplication), the Obligations. The Debt of a Person shall include any recourse Debt of any partnership or joint venture in which such Person is a general partner or joint venturer.

"Default" means an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

"Defaulting Lender" shall mean any Lender, as determined by Agents, that (a) has failed to fund any portion of its Loans or participations in Swing Loans or LC Credit Support Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has notified Administrative Agent, the Swing Bank any Lender and/or the Borrower in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by Agents prompted by any evidence of facts described in clause (b) with respect to such Lender, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding LC Credit Support Obligations and Swing Loans, (d) has otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) shall take, or is the Subsidiary of any Person that has taken, any action or be (or is) the subject of any Insolvency Proceeding (or any comparable proceeding initiated by a regulatory authority having jurisdiction over such Lender or such Person).

“Deposit Account Control Agreement” means a deposit account control agreement among Borrower, Administrative Agent and the financial institution named therein, pursuant to which Administrative Agent, for the benefit of the Lender Group, shall have obtained “control” (as contemplated by Section 9.104 of the UCC) of such deposit account.

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 90 consecutive days, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrower’s Accounts during such period, by (b) Borrower’s billings with respect to Accounts during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by one (1) percentage point for each percentage point by which Dilution is in excess of five percent (5%), rounded up to the nearest one tenth of a percentage point (0.10%).

"Disbursement Account" means each Deposit Account maintained by Borrower with a financial institution for the purpose of receiving and disbursing the proceeds of Loans made pursuant hereto.

"Disclosure Schedule" means the Disclosure Schedule annexed hereto.

"Disqualified Equity Interests" shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Debt or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after maturity.

"Distribution" means, in respect of any entity, (i) any payment of dividends or other distributions on Equity Interests of the entity (except distributions consisting of such Equity Interests) and (ii) any purchase, redemption or other acquisition or retirement for value of any Equity Interests of the entity or an Affiliate of the entity unless made contemporaneously from the net proceeds of the sale of Equity Interests.

"Dollars" and the sign "$" means lawful money of the United States of America.

"Early Termination Fee" means a fee to be paid by Borrower to Administrative Agent, for the account of Lenders in accordance with their respective Aggregate Commitment Ratios, pursuant to Items 4 and 9(a)(iv) of the Terms Schedule.

“EFS” means an effective financing statement under the FSA that is filed against a Producer.

"Eligible Account" means an Account which arises in the Ordinary Course of Business of Borrower from the sale of goods, is payable in Dollars, is subject to the Administrative Agent’s duly perfected Lien, and has not been deemed by the Agents, in their Permitted Discretion, to not be an Eligible Account. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if: (a) it arises out of a sale made by Borrower to a Subsidiary or an Affiliate of Borrower or to a Person controlled by an Affiliate of Borrower; (b) it is due or unpaid for more than 60 days after the original due date shown on the invoice; (c) it is unpaid more than 90 days after the original invoice date; (d) 50% or more of the Accounts from the Account Debtor are not deemed Eligible Accounts hereunder; (e) the total unpaid Accounts of any Account Debtor exceed 30% of the aggregate amount of all Accounts, in each case, to the extent of such excess; (f) any covenant, representation or warranty contained in this Agreement with respect to such Account has been breached; (g) the Account Debtor is also Borrower's creditor or supplier, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to Borrower, or the Account otherwise is or may become subject to any right of setoff, counterclaim, recoupment, reserve, defense or chargeback, provided that, the Accounts of such Account Debtor shall be ineligible only to the extent of such dispute or right of offset, counterclaim, recoupment, reserve, defense or chargeback; (h) an Insolvency Proceeding has been commenced by or against the Account Debtor or the Account Debtor has failed, suspended or ceased doing business; (i) the Account Debtor is not or has ceased to be Solvent; (j) it arises from a sale to an Account Debtor that is organized under the laws of any jurisdiction outside of the United States or Canada or that has its principal office, assets or place of business outside the United States or Canada, except to the extent that the sale is supported or secured by a letter of credit or credit insurance that is acceptable in all respects to the Agents and duly assigned to the Administrative Agent; (k) it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale or return, sale on approval, consignment or any other repurchase or return basis; (l) the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless Borrower is not prohibited from assigning the Account and does assign its right to payment of such Account to the Administrative Agent, in a manner satisfactory to Agents, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. Sec.3727 and 41 U.S.C. Sec.15), or is a state, county or municipality, or a political subdivision or agency thereof and applicable law disallows or restricts an assignment of Accounts on which it is the Account Debtor; (m) the Account Debtor is located in a state in which Borrower is deemed to be doing business under the laws of such state and which denies creditors access to its courts in the absence of qualification to transact business in such state or of the filing of any reports with such state, unless Borrower has qualified as a foreign entity authorized to transact business in such state or has filed all required reports or could receive access to its courts by paying minimal amounts to so qualify to transact business in such state; (n) the Account is subject to a Lien other than (x) Liens in favor of the Administrative Agent, (y) Liens securing the Term Loan Indebtedness so long as the Administrative Agent has entered into the Intercreditor Agreement or (z) Permitted Liens identified in clause (b) and (c) in the definition thereof; (o) the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the Account otherwise does not represent a final sale; (p) the Account is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (q) the Account represents a progress billing or a retainage or arises from a sale on a cash-on-delivery basis; (r) Borrower has made any agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances which are made in the Ordinary Course of Business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; (s) Borrower has made an agreement with the Account Debtor to extend the time of payment thereof beyond the later of (x) 60 days after the original due date shown on the invoice, or (y) 90 days after the original invoice date; (t) the Account represents, in whole or in part, a billing for interest, fees or late charges, provided that such Account shall be ineligible only to the extent of the amount of such billing; (u) the Account Debtor has made a partial payment with respect to such Account; or (v) it arises from a retail sale of Inventory to a Person who is purchasing the same primarily for personal, family or household purposes.

"Eligible Assignee" shall mean (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; or (d) any other Person approved by the Agents and, in the absence of an Event of Default, Borrower (such consent not to be unreasonably withheld, conditioned or delayed; provided that the Borrower shall be deemed to have approved such Person unless the Borrower shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof).

"Eligible Inventory" means Inventory which is owned by Borrower (other than packaging or shipping materials, labels, samples, display items, bags, replacement parts and manufacturing supplies, including, without limitation, chemicals, enzymes, denaturants, coal and natural gas) and which Agents, in their Permitted Discretion, does not deem to not be Eligible Inventory. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory unless: (a) it is owned by Borrower and it is not held by Borrower on consignment from or subject to any guaranteed sale, sale-or-return, sale-on-approval or repurchase agreement with any supplier; (b) it is in good, new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale (other than with respect to any co-products (including, but not limited to WDG, DDG or feed) that may be sold to Account Debtors at a discount; provided, that the amount of such co-products included in the value of Eligible Inventory may not exceed $500,000); (c) it is not slow-moving, obsolete or unmerchantable and is not goods returned to Borrower by or repossessed from an Account Debtor; (d) it meets all standards imposed by any governmental authority and is not a Hazardous Material (other than ethanol and anhydrous ammonia) to the extent such goods can be transported or sold only with licenses or permits that are not readily available; (e) it conforms in all respects to the warranties and representations set forth in this Agreement and is fully insured in the manner required by this Agreement; (f) it is at all times subject to Administrative Agent's duly perfected, first priority security interest and no other Lien other than Liens securing the Term Loan Indebtedness so long as the Administrative Agent has entered into the Intercreditor Agreement and Permitted Liens identified in clause (b) and (c) in the definition thereof; (g) it is in Borrower's possession and control at a location listed on the Disclosure Schedule (including any update to such Disclosure Schedule delivered in compliance with this Agreement), is not in transit or outside the continental United States and is not consigned to any Person; (h) it is not the subject of a negotiable warehouse receipt or other negotiable document (other than, for the period commencing on the Closing Date and ending on the 180th day thereafter, any receipt related to sugar stored in certain USDA approved facilities); and (i) it has not been sold or leased and Borrower has not received any deposit or downpayment in respect thereof in anticipation of a sale.

"Environmental Laws" means all federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders and consent decrees (together with all programs, permits and guidance documents promulgated by regulatory agencies, to the extent having the force of law), now or hereafter in effect, that relate to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, whether now or hereafter in effect, including, but not limited to, the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Clean Water Act, the Clean Air Act, the Toxic Substances Act, and the Resource Conservation and Recovery Act.

"Equity Interest" means the interest of (a) a shareholder in a corporation, (b) a partner (whether general or limited) in a partnership (whether general, limited or limited liability), (c) a member in a limited liability company, or (d) any other Person having any other form of equity security or ownership interest.

"ERISA" means the Employee Retirement Income Security Act of 1974.

"Event of Default" means the occurrence of any one of the events set forth in Section 10.

“Excluded Real Property Collateral” means the real property in Canton, Illinois owned by Canton.

"Executive Order No. 13224" means executive order no. 13224 effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

"Fees" means all fees payable pursuant to Section 2.4(a).

"Fiscal Year" means the fiscal year of Borrower and its Subsidiaries for accounting and tax purposes, which is described in the Disclosure Schedule.

“FSA” means the Food Security Act of 1985 (codified in 7 U.S.C. Sec. 1631) (as amended from time to time).

“FSA Producer Payables” means all payables and accrued payables by Borrower to Producers against whom an EFS has been filed or a FSA Notice has been given to Borrower by a Producer’s Lender.

“FSA Notice” means a written notice received by Borrower from a Producer or a Producer’s Lender within 1 year before the most recent purchase of, or marketing for, farm products from a given Producer indicating that the Producer’s Lender has a security interest in the farm products of such Producer being purchased by Borrower and/or the proceeds of such farm products.

“FSA Reserve” means an amount determined by the Agents in their Permitted Discretion after inspection of the records of Borrower and information obtained from the Master Lists of the States in which Producers are located equal to the FSA Producer Payables. Any FSA Producer Payable shall be excluded from the FSA Reserve if Borrower receives a waiver, release or subordination agreement from such Producer’s Lender waiving, releasing or subordinating any security interest such Producer’s Lender may have in Borrower’s Inventory and/or Accounts to the security interest granted by Borrower to Lender. Any FSA Producer Payable shall be limited to the specific portion of such FSA Producer Payable claimed by a Producer’s Lender to the extent that Borrower has received a signed acknowledgment from such Producer’s Lender stating the specific amount claimed by such Producer’s Lender and that such Producer’s Lender will not increase such amount without giving the Borrower or Lender at least 30 days’ prior written notice of such increase.

"Full Payment" means the full and final payment in full in cash of all of the Obligations (or, in the case of any contingent Obligations, such as Letters of Credit or Bank Products, the cash collateralization of such contingent Obligations in a manner satisfactory to Agents and to the extent of 103% of the liquidated or estimated amount of such contingent Obligations with respect to Letters of Credit or cash collateralization in an amount sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations); termination of the Commitments; and release by each Obligor (and by any representative of creditors of such Obligor in any Insolvency Proceeding of such Obligor) of any then existing claims that such Obligor has or asserts to have against Agents, Lenders or any of their respective Affiliates, other than such claims resulting from gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

"Fund" means any Person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

"GAAP" means generally accepted accounting principles in the United States of America in effect from time to time.

"Governing Rate" shall have the meaning given to it in Section 2.3(a).

"Guarantor" means individually, and "Guarantors" means collectively, each Person who at any time guarantees the payment or performance of any Obligations, including each Person listed on Item 5 of the Terms Schedule as a Guarantor.

"Guaranty" means each guaranty agreement at any time executed by a Guarantor with respect to any of the Obligations.

“Hazardous Material” means any substance, material, pollutant, contaminant, chemical or waste, the presence, emission or exposure to which is regulated under any applicable Environmental Law.

"Indemnified Claim" means any and all claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, awards, remedial response costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys', accountants', consultants' or paralegals' fees and expenses), whether arising under or in connection with any of the Loan Documents, any applicable law (including any Environmental Laws) or otherwise, that may now or hereafter be suffered or incurred by any Indemnitee and whether suffered or incurred in or as a result of any investigation, litigation, arbitration or other judicial or non-judicial proceedings or any appeals related thereto.

"Indemnitees" means each member of the Lender Group, each Affiliate thereof and each of their respective officers, directors, employees and agents (including legal counsel).

"Insolvency Proceeding" means any action, case or proceeding commenced by or against a Person under any state, federal or foreign law, or any agreement of such Person, for (a) the entry of an order for relief under any chapter of the Bankruptcy Code or other insolvency or debt adjustment law (whether state, federal or foreign), (b) the appointment of a receiver (or administrative receiver), trustee, liquidator administrator, conservator or other custodian for such Person or any part of its property, (c) an assignment or trust mortgage for the benefit of creditors of such Person, or (d) the liquidation, dissolution or winding up of the affairs of such Person.

“Intercreditor Agreement” means that certain Second Amended and Restated Intercreditor Agreement, dated as of September 24, 2012, executed by and among the Term Loan Agent and Wells Fargo, as Revolver Agent, and acknowledged by Borrowers, in form and substance reasonably satisfactory to the Agents, and as the same may be further amended, modified or restated in accordance with the terms hereof.

"Inventory Formula Amount" means, on any date of determination thereof, an amount equal to the percentage set forth in Item 6 of the Terms Schedule of the lower of (a) the cost of such Eligible Inventory or (b) the market value of such Eligible Inventory; provided that (i) the market value of such Eligible Inventory consisting of corn and ethanol shall be based on the price of corn and ethanol, as applicable, as listed by the Chicago Board of Trade at the close of business on the date immediately prior to the date of delivery of each Borrowing Base Certificate pursuant to Section 2.6 adjusted by the local basis and (ii) the market value of any other Eligible Inventory shall be determined by GAAP.

“Lender Agreement” means a lender joinder agreement, in form and substance satisfactory to the Agents.

"Lender Group" means, collectively, Administrative Agent and Lenders.

"Lender Group Expenses" means all of the following: (a) Taxes and insurance premiums required to be paid by Borrower under this Agreement or any of the other Loan Documents which are paid or advanced by the Lender Group, or any of them; (b)reasonable  filing, recording, publication and search fees paid or incurred by the Lender Group, or any of them, including all recording taxes and indebtedness taxes; (c) the costs, fees (including reasonable attorneys' and paralegals' fees) and reasonable expenses incurred by Agents, in accordance with this Agreement and the other Loan Documents and subject to any limitations included in this Agreement (i) to inspect, copy, audit or examine Borrower or any of Borrower's Books or inspect, verify, count or appraise any Collateral; (ii) to cure any Default or enforce any provision of any of the Loan Documents, whether or not litigation is commenced; (iii) in gaining possession of, maintaining, handling, preserving, insuring, storing, shipping, preparing for sale, advertising for sale, selling or foreclosing a Lien upon any of the Collateral, whether or not a sale is consummated; (iv) in collecting any Accounts or Payment Intangibles or recovering any of the Obligations; (v) in structuring, drafting, reviewing, implementing or preparing any of the Loan Documents and any amendment, modification or waiver of this Agreement or any of the other Loan Documents; (vi)  in defending the validity, priority or enforceability of Administrative Agent Liens; and (vii) in monitoring or seeking any relief in any Insolvency Proceeding involving an Obligor; and (d) all other reasonable out-of-pocket costs and expenses incurred by the Lender Group, or any of them and described in Section 2.4(b).

"Lenders" shall mean those lenders whose names are set forth on the signature pages to this Agreement under the heading "Lenders" and any assignees of Lenders who hereafter become parties hereto pursuant to and in accordance with Section 12.3; and "Lender" shall mean any one of the foregoing Lenders.

"Letter of Credit" means a standby letter of credit issued by a Lender or an Affiliate of a Lender or by another Person in reliance (in whole or in part) upon Credit Support provided by Lenders.

"Lien" means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on common law, statute or contract. The term "Lien" shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property. For the purpose hereof, Borrower shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

"Lien Waiver/Access Agreement" means an agreement in favor of Administrative Agent, for the benefit of the Lender Group, providing for the waiver or subordination of Liens from any lessor, mortgagee, warehouse operator, processor, customs broker, carrier, or other Person that may have lienholders' enforcement rights with respect to any Collateral, by which such Person shall waive or subordinate its Liens and claims with respect to any Collateral in favor of Administrative Agent's Liens and shall assure Administrative Agent's access to any Collateral in such Person's possession for the purpose of allowing Administrative Agent to enforce the Lender Group’s rights and Liens with respect to such Collateral.

"Loan" means an advance of money made by Lenders or the Swing Bank to Borrower pursuant to the terms of this Agreement, including any Rider.

"Loan Documents" means, collectively, this Agreement, each Note, the Security Documents, Lien Waiver/Access Agreements, and any other agreements entered into between the Lender Group, or any of them, and any Obligor in connection with this Agreement or to evidence or govern the terms of any of the Obligations, including letter of credit agreements, mortgages, deeds of trust, guaranties, assignments, pledge agreements, subordination agreements, agreements relating to Bank Products entered into between Borrower and the Lender Group or any of them, and any and all other documents, agreements, certificates and instruments executed and/or delivered by any Obligor pursuant hereto or in connection herewith.

“Lockbox Agreement” means each agreement between Borrower and a bank concerning the establishment of the lockbox and related bank Deposit Account for the collection of and remittance to Administrative Agent of payments received with respect to the Accounts.

"Majority Lenders" shall mean, as of any date of calculation, Lenders the sum of whose unutilized portions of Commitments plus Loans (other than Agent Advances and Swing Loans) outstanding plus participation interests in LC Credit Support Obligations, Swing Loans and Agent Advances outstanding on such date of calculation exceeds fifty percent (50%) of the sum of the aggregate unutilized Commitments plus Loans (other than Agent Advances and Swing Loans) outstanding plus participation interests in LC Credit Support Obligations, Swing Loans and Agent Advances outstanding of all of Lenders as of such date of calculation; provided, so long as there are two or more Lenders which are not Affiliates party to this Agreement, Majority Lenders shall require at least two Lenders; provided, further, so long as there are three or more Lenders which are not Affiliates party to this Agreement, Majority Lenders shall mean Lenders the sum of whose unutilized portions of Commitments plus Loans (other than Agent Advances and Swing Loans) outstanding plus participation interests in LC Credit Support Obligations, Swing Loans and Agent Advances outstanding on such date of calculation is equal or greater than sixty-six percent (66%) of the sum of the aggregate unutilized Commitments plus Loans (other than Agent Advances and Swing Loans) outstanding plus participation interests in LC Credit Support Obligations, Swing Loans and Agent Advances outstanding of all of Lenders as of such date of calculation; provided, further, Defaulting Lenders and their portion of the Commitments, Loans and participation interests in LC Credit Support Obligations, Swing Loans and Agent Advances shall be excluded for purposes of determining "Majority Lenders" hereunder.

"Margin Stock" shall have the meaning ascribed to it in Regulation U of the Board of Governors of the Federal Reserve System.

“Master List” means the master list maintained and distributed by the applicable Secretary of State or equivalent governmental authority in which a Producer is located, as described in the FSA.

"Material Adverse Effect" means the effect of any event, condition, action, omission or circumstance, which, alone or when taken together with other events, conditions, actions, omissions or circumstances occurring or existing concurrently therewith, (a) has, or with the passage of time could be reasonably expected to have, a material adverse effect upon the business, operations, properties or condition (financial or otherwise) of any Obligor; (b) has or could be reasonably expected to have any material adverse effect upon the validity or enforceability of this Agreement or any of the other Loan Documents; (c) has any material adverse effect upon the value of the whole or any material part of the Collateral, the Liens of Administrative Agent with respect to any material part of the Collateral or the priority of any such Liens as a result of any action or inaction on the part of an Obligor; (d) materially impairs the ability of any Obligor to perform its obligations under this Agreement or any of the other Loan Documents, including repayment of any of the Obligations when due; or (e) materially impairs the ability of Administrative Agent to enforce or collect the Obligations or realize upon any of the Collateral in accordance with the Loan Documents or applicable law.

"Material Agreement" means any agreement, instrument or arrangement to which Borrower or any Subsidiary is a party for which default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained therein could reasonably be expected to have a Material Adverse Effect.

"Maximum Revolver Facility Amount" means an amount equal to the amount shown on Item 7(a) of the Terms Schedule.

"Money Borrowed" means, as applied to any Obligor, without duplication: (a) Debt arising from the lending of money by any other Person to such Obligor; (b) Debt, whether or not in any such case arising from the lending of money by another Person to such Obligor, (i) which is represented by notes payable or drafts accepted that evidence extensions of credit, (ii) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (iii) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for property; (c) Debt under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP as in effect on the date hereof; (d) reimbursement obligations with respect to letters of credit or guarantees relating thereto; and (e) Debt of such Obligor under any guaranty of obligations that would constitute Debt for Money Borrowed under clauses (a) through (d) hereof, if owed directly by such Obligor.

“Minimum Availability Block” means an amount equal to the amount shown on Item 7(b) of the Terms Schedule.

"Multiemployer Plan" shall have the meaning set forth in Section 4001(a)(3) of ERISA.

"Note" means a promissory note executed by Borrower at a Lender's request to evidence any of the Obligations, including the Revolver Note.

"Obligations" means all Debts, liabilities, obligations, covenants, and duties at any time or times owing by Borrower to the Lender Group, or any of them, of any kind and description, whether incurred pursuant to or evidenced by any of the Loan Documents or pursuant to any other agreement between the Lender Group, or any of them, and Borrower or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, or joint or several, including the principal of and interest on the Loans, all Bank Product Obligations, all Fees, all obligations of Borrower under any indemnification of the Lender Group, or any of them, all obligations of Borrower to reimburse the Lender Group, or any of them, in connection with any Letter of Credit or bankers acceptances, all obligations of Borrower to reimburse the Lender Group, or any of them, for any Credit Support, and all Lender Group Expenses. Without limiting the generality of the foregoing, the term "Obligations" shall include all Debts, liabilities and obligations incurred by Borrower to the Lender Group, or any of them, in any bankruptcy case of Borrower and any interest, fees or other charges accrued in any such bankruptcy case, whether or not any such interest, fees or other charges are recoverable from Borrower or its estate under 11 U.S.C. Sec.506.

"Obligor" means Borrower, each Guarantor, and each other Person that is at any time liable for the payment of the whole or any part of the Obligations or that has granted in favor of Administrative Agent, for the benefit of the Lender Group, a Lien upon any of such Person's assets to secure payment of any of the Obligations.

"Ordinary Course of Business" means, with respect to any transaction involving any Person, the ordinary course of such Person's business, as conducted by such Person in accordance with past practices and undertaken by such Person in good faith and not for the purpose of evading any covenant or restriction in any Loan Document.

"Organic Documents" means, with respect to any entity, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust, or similar agreement or instrument governing the formation or operation of such Person.

"OSHA" means the Occupational Safety and Hazard Act of 1970.

"Overadvance" shall have the meaning given to it in Section 2.1(d).

“PACA” means the Perishable Agricultural Commodities Act, 17 U.S.C. 499.e(c) (or any successor legislation thereto), as amended from time to time, and any regulations promulgated thereunder.

“Parent” means Aventine Renewable Energy Holdings, Inc., a Delaware corporation.

"Permitted Asset Disposition" means a sale, lease, license, consignment or other transfer or disposition of assets (real or personal, tangible or intangible) of Borrower, including a disposition of property of Borrower in connection with a sale-leaseback transaction or synthetic lease, in each case only if such disposition (a) consists of the sale of Inventory of Borrower in the Ordinary Course of Business or the sale of Accounts in the Ordinary Course of Business in connection with the compromise or collection thereof; (b) is a disposition of Equipment permitted by Section 5.4(b); (c)on or prior to December 31, 2014, is the sale of Borrower’s Equity Interest in Canton and all assets owned by Canton; (d) arises solely from a termination of a lease of real or personal property that is not necessary in an Obligor's Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect and does not result from such Obligor's default or failure to perform under such lease; (e) is the licensing, on a non-exclusive basis, or patents, trademarks, copyrights and other Intellectual Property rights in the Ordinary Course of Business; (f) is the granting of Permitted Liens; (g) is any involuntary loss, damage or destruction of property or condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise or confiscation or requisition of use of property; (h) is the leasing or subleasing of assets in the Ordinary Course of Business; (i) is the lapse of registered Intellectual Property to the extent not economically desirable in the conduct of Borrower’s business or the abandonment of Intellectual Property Rights in the Ordinary Course of Business; (j) consists of transfers of assets among Obligors; or (k) consists of sales or dispositions of assets (other than Accounts, Inventory or Equity Interests of Subsidiaries of Parent) in the Ordinary Course of Business not otherwise permitted above so long as made at fair market value.

“Permitted Change of Control” means a Change of Control so long as, after giving effect thereto, Borrower remains obligated for the Obligations hereunder and all such Obligations remain secured by the Collateral, in each case to the same extent as was the case immediately prior to such Change of Control.

“Permitted Discretion” shall mean a determination made in the exercise of reasonable commercial discretion (from the perspective of a secured asset-based lender) in accordance with the applicable Agent’s customary and generally applicable credit policies.

"Permitted Lien" means any of the following: (a) Liens at any time granted in favor of Administrative Agent, for the benefit of the Lender Group; (b) Liens for Taxes (excluding any Lien imposed pursuant to the provisions of ERISA) not yet due or being Properly Contested; (c) statutory Liens (excluding any Lien for Taxes) arising in the Ordinary Course of Business of Borrower or a Subsidiary, but only if and for so long as payment in respect of such Liens is not at the time required or the Debt secured by any such Liens is being Properly Contested and such Liens do not materially detract from the value of the property of Borrower or such Subsidiary and do not materially impair the use thereof in the operation of Borrower's or such Subsidiary's business; (d) purchase money Liens securing Debt incurred for the purchase of fixed assets, provided that such Liens are confined to the property so acquired and secure only the Debt incurred to acquire such property; (e) Liens arising from the rendition, entry or issuance against Borrower or any Subsidiary, or any property of Borrower or any Subsidiary, of any judgment, writ, order, or decree for so long as each such Lien is in existence for less than 30 consecutive days after it first arises or the judgment is being Properly Contested and is at all times junior in priority to any Liens in favor of Administrative Agent; (f) normal and customary rights of setoff upon deposits of cash in favor of banks and other depository and financial institutions and Liens of a collecting bank arising under the UCC on payment items in the course of collections; (g) Liens in existence immediately prior to the Closing Date that are satisfied in full and released on the Closing Date as a result of the application of Borrower's cash on hand at the Closing Date or the proceeds of Loans made on the Closing Date; (h) Liens securing the Term Loan Indebtedness so long as the Administrative Agent has entered into the Intercreditor Agreement; (i) Liens securing the Excluded Real Property Collateral; (j) the interests of lessors under operating leases and non-exclusive licensors under license agreements; (k) Liens on amounts deposited to secure Parent’s and its Subsidiaries’ obligations in connection with worker’s compensation or other unemployment insurance; (l) Liens on amounts deposited to secure Parent’s and its Subsidiaries’ obligations in connection with the making or entering into of bids, tenders, or leases in the Ordinary Course of Business and not in connection with the borrowing of money; (m) Liens on amounts deposited to secure Parent’s and its Subsidiaries’ reimbursement obligations with respect to surety or appeal bonds obtained in the Ordinary Course of Business; (n) with respect to any single tract or parcel of, or multiple contiguous tracts or parcels of, real property, (i) survey exceptions, easements, ordinances, subdivision approvals, restrictive covenants, and dedications for public use, (ii) reservations of, or rights of others or, licenses and rights-of-way for sewers, electric lines, telegraph and telephone lines, and other similar purposes, (iii) zoning or other restrictions as to the use of such real property, and (iv) mineral leases which are in effect as of the date hereof and disclosed in any mortgagee policy of title insurance issues or endorsed to Agents relating to any portion of the Real Property Collateral, that, in each case, were not incurred in connection with Debt and do not in the aggregate have a materially adverse effect on the value of such real property or materially impair or negatively affect the current or hereafter contemplated use or operation of such real property; (o) non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the Ordinary Course of Business; (p) Liens that are replacements of Permitted Liens to the extent that the original Debt is the subject of permitted refinancing Debt and so long as the replacement Liens only encumber those assets that secured the original Debt; (q) rights of setoff or bankers’ liens upon deposits of funds in favor of (i) banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts in the Ordinary Course of Business, and Jefferies Bache, LLC, solely to the extent incurred in connection with the maintenance of the Commodity Hedging Arrangements referenced in the Disclosure Schedules in the Ordinary Course of Business; (r) Liens granted in the Ordinary Course of Business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under Section 9.2; (s) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (t) leases or subleases granted to others that do not materially interfere with the Ordinary Course of Business of Parent and its Subsidiaries taken as a whole so long as the aggregate fair market value of all Collateral subject to such Liens pursuant to this clause does not exceed $500,000 at any one time; (u) Liens securing reimbursement Obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof so long as the aggregate amount of obligations secured by Liens incurred pursuant to this clause does not exceed $500,000 at any one time outstanding; (v) Liens consisting of conditional sale, title retention, consignment or similar arrangements for the sale of goods acquired by Parent or any of its Subsidiaries in the ordinary course of business in accordance with the past practices of Parent and its Subsidiaries prior to the Closing Date so long as the aggregate fair market value of all Collateral subject to such Liens pursuant to this clause does not exceed $500,00 at any one time; (w) other Liens which do not secure Debt for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $250,000 at any one time; and (x) such other Liens as appear on the Disclosure Schedule, to the extent provided therein.

"Person" means an individual, partnership, corporation, limited liability company, limited liability partnership, joint stock company, land trust, business trust, or unincorporated organization, or a governmental authority.

"Plan" means an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and that is either (a) maintained by Borrower for employees or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which Borrower is then making or accruing an obligation to make contributions or has within the preceding 5 years made or accrued such contributions.

“Plant-Level Financial Statements” means, for each of Borrower’s ethanol production facilities and for any specified period, statements of income and operations (including appropriate operating metrics) of each such facility for such period and for the portion of Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail.

“Producer” means any entity from which the Borrower obtains corn or corn products, in each case, which would be deemed farm products under the UCC.

“Producer’s Lender” means a creditor of a Producer that has a security interest in the Producer’s farm products that has filed an EFS that appears on the Master List under applicable state law or has given a FSA Notice to Borrower naming that Producer.

"Properly Contested" means, in the case of any Debt of an Obligor (including any Taxes) that is not paid as and when due or payable by reason of such Obligor's bona fide dispute concerning its liability to pay same or concerning the amount thereof, (a) such Debt is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Obligor has established appropriate reserves as shall be required in conformity with GAAP; (c) the non-payment of such Debt will not have a Material Adverse Effect and will not result in a forfeiture or sale of any assets of such Obligor; (d) no Lien is imposed upon any of such Obligor's assets with respect to such Debt unless such Lien is at all times junior and subordinate in priority to the Liens in favor of Administrative Agent (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (e) if the Debt results from, or is determined by the entry, rendition or issuance against an Obligor or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is at all times stayed pending a timely appeal or other judicial review; and (f) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Obligor, such Obligor forthwith pays such Debt and all penalties, interest and other amounts due in connection therewith.

"Qualified Equity Interest" means and refers to any Equity Interests issued by Parent (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

“Real Property Collateral” means the real property set forth on the Disclosure Schedule as owned by Borrower and any Real Property hereafter acquired by Borrower, other than the Excluded Real Property Collateral.

“Release” means any release, spill, leak, discharge, presence of, abandonment, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping, depositing, dispersing, allowing to escape or migrate into or otherwise enter the environment (including ambient air, surface water, groundwater, wetlands, land, surface, and subsurface strata or within any building, structure, facility or fixture) of any Hazardous Material.

"Revolver Note" means the Revolver Note to be executed by Borrower in favor of a Lender, if requested by such Lender, in the form of Exhibit A attached hereto, which shall be in the face amount of such Lender’s ratable share (based upon such Lender’s Aggregate Commitment Ratio) of the Maximum Revolver Facility Amount and which shall evidence all Revolver Loans made by Lender to Borrower pursuant to this Agreement.

"Rider" means any Rider to this Agreement from time to time.

"Schedules" means the Terms Schedule and the Disclosure Schedule.

"Security Documents" means each instrument or agreement now or at any time hereafter securing or assuring payment of the whole or any part of the Obligations, including each Deposit Account Control Agreement, Commodity Account Control Agreement, Mortgage and assignments of any of the foregoing.

"Senior Officer" means, on any date, any person occupying any of the following positions with Borrower: the chairman of the board of directors, president, chief executive officer, chief financial officer, treasurer or secretary of Borrower.

"Solvent" means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person (determined on a going concern basis) is greater than the total amount of liabilities, including contingent liabilities that are probable and estimable, of such Person; (b) the present fair salable value of the assets of such Person (determined on a going concern basis) is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured taking into account the possibility of refinancing such obligations and selling assets; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature taking into account the possibility of refinancing such obligations and selling assets; (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (e) such Person is able to pay its debts and liabilities, contingent obligations that are probable and estimable and other commitments as they mature in the ordinary course of business taking into account the possibility of refinancing such obligations and selling assets. The amount of contingent liabilities at any time shall be computed taking into account all facts and circumstances existing at such time.

"Subordinated Debt" means all of the indebtedness owed by Borrower to any Person the repayment of which is subordinated to the repayment of the Obligations pursuant to the terms of a debt subordination agreement approved by the Agents in their Permitted Discretion.

"Subsidiary" means any Person in which 50% or more of all Equity Interests (or 50% of all Equity Interests having a power to vote) is owned, directly or indirectly, by Borrower, one or more other Subsidiaries of Borrower or Borrower and one or more other Subsidiaries.

“Swing Bank” shall mean AloStar Bank of Commerce, or any other Lender who shall agree with the Agents to act as Swing Bank.

‘Swing Loans” shall mean, collectively, the amounts advanced from time to time by the Swing Bank to the Borrower under the Commitments in accordance with Section 2.1(g).

"Taxes" means any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including income, receipts, excise, property, sales, use, transfer, license, payroll, withholding, social security and franchise taxes now or hereafter imposed or levied by the United States or any other governmental authority and all interest, penalties, additions to tax and similar liabilities with respect thereto, but excluding, in the case of any Lender, taxes imposed on or measured by the net income or overall gross receipts of such Lender.

“Term Loan Agent” means collectively the “Administrative Agent” and “Collateral Agent” as such terms are defined in the Term Loan Agreement and any Person acting in a similar capacity under any amendment, restatement, supplement, replacement or refinancing thereof. The Term Loan Agent on the date hereof is Citibank, N.A.

“Term Loan Agreement” means that certain Amended and Restated Senior Secured Term Loan Credit Agreement, dated as of September 24, 2012, by and among Aventine Renewable Energy Holdings, Inc., as borrower, the Term Loan Lenders, the Term Loan Agent and the other parties thereto, as such is amended, modified, supplemented, restated, replaced or refinanced from time to time if and to the extent not prohibited pursuant to the Intercreditor Agreement.

“Term Loan Documents” means the “Loan Documents” as such term is defined in the Term Loan Agreement and any documents, instruments and agreements entered into in connection with any amendment, supplement, restatement, replacement or refinancing thereof, as amended, modified supplemented or restated from time to time if and to the extent not prohibited pursuant to the Intercreditor Agreement.

“Term Loan Indebtedness” means the Debt incurred by Borrower under the Term Loan Documents.

“Term Loan Lenders” means the lenders from time to time party to the Term Loan Agreement.

"Terms Schedule" means the Terms Schedule annexed hereto.

"UCC" means the Uniform Commercial Code (or any successor statute) as adopted and in force in the State of New York from time to time or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such state.

"Unused Line Fee" shall have the meaning given to it in Item 9(a)(ii) of the Terms Schedule.

"USA PATRIOT ACT" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

"Warrant Agreement (2012)" means that certain Warrant Agreement, dated as of September 24, 2012, between Parent and American Stock Transfer & Trust Company, LLC, as warrant agent.

“Warrant Agreement (2013)” means that certain Warrant Agreement, dated as of June 18, 2013 between Parent and American Stock Transfer & Trust Company, LLC, as warrant agent.

"Warrants (2012)" means the five-year warrants, issued by Parent to the beneficial owners of all of Parent's Equity Interests issued and outstanding immediately prior to the September 24, 2012, pursuant to the Warrant Agreement (2012), to purchase 787,855 shares of Parent's Equity Interests at an exercise price of $61.75 per share.

“Warrants (2013)” means the three-year warrants issued pursuant to the Warrant Agreement (2013) to purchase 11,853,453 shares of Parent’s Equity Interests at an exercise price of $0.01 per share.

"WDG" means wet distillers grains produced by Borrower.

“Wells Fargo” means Wells Fargo Capital Finance, LLC.

1.2 Other Terms Defined in this Agreement. The following terms are defined in the applicable provisions of this Agreement:

Agent Indemnified Person	Section 11.10
Agent Advance	Section 2.1(f)(i)
Default Rate	Section 2.3(a)
Excess	Section 2.5
Excluded Property	Section 4.1(a)
Governing Rate	Section 2.3(a)
Interest	Section 2.5
Loan Register	Section 2.8
Mortgages	Section 8.15
Mortgage Policy	Item 15(j) of the Terms Schedule
Overadvance	Section 2.1(d)
Participant	Section 12.3(d)
Permitted Debt	Section 9.2
Register	Section 12.3(c)
Replacement Event	Section 12.9
Replacement Lender	Section 12.9
Revolver Loan	Section 2.1(a)
Schedule of Accounts	Section 5.2(a)
Term	Section 3.1

1.3 UCC Terms. All other capitalized terms contained in this Agreement and not otherwise defined herein shall have, when the context so indicates, the meanings provided for by the UCC to the extent the same are used or defined therein. Without limiting the generality of the foregoing, the following terms shall have the meaning ascribed to them in the UCC: Accessions, Account, Chattel Paper, Commercial Tort Claim, Commodity Account, Commodity Intermediary, Deposit Account, Document, Electronic Chattel Paper, Equipment, Fixtures, Goods, General Intangible, Instrument, Inventory, Investment Property, Letter-of-Credit Right, Payment Intangible, Proceeds, Securities, Securities Account, and Software.

1.4 Accounting Terms. Unless otherwise specified herein, all terms of an accounting nature used in this Agreement shall be interpreted, all accounting determinations under this Agreement shall be made, and all financial statements required to be delivered under this Agreement shall be prepared in accordance with GAAP, applied on a basis consistent with the most recent audited financial statements of Borrower and its Subsidiaries delivered to Administrative Agent prior to the Closing Date and using same method for inventory valuation as used in such audited financial statements, except for any changes required by GAAP.

1.5 Certain Matters of Construction. The terms "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All references to statutes shall include all amendments of same and implementing regulations and any amendments of same and any successor statutes and regulations; to any instrument, agreement or other documents (including any of the Loan Documents) shall include all modifications and supplements thereto and all restatements, extensions or renewals thereof to the extent such modifications, supplements, restatements, extensions or renewals of any such documents are permitted by the terms thereof and not prohibited by the terms of this Agreement; to any Person (including Borrower or any Lender) shall mean and include the successors and permitted assigns of such Person; to "including" and "include" shall be understood to mean "including, without limitation"; or to the time of day shall mean the time of day on the day in question in Atlanta, Georgia, unless otherwise expressly provided in this Agreement. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default first occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided in this Agreement; and an Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in writing. All calculations of value shall be in Dollars, all Loans shall be funded in Dollars and all Obligations shall be repaid in Dollars. Whenever in any provision of this Agreement Agents are authorized to take or decline to take any action (including making any determination) in the exercise of their "discretion," such provision shall be understood to mean that Agents may take or refrain to take such action in their sole and absolute Permitted Discretion. Whenever the phrase "to the best of Borrower's knowledge" or words of similar import relating to the knowledge or the awareness of Borrower are used in this Agreement or other Loan Documents, such phrase shall mean and refer to (i) the actual knowledge of a Senior Officer of Borrower or (ii) the knowledge that a Senior Officer would have obtained if such Senior Officer had engaged in good faith and diligent performance of his or her duties, including the making of such reasonably specific inquiries as may be necessary of the officers, employee or agents of Borrower and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates.

SECTION 2. LOANS AND TERMS OF REPAYMENT

2.1 Revolver Loans.

(a) Subject to all of the terms and conditions in this Agreement, Lenders agree, severally in accordance with their respective Aggregate Commitment Ratios, and not jointly, to make advances to Borrower (each a "Revolver Loan") on any Business Day during the period from the Closing Date through the Business Day before the last day of the Term, not to exceed in aggregate principal amount outstanding at any time the Maximum Revolver Facility Amount minus the aggregate principal amount of all Agent Advances and Swing Loans then outstanding, which Revolver Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that each Lender shall have no obligation to honor any request for a Revolver Loan (i) on or after the Commitment Termination Date; or (ii) if at the time of the proposed funding thereof the aggregate principal amount of all Revolver Loans plus Agent Advances and Swing Loans then outstanding (together with the amount of any Revolver Loans for which a request is pending) exceeds, or would exceed after the funding of such Revolver Loan, such Lender’s ratable share (based upon such Lender’s Aggregate Commitment Ratio) of the Borrowing Base. The proceeds of Revolver Loans shall be used by Borrower solely for one or more of the following purposes: (i) repay Debt owing on the Closing Date; (ii) to pay the Fees and transaction expenses associated with the closing of the transaction described herein; (iii) to pay any of the Obligations in accordance with this Agreement; and (iv) to make expenditures for other lawful purposes of Borrower to the extent such expenditures are not prohibited by this Agreement or applicable law. In no event may any Revolver Loan proceeds be used to purchase or to carry, or to reduce, retire or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose that violates the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System. The Revolver Loans made by Lenders and interest accruing thereon shall be evidenced by the records of Administrative Agent (including the Loan Register) and, upon request by any Lender, by a Revolver Note. The Revolver Loans shall bear interest as set forth in Section 2.3.

(b) Whenever Borrower desires to obtain funding of a Revolver Loan hereunder, Borrower shall deliver to Administrative Agent a Borrowing Request (or telephonic notice promptly confirmed in writing), provided that an email shall be sufficient, and signed by a Senior Officer. Such Borrowing Request shall be given by Borrower no later than 11:00 a.m. on the Business Day of the requested borrowing at the office designated by Administrative Agent from time to time, and notices received by Administrative Agent after 11:00 a.m. shall be deemed received on the next Business Day. Each such Borrowing Request (or telephonic notice thereof) shall be irrevocable and shall specify (A) the principal amount of the requested borrowing, (B) the date of requested borrowing (which shall be a Business Day) and (C) the account of Borrower to which the proceeds of such requested borrowing are to be disbursed. Unless payment is otherwise timely made by Borrower, the becoming due of any amount required to be paid with respect to any of the Obligations (including any interest thereon) shall be deemed irrevocably to be a request (without any requirement for the submission of a notice of borrowing) for a Revolver Loan on the due date of and in an aggregate amount required to pay such Obligations and the proceeds of such Revolver Loan may be disbursed by way of direct payment of the relevant Obligations; provided, however, that Administrative Agent shall have no obligation to honor any deemed request for a Revolver Loan on or after the Commitment Termination Date, when an Overadvance exists or would result from such funding or when any applicable condition precedent set forth in Section 6 hereof is not satisfied, but, with the consent of the Majority Lenders, Administrative Agent may do so in its Permitted Discretion and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default and regardless of whether such Revolver Loans is funded on or after the Commitment Termination Date.

(c) Upon receipt of (i) a Borrowing Request or a telephone, telecopy or deemed request for a Revolver Loan, or (ii) notification from the LC Issuer that a draw has been made under any Letter of Credit, Administrative Agent shall promptly notify each Lender by telephone or telecopy of the contents thereof and the amount of each Lender’s portion of any such Revolver Loan. Each Lender shall, not later than 3:00 p.m. (Atlanta, Georgia time) on the date specified for such Revolver Loan in such notice, make available to Administrative Agent at Administrative Agent’s Office, or at such account as Administrative Agent shall designate, the amount of such Lender’s portion of the Revolver Loan in immediately available funds. Unless Administrative Agent shall have received notice from a Lender prior to 12:00 noon (Atlanta, Georgia time) on the date of any Revolver Loan that such Lender will not make available to Administrative Agent such Lender’s ratable portion of such Revolver Loan, Administrative Agent may assume that such Lender has made or will make such portion available to Administrative Agent on the date of such Revolver Loan and Administrative Agent may, in its Permitted Discretion and in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent such Lender shall not have so made such ratable portion available to Administrative Agent, such Lender agrees to repay to Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to Administrative Agent, (x) for the first two (2) Business Days, at the Federal Funds Rate for such Business Days, and (y) thereafter, at the Governing Rate. If such Lender shall repay to Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s portion of the applicable Revolver Loan for purposes of this Agreement and if both such Lender and Borrower shall pay and repay such corresponding amount, Administrative Agent shall promptly relend to Borrower such corresponding amount. If such Lender does not repay such corresponding amount immediately upon Administrative Agent’s demand therefor, Administrative Agent shall notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent. The failure of any Lender to fund its portion of any Revolver Loan shall not relieve any other Lender of its obligation, if any, hereunder to fund its respective portion of the Revolver Loan on the date of such borrowing, but no Lender shall be responsible for any such failure of any other Lender. In the event that a Lender for any reason fails or refuses to fund its portion of a Revolver Loan in violation of this Agreement, then, until such time as such Lender has funded its portion of such Revolver Loan, or all other Lenders have received payment in full (whether by repayment or prepayment) of the principal and interest due in respect of such Revolver Loan, such non-funding Lender shall not (i) have the right to vote regarding any issue on which voting is required or advisable under this Agreement or any other Loan Document and, with respect to any such Lender, the amount of the Commitment or Loans, as applicable, held by such Lender shall not be counted as outstanding for purposes of determining “Majority Lenders” hereunder, and (ii) be entitled to receive any payments of principal, interest or fees from Borrower or Administrative Agent (or the other Lenders) in respect of its Loans..

(d) If the unpaid balance of Revolver Loans plus Agent Advances plus Swing Loans outstanding at any time should exceed the Borrowing Base at such time (such excess referred to as an "Overadvance"), such Revolver Loans, Agent Advances and Swing Loans shall nevertheless constitute Obligations that are secured by all of the Collateral and entitled to all the benefits of the Loan Documents. All Overadvances shall be payable on demand and shall bear interest as provided in Section 2.3 of this Agreement.

(e) Borrower irrevocably authorizes Administrative Agent to disburse the proceeds of each Revolver Loan requested, or deemed to be requested, pursuant to Section 2.1(b), as follows: (i) the proceeds of each Revolver Loan requested by Borrower and made available to Administrative Agent by Lenders shall be disbursed by Administrative Agent in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrower, and in the case of each subsequent borrowing, by wire transfer to the Disbursement Account or such other bank account as may be agreed upon by Borrower and Administrative Agent from time to time; and (ii) the proceeds of each Revolver Loan deemed requested by Borrower shall be disbursed by Administrative Agent by way of direct payment of the relevant Obligation.

(f) Agent Advances.

(i) Subject to the limitations set forth below and notwithstanding anything else in this Agreement to the contrary, Administrative Agent is authorized by Borrower and Lenders, from time to time in Administrative Agent’s sole discretion, (A) at any time that a Default or Event of Default exists, (B) at any time that any of the other conditions precedent set forth in Section 6 have not been satisfied, or (C) at any time an Overadvance exists or would result from any Agent Advance (as defined below), to make Loans to Borrower on behalf of Lenders in an aggregate amount outstanding at any time not to exceed $4,000,000, which Administrative Agent, in its reasonable business judgment, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, (2) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (3) to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including costs, fees and expenses as provided under this Agreement (any of such advances are herein referred to as “Agent Advances”); provided, that Administrative Agent shall not make any such Agent Advance without the prior written consent of the Collateral Agent (which such consent shall be deemed given if the Collateral Agent does not object to such Agent Advance within 2 hours of its receipt of written notice from the Administrative Agent of its intent to make such Agent Advance); provided, further, that the Majority Lenders may at any time revoke Administrative Agent’s authorization to make Agent Advances. Any such revocation must be in writing and shall become effective prospectively upon Administrative Agent’s receipt thereof. Administrative Agent shall promptly provide to Borrower written notice of any Agent Advance. In no event shall the aggregate amount of all outstanding Revolver Loans plus the aggregate amount of all outstanding Letters of Credit, Agent Advances, and Swing Loans, after giving effect to any Agent Advance, exceed the Commitments.

(ii) The Agent Advances shall be secured by the Collateral and shall constitute Obligations hereunder. Each Agent Advance shall bear interest at the Default Rate. Each Agent Advance shall be subject to all terms and conditions of this Agreement and the other Loan Documents applicable to Revolver Loans, except that all payments thereon shall be made to Administrative Agent solely for its own account and the making of any Agent Advance shall not require the consent of Borrower. Administrative Agent shall have no duty or obligation to make any Agent Advance hereunder.

(iii) Administrative Agent shall notify each Lender no less frequently than weekly, as determined by Administrative Agent, of the principal amount of Agent Advances outstanding as of 12:00 noon (Atlanta, Georgia time) as of such date, and each Lender’s pro rata share thereof. Each Lender shall before 2:00 p.m. (Atlanta, Georgia time) on such Business Day make available to Administrative Agent, in immediately available funds, the amount of its pro rata share of such principal amount of Agent Advances outstanding. Upon such payment by a Lender, such Lender shall be deemed to have made a Revolving Loan to Borrower, notwithstanding any failure of Borrower to satisfy the conditions in Section 6.2. Administrative Agent shall use such funds to repay the principal amount of Agent Advances. Additionally, if at any time any Agent Advances are outstanding, any of the events described in Section 10.1(e) shall have occurred, then each Lender shall automatically, upon the occurrence of such event, and without any action on the part of Administrative Agent, Borrower or Lenders, be deemed to have purchased an undivided participation in the principal and interest of all Agent Advances then outstanding in an amount equal to such Lender’s Aggregate Commitment Ratio and each Lender shall, notwithstanding such Event of Default, immediately pay to Administrative Agent in immediately available funds, the amount of such Lender’s participation (and upon receipt thereof, Administrative Agent shall deliver to such Lender, a loan participation certificate dated the date of receipt of such funds in such amount). The disbursement of funds in connection with the settlement of Agent Advances hereunder shall be subject to the terms and conditions of Section 2.1(c).

(g) Swing Loans.

(i) Subject to the terms and conditions of this Agreement, the Swing Bank, in its sole discretion, during the period from the Closing Date through the Business Day before the last day of the Term, may make Swing Loans to the Borrower (i) in an amount not to exceed Availability, to the extent in effect at such time of determination, as of such Business Day and (ii) in an aggregate amount (including all Swing Loans outstanding as of such Business Day) not to exceed the lesser of (A) the excess of (1) the Swing Bank’s ratable share (in accordance with its Aggregate Commitment Ratio) of the Commitments less (2) the sum of the aggregate outstanding principal amount of Swing Loans, its participations in Agent Advances and other Revolving Loans made by it, or (B) $5,000,000.

(ii) The Borrower shall give the Swing Bank written notice in the form of a Borrowing Request, or notice by telephone no later than 12:00 noon (Atlanta, Georgia time) on the date on which the Borrower wishes to receive any Swing Loan followed immediately by a written Borrowing Request, with a copy to the Administrative Agent; provided, however, that the failure by the Borrower to confirm any notice by telephone with a written Borrowing Request shall not invalidate any notice so given. Each Swing Loan shall bear interest as set forth in Section 2.3. If the Swing Bank, in its sole discretion, elects to make the requested Swing Loan, the Swing Loan shall be made on the date specified in the notice or the Borrowing Request and such notice or Borrowing Request shall specify (i) the amount of the requested Swing Loan and (ii) instructions for the disbursement of the proceeds of the requested Swing Loan. Each Swing Loan shall be subject to all the terms and conditions applicable to Revolving Loans, except that all payments thereon shall be payable to the Swing Bank solely for its own account. The Swing Bank shall have no duty or obligation to make any Swing Loans hereunder. The Swing Bank shall not make any Swing Loans if the Swing Bank has received written notice from any Lender or the Borrower (or the Swing Bank has actual knowledge) that one or more applicable conditions precedent set forth in Section 6.2 will not be satisfied (or waived pursuant to the last sentence of Section 6.2) on the requested Swing Loan date. In the event the Swing Bank in its sole and absolute discretion elects to make any requested Swing Loan, the Swing Bank shall make the proceeds of such Swing Loan available to the Borrower by deposit of Dollars in same day funds by wire transfer to the Disbursement Account (or such other account requested by the Borrower in writing). In the event that the Swing Bank informs the Administrative Agent that it will not make the requested Swing Loan, then such request will be deemed a request for a Revolving Loan.

(iii) The Swing Bank shall notify the Administrative Agent and each Lender no less frequently than weekly, as determined by the Administrative Agent, of the principal amount of Swing Loans outstanding as of noon (12:00 p.m.) (Atlanta, Georgia time) as of such date and each Lender’s pro rata share (based on its Aggregate Commitment Ratio) thereof. Each Lender shall before 2:00 p.m. (Atlanta, Georgia time) on such Business Day make available to the Administrative Agent, in immediately available funds, the amount of its pro rata share (based on its Aggregate Commitment Ratio) of such principal amount of Swing Loans outstanding. Upon such payment by a Lender, such Lender shall be deemed to have made a Revolving Loan to the Borrower, notwithstanding any failure of the Borrower to satisfy the conditions in Section 6.2. The Administrative Agent shall use such funds to repay the principal amount of Swing Loans to the Swing Bank. Additionally, if at any time any Swing Loans are outstanding, any of the events described in Section 10.1(e) shall have occurred, then each Lender shall automatically upon the occurrence of such event and without any action on the part of the Swing Bank, the Borrower, the Administrative Agent or the Lenders be deemed to have purchased an undivided participation in the principal and interest of all Swing Loans then outstanding in an amount equal to such Lender’s Aggregate Commitment Ratio of the principal and interest of all Swing Loans then outstanding and each Lender shall, notwithstanding such Event of Default, immediately pay to the Administrative Agent for the account of the Swing Bank in immediately available funds, the amount of such Lender’s participation (and upon receipt thereof, the Swing Bank shall deliver to such Lender a loan participation certificate dated the date of receipt of such funds in such amount). The disbursement of funds in connection with the settlement of Swing Loans hereunder shall be subject to the terms and conditions of Section 2.1(c).

2.2 Payments. (a) All payments with respect to any of the Obligations shall be made to Administrative Agent, for the account of the Lender Group, on the date when due, in immediately available funds, without any offset or counterclaim. In the case of a payment for the account of a Lender, Administrative Agent will promptly thereafter distribute the amount so received in like funds to such Lender. If Administrative Agent shall not have received any payment from Borrower as and when due, Administrative Agent will promptly notify Lenders accordingly. Except where evidenced by a Note or other instrument issued or made by Borrower to a Lender or its order specifically containing payment provisions that are in conflict with this Section 2.2 (in which event the conflicting provisions of said Note or other instrument shall govern and control), the Obligations shall be due and payable as follows:

(i) Principal payable on account of the Loans shall be payable by Borrower to Administrative Agent, for the account of Lenders in accordance with their respective Aggregate Commitment Ratios, immediately upon the earliest of (A) the receipt by Administrative Agent or Borrower of any proceeds of any of the Collateral, to the extent of such proceeds, (B) the occurrence of an Event of Default in consequence of which the maturity and payment of the Obligations is accelerated, and (C) the Commitment Termination Date; provided, however, that if an Overadvance shall exist at any time, Borrower shall, on demand, repay the Obligations in accordance with Section 2.1(d) to the extent necessary to eliminate the Overadvance.

(ii) Interest accrued on the principal balance of the Loans shall be due and payable on each of (A) the first day of each month, computed through the last day of the preceding month; (B) upon demand by Administrative Agent after the occurrence of an Event of Default in consequence of which the maturity and payment of the Obligations is accelerated; and (C) the Commitment Termination Date.

(iii) The balance of the Obligations requiring the payment of money, if any, shall be payable by Borrower to Administrative Agent, for the account of Lenders in accordance with their respective Aggregate Commitment Ratios, as and when provided in the Loan Documents, or, if the date of payment is otherwise not specified in the Loan Documents, on demand.

(b) Whenever any payment of any of the Obligations shall be due on a day that is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day and, if the day for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended period of time.

(c) To the extent that Borrower makes a payment to Administrative Agent, or any member of the Lender Group receives payment from the proceeds of any Collateral or exercises its right of setoff, and such payment or the proceeds of such Collateral or setoff (or any part thereof) are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other Person, then to the extent of any loss of any member of the Lender Group, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment or proceeds have not been made or received and any such enforcement or setoff had not occurred. The provisions hereof shall survive the Commitment Termination Date and Full Payment of the Obligations.

2.3 Interest Rates.

(a) Except where otherwise provided in a Note or other instrument issued or made by Borrower to a Lender or its order specifically containing interest rate provisions that are in conflict with this Section 2.3 (in which event the conflicting provisions of said Note or other instrument shall govern and control), the principal balance of Revolver Loans, Swing Loans and other Obligations outstanding from time to time shall bear interest from the respective dates such principal amounts are advanced or incurred until paid at the Governing Rate. "Governing Rate" means, on any date, a rate per annum equal to the greater of (i) the minimum interest rate floor set forth in Item 8(c) of the Terms Schedule and (ii) the sum of (A) the Applicable Variable Rate in effect on such date plus (B) the interest margin set forth in Item 8(b) of the Terms Schedule. The Applicable Variable Rate shall be adjusted daily, with each change to the Applicable Variable Rate, with any adjustments to be effective as of the opening of business on the day that any change in the Applicable Variable Rate becomes effective. Upon and after the occurrence of an Event of Default and during the continuation thereof, the principal balance of the Loans shall, at the election of the Agents and without the necessity of declaring the Obligations immediately due and payable and without the necessity of providing any prior notice Borrower, bear interest at the rate (the "Default Rate") equal to the lesser of (i) the Governing Rate in effect from time to time plus the default margin set forth in Item 8(d) of the Terms Schedule and (ii) the highest rate allowed by applicable law. The amount of any Overadvance shall bear interest at the Default Rate. All interest chargeable under this Agreement shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(b) The Applicable Variable Rate on the date hereof is the per annum rate set forth in Item 8(e) of the Terms Schedule, and therefore the rate of interest in effect hereunder with respect to Revolver Loans and other Obligations that bear interest at the Governing Rate, expressed in simple interest terms as of the date hereof, is the per annum rate set forth in Item 8(f) of the Terms Schedule.

2.4 Fees and Reimbursement of Expenses.

(a) Borrower shall pay to Agents and Lenders, as applicable, the Fees set forth in Item 9(a) of the Terms Schedule and shall reimburse Agents for all reasonable costs and expenses incurred in connection with examinations of Borrower's Books and appraisals of the Collateral and such other matters as Agents shall deem reasonable and appropriate in their Permitted Discretion, as set forth in Item 9(b) of the Terms Schedule.

(b) If, at any time or times regardless of whether or not any Event of Default then exists, Administrative Agent or any other member of the Lender Group, as applicable, incurs legal or accounting expenses or any other reasonable costs or out-of-pocket expenses in connection with the loan transaction described herein, including fees and expenses incurred in connection with: (i) the negotiation and preparation of any amendment of or modification of this Agreement or any of the other Loan Documents or documents evidencing or otherwise relating to any workout, restructuring or forbearance with respect to any Loan Documents or any Obligations; (ii) the administration by Administrative Agent of this Agreement or any of the Loan Documents and the transactions contemplated hereby and thereby; (iii) any litigation, contest, dispute, suit, proceeding (including any Insolvency Proceeding) or action (whether instituted by Administrative Agent, any Lender, Borrower or any other Person) in any way relating to the Collateral, this Agreement or any or the other Loan Documents or Borrower; or (iv) any attempt to enforce any rights of the Lender Group against Borrower or any other Person which may be obligated to the Lender Group by virtue of this Agreement or any of the other Loan Documents, including any Obligor; or (v) any consultations regarding any Loan Documents or preparation thereof, or financing extended thereunder; then all such reasonable legal and accounting expenses, other reasonable costs and out-of-pocket expenses of any member of the Lender Group, shall be charged to Borrower, shall be Obligations secured by all of the Collateral, shall be payable to Administrative Agent or the Lender Group, as applicable, on demand, and shall bear interest from the date such demand is made until paid in full at the rate applicable to Revolver Loans from time to time.

(c) All Fees shall be fully earned by Administrative Agent or Lenders, as applicable, when due and payable and, except as otherwise set forth herein or required by applicable law, shall not be subject to rebate, refund or proration. All Fees provided for in this Section 2.4 are and shall be deemed to be for compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money.

2.5 Maximum Interest. Regardless of any provision contained in this Agreement or any other Loan Document, in no contingency or event whatsoever shall the aggregate of all amounts that are contracted for, charged or received by the Lender Group pursuant to the terms of this Agreement or any other Loan Document and that are deemed interest under applicable law exceed the highest rate permissible under any applicable law, which a court of competent jurisdiction shall, in a final determination, deem applicable hereto or thereto. No agreements, conditions, provisions or stipulations contained in any of the Loan Documents or the exercise by the Lender Group of the right to accelerate the payment or the maturity of all or any portion of the Obligations or the exercise of any option whatsoever contained in any of the Loan Documents, or the prepayment by Borrower of any of the Obligations, or the occurrence of any contingency whatsoever, shall entitle the Lender Group to charge or receive, in any event, interest or charges, amounts, premiums or fees deemed interest by applicable law (such interest, charges, amounts, premiums and fees referred to collectively as "Interest") in excess of the maximum rate allowable under applicable law and in no event shall any Obligor be obligated to pay Interest exceeding such maximum rate, and all agreements, conditions, or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel any Obligor to pay Interest exceeding the maximum rate allowable under applicable law shall be without binding force or effect, at law or in equity, to the extent only of the excess of Interest over such maximum rate. If any Interest is charged or received in excess of the maximum rate allowable under applicable law ("Excess"), Borrower acknowledges and stipulates that any such charge or receipt shall be the result of an accident and bona fide error, and such Excess, to the extent received, shall be applied first to reduce the principal Obligations and the balance, if any, returned to Borrower, it being the intent of the parties hereto not to enter into a usurious or other illegal relationship. The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not otherwise accrued on the date of such acceleration, and the Lender Group does not intend to collect any unearned interest in the event of any such acceleration. For the purpose of determining whether or not any Excess has been contracted for, charged or received by the Lender Group, all Interest at any time contracted for, charged or received from Borrower in connection with any of the Loan Documents shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations. The provisions of this Section shall be deemed to be incorporated into every Loan Document (whether or not any provision of this Section is referred to therein).

2.6 Borrowing Base Certificate; Authorizations. (a) (i) For the period commencing on the Closing Date and ending on January 4, 2015, on or prior to 11:00 a.m. on the first Business Day of each calendar week and (ii) thereafter less frequently as the Agents may agree in their Permitted Discretion (in each case, or more frequently as Agents shall request in their Permitted Discretion), Borrower shall deliver to Agents a fully completed Borrowing Base Certificate certified by a Senior Officer of Borrower as being true and correct. In addition, within 20 days after the end of each month Borrower shall deliver to the Agents a fully completed Borrowing Base Certificate calculated as of the end of such prior month, with reconciliations of the calculations set forth therein to the last Borrowing Base Certificate delivered during such month, and certified by a Senior Officer of Borrower as being true and correct. Concurrent with the delivery of the Borrowing Base Certificate, Borrower shall provide a written report to Agents of all returns and all material disputes, claims and other deductions, together with sales and other reports and supporting information relating to the Accounts and Inventory, as reasonably required by Agents. Agents shall have the right to review and adjust any calculations made in a Borrowing Base Certificate (i) to reflect Agents’ estimate of declines in value of any of the Collateral described therein and (ii) to the extent that such calculation is not in accordance with this Agreement or does not accurately reflect the amount of the Availability Reserve. In no event shall the Borrowing Base on any date be deemed to exceed the amount of the Borrowing Base shown on the Borrowing Base Certificate last received by Agents prior to such date, as such Borrowing Base Certificate may be adjusted from time to time by Agents as authorized herein. If Borrower fails to deliver to Agents the Borrowing Base Certificate on the date when due, then notwithstanding any of the provisions contained in Section 2.1 or in any other Loan Document to the contrary and in addition to any other rights or remedies the Administrative Agent or Lenders may have under this Agreement, Administrative Agent may suspend honoring any requests for Revolver Loans until a current Borrowing Base Certificate is delivered to Agents.

(b) The Lender Group is hereby authorized to make Loans and other extensions of credit under this Agreement based on telecopied, electronically communicated or other instructions and transaction reports received from any individual believed to be an Authorized Officer of Borrower, or, at the Permitted Discretion of Agents, if such extensions of credit are necessary to satisfy any Obligations that are past due. Although Administrative Agent shall make a reasonable effort to determine the individual's identity, Administrative Agent shall not be responsible for determining the authenticity of any such telecopied or electronically communicated instructions and Administrative Agent may act on the instructions of any individual whom Administrative Agent believes to be an Authorized Officer.

2.7 Collections. All payments owed to or to be received by Borrower with respect to the Accounts and other Collateral shall be deposited (either directly by the Account Debtors or by Borrower) in the Collections Account; provided that Borrower shall establish a lockbox under the control of Administrative Agent to which all Account Debtors shall be directed to forward payments with respect to the Accounts. Administrative Agent shall have the right, at any time after the occurrence and during the continuance of an Event of Default, to contact directly any or all Account Debtors to ensure that payments on the Accounts are directed to Administrative Agent or to the lockbox. To expedite collection, Borrower shall endeavor to make collection of its Accounts for the Lender Group. All payment items received by Borrower with respect to the Accounts and other Collateral shall be held by Borrower, as trustee of an express trust, for the Lender Group's benefit and shall not be commingled with Borrower's other funds and shall be deposited promptly by Borrower to the Collections Account. All such payment items shall be the exclusive property of Administrative Agent, for the benefit of the Lender Group, upon the earlier of the receipt thereof by Administrative Agent or by Borrower. Borrower hereby grants to Administrative Agent, for the benefit of the Lender Group, a Lien upon all items and balances held in any lockbox and the Collections Account as security for the payment of the Obligations, in addition to and cumulative with the general security interest in all other assets of Borrower (including all Deposit Accounts) as provided elsewhere in this Agreement or any other Loan Document. All funds in the Collections Account shall be automatically deposited into the Administrative Agent Account on a daily basis in immediately available funds. Administrative Agent shall be entitled to apply immediately to the Obligations any wire transfer, check or other item of payment received by Administrative Agent, but interest shall continue accruing on the amount of such wire transfer, check or other payment item for the number of collection days set forth in Item 11 of the Terms Schedule after the date that the proceeds of such wire transfer, check or other payment item become good, collected funds

2.8 Loan Register; Account Stated. Administrative Agent shall maintain in accordance with its usual and customary practices an account or accounts (collectively, the "Loan Register") evidencing the Loans, including the amount of principal and interest payable to the Lender Group from time to time hereunder. Any failure of Administrative Agent to make an entry in the Loan Register, or any error in doing so, shall not limit or otherwise affect the obligation of Borrower under the Loan Documents to pay any amount owing to Administrative Agent or Lenders. The entries made in the Loan Register shall constitute rebuttably presumptive evidence of the information contained therein, provided that if a copy of information contained in the Loan Register is provided to Borrower or any other Obligor, or Borrower or any other Obligor inspects the Loan Register, at any time or from time to time, then the information contained in the Loan Register shall be conclusive and binding on such Person for all purposes, absent manifest error, unless such Person notifies Administrative Agent in writing within 30 days after such Person's receipt of such copy or such Person's inspection of the Loan Register of its intention to dispute the information contained therein.

2.9 Application of Payments and Collections. Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by Administrative Agent from or on behalf of Borrower.

(a) At all times during which an Event of Default has not occurred, Borrower does hereby irrevocably agree that Administrative Agent shall have the continuing exclusive right to distribute any and all such payments and collections received by Administrative Agent or its agent in the following order of priority:

FIRST, pro rata, to the payment of (i) out-of-pocket costs and expenses (including reasonable attorneys’ fees) of Administrative Agent incurred by Administrative Agent in connection with the enforcement of the rights of the Lender Group under the Loan Documents and (ii) any Agent Advances made by Administrative Agent under or pursuant to the terms of the Loan Documents and interest accrued thereon;

SECOND, pro rata, to the payment of any fees then due and payable to Administrative Agent or Swing Bank hereunder or under any other Loan Documents;

THIRD, pro rata, to the payment of all Obligations consisting of accrued fees and interest then due and payable to Lenders hereunder;

FOURTH, to the payment of principal then due and payable on the Swing Loans;

FIFTH, to the payment of principal then due and payable on the Revolver Loans;

SIXTH, to the payment of the Obligations arising in respect of Bank Products then due and payable; and

SEVENTH, to the payment of all other Obligations not otherwise referred to in this Section 2.9(a) then due and payable.

(b) Notwithstanding anything in this Agreement or any other Loan Document which may be construed to the contrary, subsequent to the occurrence and during the continuance of an Event of Default, payments and prepayments with respect to the Obligations made to the Lender Group, or any of them, or otherwise received by any member of the Lender Group (from realization on Collateral or otherwise) shall be distributed in the following order of priority (subject, as applicable, to Section 2.13):

FIRST, pro rata, to the payment of (i) out-of-pocket costs and expenses (including reasonable attorneys’ fees) of Administrative Agent incurred in connection with the enforcement of the rights of the Lender Group under the Loan Documents, and (ii) any Agent Advances made by Administrative Agent under or pursuant to the terms of the Loan Documents (including any costs incurred in connection with the sale or disposition of any Collateral);

SECOND, pro rata, to payment of any fees owed to Administrative Agent or Swing Bank hereunder or under any other Loan Document;

THIRD, to the payment of out-of-pocket costs and expenses (including reasonable attorneys’ fees) of Lenders incurred in connection with the enforcement of their respective rights under the Loan Documents;

FOURTH, to the payment of all Obligations consisting of accrued fees and interest payable to Lenders hereunder;

FIFTH, to the payment of principal then due and payable on the Swing Loans;

SIXTH, pro rata, to (i) the payment of principal on the Revolving Loans then outstanding, and (ii) the Cash Collateral Account to the extent of one hundred three percent (103%) of any LC Credit Support Obligations then outstanding;

SEVENTH, to the payment of any Obligation arising in respect of the Bank Products;

EIGHTH, to any other Obligations not otherwise referred to in this Section 2.9(b); and

NINTH, upon satisfaction in full of all Obligations, to Borrower or as otherwise required by law.

If as the result of collections of Borrower's Accounts or other proceeds of Collateral a credit balance exists in the Loan Register, such credit balance shall not accrue interest in favor of Borrower, but shall be available to Borrower at any time or times for so long as no Default or Event of Default exists.

2.10 All Loans to Constitute One Obligation. All Loans shall constitute one general obligation of Borrower and shall be secured by Administrative Agent's Liens upon all of the Collateral.

2.11 Capital Requirements. If either (a) the introduction of, or any Change in Law or the interpretation thereof or (b) compliance with any guideline or request from any central bank or comparable agency or other governmental authority (whether or not having the force of law), in each case, occurs or takes effect after the date of this Agreement, has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by, any Lender as a consequence of, or with reference to, the credit facility or commitments hereunder, below the rate which such Lender or such other corporation could have achieved but for such introduction, change or compliance, then within 5 Business Days after written demand by such Lender, Borrower shall pay such Lender from time to time as specified by such Lender additional amounts sufficient to compensate such Lender or such other corporation for such reduction. A certificate as to such amounts submitted to Borrower by such Lender shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.

2.12 Increased Costs. If any Change in Law shall: (a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender, (b) subject any Lender to any Tax with respect to any Loan or Loan Document or change the basis of taxation of payments to any Lender in respect thereof, or (c) impose on any Lender any other condition, cost or expense affecting any Loan or Loan Document, and the result thereof shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request by such Lender, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

2.13 Pro Rata Treatment.

(a) Each Revolver Loan from Lenders under this Agreement shall be made pro rata on the basis of their respective Aggregate Commitment Ratios.

(b) Each payment and prepayment of the principal of the Revolving Loans and each payment of interest on the Revolving Loans received from the Borrower shall be made by Administrative Agent to Lenders pro rata on the basis of their respective unpaid principal amounts thereof outstanding immediately prior to such payment or prepayment (except in cases when a Lender’s right to receive payments is restricted pursuant to Section 2.1(c)). If any Lender shall obtain any payment (whether involuntary, through the exercise of any right of set-off or otherwise) on account of the Loans (other than (x) any payment received by a Lender as consideration for the assignment of a sale of a participation in any of its Loans to any assignee or Participant or (y) as otherwise expressly provided elsewhere herein) in excess of its ratable share of Loans under its Aggregate Commitment Ratio (or in violation of any restriction set forth in Section 2.1(c)), such Lender shall forthwith purchase from the other Lenders such participation in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery without interest thereon unless the Lender obligated to repay such amount is required to pay interest. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.13(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

2.14 Reserved.

2.15 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) the Unused Line Fee shall cease to accrue on the portion of the Commitments held by such Lender so long as it is a Defaulting Lender;

(b) if any Swing Loans or LC Credit Support Obligations exist at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such Swing Loans or LC Credit Support Obligations shall be reallocated among the non-Defaulting Lenders in accordance with their respective Aggregate Commitment Ratio but only to the extent the aggregate Revolver Loans and LC Credit Support Obligations held by all non-Defaulting Lenders’ plus the Aggregate Commitment Ratio of the such Defaulting Lender’s Swing Loan and LC Credit Support Obligations does not exceed the portion of the Commitments held by the non-Defaulting Lenders;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, Borrower shall within one Business Day following notice by Administrative Agent, (A) prepay such Defaulting Lender’s pro rata share of the Swing Loans and (B) Cash Collateralize such Defaulting Lender’s pro rata share of the LC Credit Support Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in an amount equal to one hundred three percent (103%) of the LC Credit Support Obligations for so long as such LC Credit Support Obligations are outstanding;

(iii) if any portion of such Defaulting Lender’s pro rata share of the LC Credit Support Obligations is cash collateralized pursuant to clause (ii) above, Borrower shall not be required to pay the Letter of Credit fees set for in Section 7(a) of the Letter of Credit Rider with respect to such portion of such Defaulting Lender’s LC Credit Support Obligations so long as it is cash collateralized.

(iv) if any portion of such Defaulting Lender’s LC Credit Support Obligations is reallocated to the non-Defaulting Lenders pursuant to clause (i) above, then the Letter of Credit fees set for in Section 7(a) of the Letter of Credit Rider with respect to such portion shall be allocated among the non-Defaulting Lenders in accordance with their Aggregate Commitment Ratio;

(v) if any portion of such Defaulting Lender’s pro rata share of the LC Credit Support Obligations is neither cash collateralized nor reallocated pursuant to this Section 2.15(b), then, without prejudice to any rights or remedies of any Lender hereunder, the Unused Line Fee that otherwise would have been payable to such Defaulting Lender (with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Credit Support Obligations) and the Letter of Credit fees set for in Section 7(a) of the Letter of Credit Rider payable with respect to such Defaulting Lender’s LC Credit Support Obligations shall be payable to Administrative Agent until such LC Credit Support Obligations are cash collateralized and/or reallocated in accordance herewith;

(vi) so long as any Lender is a Defaulting Lender, the Swing Bank shall not be required to fund any Swing Loan, unless it is satisfied that the related expenses will be 100% covered by the Commitments of the non-Defaulting Lenders, and participations in any such newly made Swing Loan shall be allocated among non-Defaulting Lenders in accordance with their respective Aggregate Commitment Ratio (and Defaulting Lenders shall not participate therein); and

(c) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) may, in lieu of being distributed to such Defaulting Lender, be retained by Administrative Agent in a segregated non-interest bearing account and, subject to any applicable law, be applied at such time or times as may be determined by Agents (i) first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder, (ii) second, to the funding of any Loan or the funding or cash collateralization of any participation in any LC Credit Support Obligation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agents, (iii) third, if so determined by Agents and Borrower, held in such account as cash collateral for future funding obligations of Defaulting Lender under this Agreement, (iv) fourth, pro rata, to the payment of any amounts owing to Borrower or Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (v) fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or LC Credit Support Obligations in respect of Letters of Credit which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 6.2 are satisfied, such payment shall be applied solely to prepay the Loans of, and LC Credit Support Obligations owed to, all non-Defaulting Lenders, based on their Aggregate Commitment Ratio, prior to being applied to the prepayment of any Loans, or LC Credit Support Obligations owed to, any Defaulting Lender.

In the event that Agents and the Borrower and, in the case of Swing Loans, the Swing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Credit Support Obligations of Lenders shall be readjusted to reflect the inclusion of such Lender’s portion of the Commitments and on such date such Lender shall purchase at par such of the Loans of the other Lenders as Agents shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Aggregate Commitment Ratio. The rights and remedies against a Defaulting Lender under this Section 2.15 are in addition to other rights and remedies that Borrower, Agents, the Swing Bank and the non-Defaulting Lenders may have against such Defaulting Lender. The arrangements permitted or required by this Section 2.15 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.

SECTION 3. TERM AND TERMINATION

3.1 Term. All Commitments hereunder shall, subject to the satisfaction (or waiver by the Majority Lenders) of each condition set forth in Section 4 hereof, become effective on the date of this Agreement and shall expire at the close of business on the day specified in Item 12 of the Terms Schedule (the "Term"), unless sooner terminated as provided in Section 3.2 hereof.

3.2 Termination. At any time that an Event of Default exists, the Majority Lenders may terminate the Commitments without notice, and all of the Commitments shall automatically terminate upon the occurrence of an Event of Default resulting from the commencement of an Insolvency Proceeding by or against Borrower. Upon at least 10 days prior written notice to Administrative Agent, Borrower may, at its option, terminate all or any portion of the Commitments; provided, however, no such termination of the Commitments by Borrower shall be effective until Full Payment of the Obligations being so prepaid (including the applicable Early Termination Fee, if any); provided, further, after giving effect to any partial reduction in the Commitments, the aggregate Commitments will be no less than $20,000,000. Any notice of termination given by Borrower shall be irrevocable unless Agents otherwise agree in writing.

3.3 Effect of Termination. On the effective date of any termination of all or any part of the Commitments, (a) all applicable Obligations (including the Early Termination Fee) shall become immediately due and payable without notice to or demand upon Borrower and shall be paid to Administrative Agent, for the account of Lenders in accordance with their respective Aggregate Commitment Ratios, in cash or by a wire transfer of immediately available funds and (b) the Lenders’ Commitments shall be reduced pro rata on the basis of their respective Aggregate Commitment Ratios immediately prior to giving effect to any such Commitment reduction. No termination of all or any part of the Commitments shall in any way affect any of Administrative Agent’s or Lenders’ respective rights or remedies hereunder, any of Borrower's duties or obligations hereunder (including its obligation to pay all of the Obligations (including the Early Termination Fee) on the effective date of such termination) or any Liens held by Administrative Agent, except that all Liens shall be immediately released upon Full Payment of the Obligations.

SECTION 4. CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. To secure the prompt payment and performance of all of the Obligations, Borrower hereby grants to Administrative Agent, for the benefit of the Lender Group, a continuing security interest in and Lien upon all property of Borrower, including all of the following property and interests in property of Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located: all Accounts; all Goods, including all Inventory and Equipment (including Fixtures); all Instruments; all Chattel Paper; all Documents (including bills of lading); all General Intangibles, including Intellectual Property, Payment Intangibles and Software; all Deposit Accounts; all Investment Property (including all Commodity Accounts, Securities and Securities Accounts, but excluding any Securities that constitute Margin Stock unless otherwise expressly provided in any Security Document and, in the case of Securities in a Subsidiary organized under a law other than a state of the United States or the District of Columbia, limited to 65% of such Securities); all Letter-of-Credit Rights; all Supporting Obligations; all Commercial Tort Claims; all monies now or at any time or times hereafter in the possession or under the control of Administrative Agent; all Accessions to, substitutions for and replacements, Products and cash and non-cash Proceeds of any of the foregoing, including Proceeds of and unearned premiums with respect to insurance policies insuring any of the Collateral and claims against any Person for loss of, damage to or destruction of any of the Collateral; and all of Borrower's Books, other than Excluded Property. “Excluded Property” means (i) any permit, license, agreement or asset subject to any such agreement to the extent that the grant of a security interest therein constitutes a breach of, grounds for termination of, or a default under, such permit, license or agreement (other than to the extent that such terms would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any applicable jurisdiction or by any other applicable law or principles of equity), (ii) property owned by Borrower that is subject to a purchase money Lien or a capital lease permitted under this Agreement if the agreement pursuant to which such Lien is granted (or providing for such capital lease) prohibits or requires the consent of any Person other than Borrower which has not been obtained as a condition to the creation of any other Lien on such property, and (iii) any "intent to use" trademark applications for which a statement of use has not been filed (but only until such statement is filed); provided, however, the term "Excluded Property" shall not include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property); provided, further, the exclusions set forth in the preceding clause (i) shall not apply if such prohibition has been waived or such applicable Person party to such agreements has otherwise consented to the creation hereunder of a security interest in such Excluded Property. In addition, with respect to clauses (i) and (ii) above, immediately upon the ineffectiveness, lapse or termination of the provisions of such agreements or laws which prohibit or require the consent of any Person as a condition to the creation by Borrower of a security interest or Lien thereon or that would be breached or give the other party the right to terminate it as a result thereof, Borrower shall be deemed to have granted a security interest in, and all of its rights, titles and interests in and to, such Excluded Property.

4.2 Other Collateral; Setoff. Administrative Agent shall have, in addition to Liens upon the property of Borrower described in Section 4.1, Liens, for the benefit of the Lender Group, upon all other property of Borrower and each other Person as described in the Security Documents. All sums at any time standing to Borrower's credit balance on any Lender's books and all of Borrower's property at any time in Administrative Agent’s or any Lender's possession, or upon or in which Administrative Agent or any Lender has a lien or security interest shall be security for all Obligations. In addition to and not in limitation of the above, with respect to any deposits of property of Borrower in Administrative Agent’s or any Lender's possession or control, now or in the future, Administrative Agent’s and each Lender shall have the right to set off all or any portion thereof, at any time, against any Obligations, even if unmatured upon the occurrence and during the continuance of an Event of Default without prior notice or demand to Borrower.

4.3 Continuation of Security Interest. Notwithstanding termination of this Agreement or of Lenders’ commitments to extend Loans hereunder, until Full Payment of the Obligations, Administrative Agent shall retain its security interest in all presently owned and hereafter arising or acquired Collateral, and Borrower shall continue to immediately deliver to Administrative Agent, in kind, all collections received respecting the Accounts and other Collateral.

4.4Perfection of Security Interest. Promptly after Administrative Agent's request therefor, Borrower shall execute or cause to be executed and delivered to Administrative Agent such instruments, assignments, title certificates or other documents as are necessary under the UCC or other applicable law (including any motor vehicle certificates of title act for any motor vehicles with a value in excess of $50,000) to perfect (or continue the perfection of) Administrative Agent's Liens upon the Collateral and shall take such other action as may be requested by Administrative Agent to give effect to or carry out the intent and purposes of this Agreement. Unless prohibited by applicable law, Borrower hereby irrevocably authorizes Administrative Agent to execute and file in any jurisdiction any financing statement or amendment thereto on Borrower's behalf, including financing statements that indicate the Collateral (i) as all assets or all personal property of Borrower or words to similar effect or (ii) as being of equal or lesser scope, or with greater or lesser detail, than as set forth in this Section 4. Borrower also hereby ratifies its authorization for Administrative Agent to have filed in any jurisdiction any like financing statement or amendment thereto if filed prior to the date hereof.

4.5 Access to Borrower's Books and Computer Records. Administrative Agent and its agents, including external field examiners reasonably satisfactory to the Agents, shall have the right to conduct inspections, verifications (of accounts and otherwise), appraisals, and field examinations of the Collateral and such Person’s other property and books and records at any time or times hereafter, during Borrower's usual business hours, or during the usual business hours of any Obligor having control over any Collateral or the records of Borrower, and with such frequency as Agents may request from time to time, with (a) when no Default or Event of Default is in existence, reasonable notice thereof and (b) when any Default or Event of Default is in existence, no notice thereof, and Borrower shall provide Administrative Agent access to any such information stored online, together with access to any computer programs used by Borrower to compile, analyze or otherwise manipulate such information. Borrower shall pay the cost of such inspections, verifications, appraisals, and field examinations in accordance with Item 9(b) of the Terms Schedule. Borrower shall, at its expense, conduct physical inventories of its and its Subsidiaries’ Inventory with such frequency as Agents shall reasonably request from time to time and, before conducting any such physical inventory, shall provide reasonable written notice thereof to Administrative Agent and allow Administrative Agent or its agents to witness such physical inventory.

4.6 Power of Attorney. Borrower hereby irrevocably makes, constitutes and appoints Administrative Agent (and any of Administrative Agent's officers, employees or agents designated by Administrative Agent) as Borrower's true and lawful attorney with power:

(a) To sign the name of Borrower on any of the documents described in Section 4.4 or on any other similar documents that need to be executed, recorded and/or filed in order to perfect or continue perfected Administrative Agent's Liens upon any of the Collateral, if Borrower fails or refuses to comply, or delays in complying, with its undertakings contained in Section 4.4;

(b) To endorse Borrower's name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into Administrative Agent's possession;

(c) To sign Borrower's name on drafts against Account Debtors, on schedules and assignments of Accounts, on notices to Account Debtors and on any invoice or bill of lading relating to any Account;

(d) To do all things necessary to carry out this Agreement.

(e) After the occurrence and during the continuance of an Event of Default, to notify the post office authorities to change the address for delivery of Borrower's mail to any address designated by Administrative Agent, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward, within 2 Business Days of Administrative Agent's receipt thereof, all other mail to Borrower; and

(f) To send requests for verification of Accounts, and to contact Account Debtors in any other manner in order to verify the Accounts.

The appointment of Administrative Agent as Borrower's attorney and each and every one of Administrative Agent's rights and powers, being coupled with an interest, are irrevocable so long an any Accounts in which Administrative Agent has a security interest remain unpaid or unfinished, as the case may be, and until all of the Obligations have been fully paid and performed. Borrower ratifies and approves all acts of the attorney. Neither Administrative Agent nor its employees, officers, or agents shall be liable for any acts or omissions or for any error in judgment or mistake of fact or law made in good faith except for gross negligence or willful misconduct.

4.7 Commercial Tort Claims. Borrower shall promptly notify Administrative Agent in writing upon Borrower's obtaining a Commercial Tort Claim in an amount that could reasonably be expected to result in a recovery to Borrower in excess of $50,000 after the Closing Date against any Person and, upon Administrative Agent’s written request, promptly enter into an amendment to this Agreement (or any of the other Loan Documents) and do such other acts or things deemed appropriate by Administrative Agent to confer upon Administrative Agent a security interest, for the benefit of the Lender Group, in each such Commercial Tort Claim.

SECTION 5. COLLATERAL ADMINISTRATION

5.1 General Provisions.

(a) All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Borrower at one or more of the business locations of Borrower set forth in the Disclosure Schedule and shall not be moved therefrom, without the prior written approval of Agents, except that in the absence of an Event of Default and acceleration of the maturity of the Obligations in consequence thereof, Borrower may (i) make sales or other dispositions of any Collateral to the extent not prohibited by Section 9.2 hereof and (ii) move Inventory or Equipment or any record relating to any Collateral to a location in the United States other than those shown on the Disclosure Schedule so long as Borrower has given Administrative Agent at least 10 days prior written notice of such new location. Notwithstanding anything to the contrary contained in this Agreement, Borrower shall not be permitted to keep, store or otherwise maintain any Collateral at any location, unless (i) Borrower is the owner of such location, (ii) Borrower leases such location and the landlord has executed in favor of Administrative Agent a Lien Waiver/Access Agreement (or, if Agents agree in their Permitted Discretion, Administrative Agent has established an Availability Reserve with respect to such location), or (iii) the Collateral consists of Inventory placed with a warehouseman, bailee or processor, Administrative Agent has received from such warehouseman, bailee or processor an acceptable Lien Waiver/Access Agreement (or, if Agents agree in their Permitted Discretion, Administrative Agent has established an Availability Reserve with respect to such warehouseman, bailee or processor); provided, however, that Borrower may store sugar at certain USDA approved warehouses without having to receive a Lien Waiver/Access Agreement and without establishment of an Availability Reserve so long as such product will be shipped to a location owned by Borrower within 180 days after the Closing Date.

(b) Borrower shall maintain and pay for insurance upon all Collateral (including personal property and marine cargo coverage), wherever located, covering casualty, hazard, public liability, theft, malicious mischief, and such other risks in such amounts and with such insurance companies as are reasonably satisfactory to Agents. The Disclosure Schedule describes all property insurance of Borrower in effect on the date hereof. All proceeds payable under each such policy shall be payable to Administrative Agent for application to the Obligations, subject to the terms of the Intercreditor Agreement. Borrower shall deliver copies of such policies to Administrative Agent with satisfactory lender's loss payable endorsements reasonably satisfactory to Agents naming Administrative Agent as a lender loss payee, assignee or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Administrative Agent in the event of cancellation of the policy for any reason whatsoever and a clause specifying that the interest of Administrative Agent shall not be impaired or invalidated by any act or neglect of Borrower or the owner of the property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. If Borrower fails to provide and pay for such insurance, Administrative Agent may, at its option, but shall not be required to, procure the same and charge Borrower therefor. Borrower agrees to deliver to Administrative Agent, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies. For so long as no Event of Default exists, Borrower shall have the right to settle, adjust and compromise any claim with respect to any insurance maintained by Borrower, provided that all proceeds thereof are applied in the manner specified in this Agreement, and Administrative Agent agrees promptly to provide any necessary endorsement to any checks or drafts issued in payment of any such claim. At any time that an Event of Default exists, Administrative Agent shall be authorized to settle, adjust and compromise such claims and Administrative Agent shall have all rights and remedies with respect to such policies of insurance as are provided for in this Agreement and the other Loan Documents, subject to the terms of the Intercreditor Agreement.

(c) All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes imposed under any applicable law on any of the Collateral or in respect of the sale thereof, and all other payments required to be made by Administrative Agent to any Person to realize upon any Collateral shall be borne and paid by Borrower. Administrative Agent shall not be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Administrative Agent's or Administrative Agent’s agent’s actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other Person whomsoever, but the same shall be at Borrower' sole risk.

5.2 Administration of Accounts.

(a) Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit to Administrative Agent on such periodic basis as Agents shall request a sales and collections report for the preceding period, in form reasonably satisfactory to Agents. Borrower shall also provide to Administrative Agent, on or before the 20th day of each month, a detailed aged trial balance of all Accounts existing as of the last day of the preceding month, specifying the names, addresses, face value, dates of invoices and due dates for each Account Debtor obligated on an Account so listed ("Schedule of Accounts"), and, upon Agents' request therefor, copies of proof of delivery and a copy of all documents, including repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as Agents shall reasonably request. Borrower shall deliver to Administrative Agent, promptly upon Agents’ request, copies of invoices or invoice registers related to all of its Accounts.

(b) If Borrower grants any discounts, allowances or credits that are not shown on the face of the invoice for the Account involved, Borrower shall report such discounts, allowances or credits, as the case may be to Administrative Agent as part of the next required Schedule of Accounts. If any amounts due and owing in excess of $200,000 are in dispute between Borrower and any Account Debtor, or if any returns are made in excess of $200,000 with respect to any Accounts owing from an Account Debtor, Borrower shall provide the Administrative Agent with written notice thereof at the time of submission of the next Schedule of Accounts, explaining in detail the reason for the dispute or return, all claims related thereto and the amount in controversy.

(c) If an Account of Borrower includes a charge for any Taxes payable to any governmental authority, Administrative Agent is authorized, in its Permitted Discretion, to pay the amount thereof to the proper governmental authority for the account of Borrower and to charge Borrower therefor as a Lender Group Expense, provided that Administrative Agent shall be not liable for any Taxes that may be due by Borrower.

(d) Whether or not a Default or an Event of Default exists, Administrative Agent shall have the right at any time, in the name of Administrative Agent, any designee of Administrative Agent or Borrower to verify the validity, amount or any other matter relating to any Accounts of Borrower by mail, telephone, telegraph or otherwise. Borrower shall cooperate fully with Administrative Agent in an effort to facilitate and promptly conclude any such verification process. Administrative Agent retains the right at all times that an Event of Default exists to notify Account Debtors of Borrower that Accounts have been assigned to Administrative Agent and to collect Accounts directly in its own name and to charge to Borrower the reasonable collection costs and expenses incurred by Administrative Agent, including reasonable attorneys' fees, as Lender Group Expenses.

5.3 Administration of Inventory.

(a) Borrower shall keep accurate and complete records of its Inventory (including records showing the cost thereof and daily withdrawals therefrom and additions thereto) and shall furnish Administrative Agent on or before the 20th day of each month inventory reports respecting such Inventory in form and detail satisfactory to Agents as of the last day of the preceding month, or at such other times as Agents may reasonably request, but so long as no Default or Event of Default exists, no more frequently than once each month. Borrower shall, at its own expense, conduct a physical inventory no less frequently than annually (and on a more frequent basis if requested by Agents when an Event of Default exists) and periodic cycle counts consistent with Borrower's historical practices and shall provide to Administrative Agent a report based on each such physical inventory and cycle count promptly after completion thereof, together with such supporting information as Agents shall reasonably request. Agents may participate in and observe each physical count or inventory, which participation by the Administrative Agent shall be at Borrower' expense at any time that an Event of Default exists.

(b) Borrower shall not return any of its Inventory to a supplier or vendor thereof, or any other Person, whether for cash, credit against future purchases or then existing payables, or otherwise, unless (i) such return is in the Ordinary Course of Business of Borrower and such Person; (ii) no Default or Event of Default exists or would result therefrom; (iii) the return of such Inventory will not result in an Overadvance; (iv) Borrower promptly notifies the Administrative Agent thereof if the aggregate value of all Inventory returned in any month exceeds $200,000; and (v) any payments received by Borrower in connection with any such return are promptly turned over to Administrative Agent for application to the Obligations.

(c) Borrower shall not acquire or accept any Inventory on consignment or approval and will use its best efforts to insure that all Inventory that is produced in the United States of America will be produced in accordance with the Fair Labor Standards Act. Borrower shall not sell or deliver any Inventory to any customer on approval or any other basis upon which the customer has a right to return or obligates Borrower to repurchase such Inventory.

(d) Borrower shall produce, use, store and maintain all Inventory with all reasonable care and caution in accordance with applicable standards of any insurance and in conformity with applicable law (including the requirements of the Fair Labor Standards Act) and will maintain current rent payments (within applicable grace periods provided for in leases) at all locations at which any Inventory is maintained or stored.

5.4 Administration of Equipment.

(a) Borrower shall keep accurate records itemizing and describing the kind, type, quality, quantity and cost of its Equipment and all dispositions made in accordance with Section 5.4(b), and shall furnish Administrative Agent with a current schedule containing the foregoing information on an annual basis.

(b) Borrower shall not sell, lease or otherwise dispose of or transfer any of the Equipment or any part thereof, whether in a single transaction or a series of related transactions, other than (i) a disposition of Equipment that is no longer useful in Borrower's business and (ii) a replacement of Equipment that is substantially worn, damaged or obsolete with Equipment of like kind, function and value, provided that the replacement Equipment shall be acquired prior to or concurrently with any disposition of the Equipment that is to be replaced and the replacement Equipment shall be free and clear of Liens other than Permitted Liens.

(c) The Equipment is in good operating condition and repair, and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved, ordinary wear and tear excepted. Borrower shall ensure that the Equipment shall be mechanically and structurally sound, capable of performing the functions for which the Equipment was originally designed, in accordance with the manufacturer's published and recommended specifications. Borrower will not permit any of the Equipment to become affixed to any real property leased to Borrower so that an interest arises therein under applicable law unless the landlord of such real property has executed a Lien Waiver/Access Agreement in favor of and in form acceptable to Agents, and Borrower will not permit any of the Equipment to become an accession to any personal property that is subject to a Lien unless the Lien is a Permitted Lien.

SECTION 6. CONDITIONS PRECEDENT

6.1 Initial Conditions Precedent. The Lenders shall not be obligated to fund any Loan or make any other extension of credit hereunder unless, on or before the date hereof each of the following conditions has been satisfied, in the sole opinion of Agents:

(a) Borrower and each other Person that is to be a party to any Loan Document shall have executed and delivered each such Loan Document, all in form and substance satisfactory to Agents.

(b) Borrower shall cause to be delivered to the Agents the following documents, each in form and substance reasonably satisfactory to Agents:

(i) A copy of the Organic Documents of Borrower;

(ii) An incumbency certificate and certified resolutions of the board of directors (or other appropriate governing body) of Borrower, signed by a Senior Officer of Borrower, authorizing the execution, delivery and performance of the Loan Documents;

(iii) A favorable legal opinion of each Obligor's outside legal counsel addressed to Agents regarding such matters as Agents and their counsel may request;

(iv) A satisfactory Borrowing Base Certificate duly completed by Borrower, together with all supporting statements, schedules and reconciliations as required by Agents;

(v) Evidence of insurance, reasonably satisfactory to Agents and otherwise meeting the requirements of the Loan Documents;

(vi) Duly executed Lien Waiver/Access Agreements as required by this Agreement or any of the other Loan Documents;

(vii) Borrower's financial statements for its most recently concluded Fiscal Year and for the fiscal month ended July 2014 and such other financial reports and information concerning Borrower as Agents shall reasonably request; and

(viii) All additional opinions, documents, certificates and other assurances that Agents or their counsel may reasonably require.

(c) Agents shall have received, by virtue of UCC searches and/or other Lien searches, evidence satisfactory to it that there are no existing Liens with respect to any of the Collateral other than Permitted Liens.

(d) Agents shall have received a final payoff letter from any Person whose outstanding Debt is to be satisfied by remittance of proceeds from the Loans hereunder, and, if applicable, a disbursement letter shall be required to direct the payment of Loan proceeds to such Person.

(e) Agents shall have received, in form and content reasonably satisfactory to them, all appraisals of any of the Collateral that may be reasonably required by Agents and all field exams with respect to Borrower or any of the Collateral as may be required by Agents.

(f) Agents shall have received assurances, satisfactory to them, that no litigation is pending or threatened against any Obligor which could reasonably be expected to have a Material Adverse Effect.

(g) Agents shall have determined, based upon their review of a current Borrowing Base Certificate submitted to it, that after giving effect to the initial Loans and any other extensions of credit to be made by Lenders to Borrower (including Loans in an amount sufficient to satisfy any Debt that is secured by a Lien and is to be satisfied at closing) and the payment of all Fees to Agents and Lenders as required by this Agreement and the reimbursement of all expenses pursuant to the Loan Documents, Borrower will have Availability (after deducting therefrom the aggregate amount of all of Borrower’s accounts payable that are more than 60 days past due) plus unrestricted cash and cash equivalents of not less than the amount shown in Item 14 of the Terms Schedule.

(h) Borrower shall have satisfied such additional conditions precedent as are set forth in Item 15 of the Terms Schedule.

6.2 Ongoing Conditions Precedent. The Lenders shall not be obligated to fund any Loan or make any other extension of credit hereunder (including the initial Loans, but excluding Loans, the proceeds of which are to reimburse the Swing Bank for Swing Loans) unless and until each of the following conditions is satisfied, in the opinion of Agents, and each request by Borrower for an extension of credit hereunder shall be deemed to be a representation that all such conditions have been satisfied:

(a) Agents shall have received from Borrower a Notice of Borrowing and such other information (including Borrowing Base Certificates) as Agents may request in connection with the funding of any Loan or other extension of credit.

(b) No Default or Event of Default shall exist.

(c) All representations and warranties made by any Obligor in any of the Loan Documents, or otherwise in writing to the Lender Group, or any of them, shall be true and correct in all material respects (without duplication of any materiality qualifier contained herein) with the same effect as though the representations and warranties have been made on and as of the date of the funding of the requested Loan or other extension of credit, other than any representation and warranty that relates solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (without duplication of any materiality qualifier contained herein) as of such earlier date.

(d) No event shall have occurred and no conditions shall exist which could reasonably be expected to have a Material Adverse Effect.

(e) No Overadvance exists at the time of, or would result from funding, the proposed Loan or other extension of credit.

Notwithstanding the foregoing, if the conditions or any of them, set forth above are not satisfied, such conditions may be waived by the requisite Lenders under Section 12.8 and, in any event the Majority Lenders may waive the condition set forth in Section 6.2(b).

SECTION 7. BORROWER'S REPRESENTATIONS AND WARRANTIES

To induce the Lender Group to enter into this Agreement and to make Loans or otherwise extend credit as provided in any of the Loan Documents, Borrower makes the following representations and warranties, all of which shall survive the execution and delivery of the Loan Documents, and, unless otherwise expressly provided herein, such representations and warranties shall be deemed made as of the date hereof and as of the date of each request for a Loan or other extension of credit:

7.1 Existence and Rights; Predecessors. Each of Borrower and its Subsidiaries is an entity as described in the Disclosure Schedule, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and as duly qualified or licensed to transact businesses in all places where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect; has the right and power to enter into, and discharge all of its obligations under the Loan Documents, each of which constitutes a legal, valid and binding obligation of such Person, enforceable against it and accordance with their respective terms, subject only to bankruptcy and similar laws affecting creditors' rights generally; and has the power, authority, rights and franchises to own its property and to carry on its business as presently conducted. Except as provided in the Disclosure Schedule, neither Borrower nor any Subsidiary has changed its legal status or the jurisdiction in which it is organized within the 5-year period immediately preceding the date of this Agreement; and, during the 5 year period prior to the date of this Agreement, Borrower has not been a party to any merger, consolidation or acquisition of all or substantially all of the assets or equity interests of any other Person.

7.2 Authority. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower and each other Person (other than the Lender Group) executing any Loan Document have been duly authorized by all necessary actions of such Person, and do not and will not violate any provision of law, or any writ, order or decree of any court or governmental authority or agency or any provision of the Organic Documents of such Person or any Material Agreement to which such Person is a party, and do not and will not, with the passage of time or the giving of notice, result in a breach of, or constitute a default or require any consent under, or result in the creation of any Lien (other than Administrative Agent's Lien) upon any property or assets of such Person pursuant to, any law, regulation, instrument or agreement to which any such Person is a party or by which any such Person or its properties may be subject, bound or affected.

7.3 Litigation. Except as set forth in the Disclosure Schedule, there are no actions or proceedings pending, or to the knowledge of Borrower threatened, against any Obligor before any court or administrative agency, and Borrower has no knowledge or belief or any pending, threatened or imminent, governmental investigations or claims, complaints, actions or prosecutions involving Borrower or any Obligor that could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any Obligor is in default with respect to any order, writ, injunction, decree or demand of any court or any governmental or regulatory authority that could reasonably be expected to have a Material Adverse Effect.

7.4 Financial Condition. All financial statements and information relating to Borrower and its Subsidiaries which have been delivered by Borrower to Administrative Agent have been prepared in accordance with GAAP, unless otherwise stated therein, and fairly and reasonably present Borrower's and its Subsidiaries’ financial condition in all material respects. There has been no material adverse change in the financial condition of Borrower or any Subsidiary since the date of the most recent of such financial statements submitted to Administrative Agent. Borrower has no knowledge of any material liabilities, contingent or otherwise, which are not reflected in such financial statements and information, and neither Borrower nor any Subsidiary has entered into any special commitments or contracts which are not reflected in such financial statements or information which may have a Material Adverse Effect upon Borrower's financial condition, operations or business as now conducted. Taken as a whole, Borrower and its Subsidiary are, and after consummating the transactions described in the Loan Documents will be, Solvent.

7.5 Taxes. Each of Borrower and its Subsidiaries has filed all federal, state and other tax returns that are required to be filed, and have paid all Taxes shown on said returns as well as all Taxes (including withholding, FICA and ad valorem Taxes) shown on all assessments received by it to the extent that such Taxes are not being Properly Contested; and neither Borrower nor any Subsidiary is subject to any federal, state or local tax Liens and, as of the date hereof, has not received any notice of deficiency or other official notice to pay any Taxes.

7.6 Title to Assets. Borrower and its Subsidiaries have good title to their assets (including those shown or included in its financial statements and Borrowing Base Certificates) and the same are not subject to any Liens other than Permitted Liens.

7.7 Material Agreements. Each Material Agreement of the Borrower and its Subsidiaries’ is in full force and effect and no such Person is in default thereunder. The Borrower does not have any knowledge of any threatened termination of any Material Agreement.

7.8 Intellectual Property. Borrower possesses all necessary trademarks, trade names, copyrights, patents, patent rights and licenses to conduct its business as now operated, without any known conflict with the rights of others, including, as of the date hereof, those described in the Disclosure Schedule.

7.9 Compliance With Laws. Each of Borrower and its Subsidiaries has duly complied with, and its properties, business operations and leaseholds are in compliance with, the provisions of all applicable laws, including all Environmental Laws, OSHA and the Fair Labor Standards Act, except for any non-compliance that could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

7.10 Environmental Matters.

(a) There have been no Releases of Hazardous Materials to any property, arising from the business operations of Borrower that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) Borrower has obtained, and is in material compliance with, all permits, authorizations, credits, license and approvals required under any Environmental Laws for the ownership, operation and maintenance of its business operations, including all permits, authorizations registrations, credits, license or approvals required for the sale or transfer of ethanol or any other product for use as a renewable fuel or renewable fuel component.

(c) Borrower has not received (i) any written notice from any governmental authority of alleged or actual material liability under, or material noncompliance with, Environmental Laws or (ii) any written notice from any third party alleging material liability under Environmental Laws.

7.11 Business and Collateral Locations. Borrower's chief executive office, principal place of business, office where Borrower's tangible business records are located and all other places of business of Borrower (including places of business where any tangible items of Collateral are kept or maintained) are all correctly and completely described in the Disclosure Schedule; and except as otherwise described in the Disclosure Schedule, none of the Collateral (other than Collateral in transit) is in the possession of any Person other than Borrower and all tangible items of the Collateral are located in, on or about the business premises of Borrower described in the Disclosure Schedule.

7.12 Accounts and Other Payment Rights. Each Document, Instrument, Chattel Paper or other writing evidencing or relating to any Account or Payment Intangible of Borrower (a) is genuine and enforceable in accordance with its terms except for such limits thereon arising from bankruptcy or similar laws relating to creditors' rights; (b) is not subject to any reduction or discount (other than as stated in the invoice applicable thereto and disclosed to Administrative Agent), defense, setoff, claim or counterclaim of a material nature against Borrower except as to which Borrower has notified Administrative Agent in writing; (c) is not subject to any other circumstances that would impair the validity, enforceability or amount of such Collateral except as to which Borrower has notified Administrative Agent in writing; (d) arises from a bona fide sale of goods or delivery of services in the Ordinary Course of Business and in accordance with the terms and conditions of any applicable purchase, or a, contract or agreement; (e) is free of all Liens other than Permitted Liens; and (f) is for a liquidated amount maturing as stated in the applicable invoice or other document pertaining thereto. Each Account included in any Borrowing Base Certificate, report or other document as an Eligible Account meets all of the requirements of an Eligible Account as set forth in the definition of that term (other than Agent-discretionary criteria).

7.13 Deposit Accounts and Commodity Accounts. As of the Closing Date, neither Borrower nor any of its Subsidiaries has any Deposit Accounts or Commodity Accounts other than those listed in the Disclosure Schedule.

7.14 Brokers. There has been no mortgage or loan broker in connection with this loan transaction, and Borrower agrees to indemnify and hold the Lender Group harmless from any claim of compensation payable to any mortgage or loan broker in connection with this loan transaction.

7.15 ERISA. Except as otherwise set forth in the Disclosure Schedule, neither Borrower nor any of its Subsidiaries has any Plan. For each Plan established or maintained by Borrower which is subject to Part 3 of Subtitle B of Title I of ERISA, Borrower has timely made all minimum funding contributions as determined under Section 302 of ERISA, and no funding waiver has been requested or granted under Section 302(c) of ERISA, and no material liability to the Pension Benefit Guaranty Corporation, has been or is expected by Borrower to be, incurred with respect to any such Plan by Borrower. Borrower is not required to contribute to and is not contributing to a Multiemployer Plan. Borrower has no withdrawal liability to any Multiemployer Plan, nor has any reportable event referred to in Section 4043(b) of ERISA occurred with respect to a Multiemployer Plan that has resulted or could result in material liability of Borrower; and Borrower does not have any reason to believe that any other event has occurred that has resulted or could result in material liability of Borrower as set forth above.

7.16 Labor Relations. Except as described in the Disclosure Schedule, neither Borrower nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, management agreement or consulting agreement. On the date hereof, there are no grievances, disputes or controversies with any union or any other organization of Borrower's or any Subsidiary's employees that could reasonably be expected to result in a Material Adverse Effect, or, to Borrower's knowledge, any threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

7.17 Anti-Terrorism Laws. Neither Borrower nor any of its Affiliates is in violation of any Anti-Terrorism Law; engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law; or is any of the following (each a "Blocked Person"): (1) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (2) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (3) a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (4) a Person or entity that commits, threatens or conspires to commit or supports "terrorism" as defined in Executive Order No. 13224; (5) a Person or entity that is named as a "specially designated national" on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (6) a Person who is affiliated with a Person listed above. Neither Borrower nor any of its Affiliates conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

7.18 Not a Regulated Entity. Neither Borrower nor any Subsidiary is (a) an "investment company" or a "person directly or indirectly controlled by or acting on behalf of an investment company" each as defined in the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other applicable law relating to its authority to incur Debt. None of the Borrowers are in the business of producing electric power for delivery to a transmission grid or natural gas to be shipped by interstate pipeline.

7.19 No Insider Status. Borrower is not an "executive officer," "director," or "principal shareholder" (as those terms are defined in 12 U.S.C. Sec.375(b) or in regulations promulgated pursuant thereto) of Administrative Agent or any Lender.

7.20 Capital Structure. As of the date hereof, the Disclosure Schedule sets forth (a) the correct name of each Subsidiary, its jurisdiction or organization and the percentage of its Equity Interests owned by each Person, (b) the identity of each Person owning any of the Equity Interests of Borrower and each Subsidiary, and (c) the number of authorized and issued Equity Interests (and treasury shares) of Borrower and each Subsidiary. Borrower has good title to all of the Equity Interests it purports to own in each of its Subsidiaries, free and clear of any Lien other than Permitted Liens. As of the date hereof and except as set forth in the Disclosure Schedule or provided to the Agents on the date hereof, since the date of the last audited financial statements of Borrower, Borrower has not made, or obligated itself to make, any Distributions. As of the date hereof and except as set forth in the Disclosure Schedule, there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any Equity Interests or obligations convertible into, or any powers of attorney relating to, Equity Interests of Borrower or any Subsidiary. As of the date hereof and except as set forth in the Disclosure Schedule, there are no outstanding agreements or instruments binding upon the holders of Borrower's Equity Interests relating to the ownership of such Equity Interests.

7.21 Compliance with Regulations T, U, and X. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to Borrower will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve.

7.22 PACA. Borrower is not a “dealer”, “commission merchant” or “broker” under PACA, and Borrower’s assets are not subject to the trust provisions provided for under PACA. Except as set forth on Section 7.22 of the Disclosure Schedules as of the Closing Date and as disclosed under Section 8.6(e) hereof, Borrower has not received any notice pursuant to the applicable provisions of PACA, the FSA, the UCC or any other applicable laws from (a) any supplier or seller of farm products or (ii) any lender to any such supplier or seller or any other Person with a security interest in the assets of any such supplier or seller or (iii) the Secretary of State (or equivalent official) or other Governmental Authority of any State, Commonwealth or political subdivision thereof in which any farm products purchased by Borrower are produced, in any case advising or notifying such Borrower of the intention of such supplier or seller or other Person to preserve the benefits of any trust applicable to any assets of any Borrower established in favor of such supplier, seller or other Person under the provisions of any law or claiming a Lien with respect to any perishable agricultural commodity or any other Farm Products which may be or have been purchased by a Borrower or any related or other assets of such Borrower.

7.23 Inventory. All Inventory included in any Borrowing Base Certificate, report or other document as Eligible Inventory meets all of the requirements of Eligible Inventory as set forth in the definition of that term.

7.24 Disclosure Schedule. All of the representations and warranties in the Disclosure Schedule are true and correct on the date of this Agreement and will remain true after the date of this Agreement; provided that Borrower may update the Disclosure Schedule from time to time by delivering written notice thereof to Administrative Agent so long as any changes set forth in any such update are not otherwise violative of this Agreement.

SECTION 8. AFFIRMATIVE COVENANTS

At all times prior to the Commitment Termination Date and Full Payment of all of the Obligations, Borrower covenants that it shall, and shall cause each of its Subsidiaries to:

8.1 Notices. Notify each member of the Lender Group, promptly after Borrower's obtaining knowledge thereof, of (i) any Default or Event of Default hereunder; (ii) the commencement of any action, suit or other proceeding against, or any demand for arbitration with respect to, any Obligor that (x) relates to the Loan Documents or (y) could reasonably be expected to result in claims or liability to such Obligor in an amount in excess of $500,000 if adversely determined; (iii) the occurrence or existence of any default (or claimed default) by an Obligor under any agreement relating to Debt for Money Borrowed in an amount in excess of $500,000; (iv) any transaction that could result in claims against Borrower or its property pursuant to PACA, including, without limitation, receipt by Borrower of an invoice containing language providing that such transaction is subject to the trust provisions provided for under PACA; (v) the receipt by Borrower of any notice from a Person asserting an intent to preserve such Person’s trust benefits provided for under PACA; (vi) the receipt of any notice of deficiency or other official notice to pay any Taxes or (vii) any other event or transaction which has or could reasonably be expected to have a Material Adverse Effect.

8.2 Rights and Facilities. Maintain and preserve all material rights (including all material rights related to Intellectual Property), franchises and other authority adequate for the conduct of its business; maintain its properties, equipment and facilities in good order and repair, ordinary wear, tear, casualty and condemnation and Permitted Asset Dispositions excepted; conduct its business in an orderly manner without voluntary interruption; and maintain and preserve its existence except as otherwise permitted by this Agreement.

8.3 Insurance. In addition to the insurance required by the Loan Documents with respect to the Collateral, maintain with its current insurers or with other financially sound and reputable insurers having a rating of at least “A-” or better by Best's Ratings, a publication of A.M. Best Company, (i) insurance with respect to its properties and business against such casualties and contingencies of such type (including product liability, workers' compensation, larceny, embezzlement or other criminal misappropriation insurance) and in such amounts and with such coverages, limits and deductibles as is customary in the business of Borrower or such Subsidiary, (ii) marine cargo coverage, in such amounts and with such coverages, limits and deductibles as is customary in the business of Borrower or such Subsidiary, and (iii) business interruption insurance, in an amount customary in the business of Borrower or such Subsidiary.

8.4 Visits and Inspections. Permit representatives of Agents from time to time, as often as may be reasonably requested, but only during normal business hours and (except when a Default or Event of Default exists) upon reasonable prior notice to Borrower to: visit and inspect properties of Borrower and each of its Subsidiaries; inspect, audit and make extracts from Borrower's and each Subsidiary's books and records; and discuss with its officers, employees and independent accountants Borrower's and each Subsidiary's business, financial conditions, business prospects and results of operations. Any other member of the Lender Group may, at its expense (unless an Event of Default has occurred and is continuing), accompany Agents on any regularly scheduled visit (or at any time that a Default exists any visit regardless of whether it is regularly scheduled) to the Borrower‘s properties.

8.5 Taxes; Other Charges. Pay and discharge all Taxes and other charges the non-payment of which could result in a Lien on Borrower's assets prior to the date on which such Taxes or other charges, as applicable, become delinquent or any penalties attached thereto, except and to the extent only that such Taxes or other charges, as applicable, are being Properly Contested or for any Taxes in an aggregate amount of not more than $250,000 at any one time outstanding, and, if requested by Agents, shall provide proof of payment or, in the case of withholding or other employee taxes, deposit of payments required by applicable law. If requested by the Administrative Agent, Borrower shall, and shall cause each of its Subsidiaries to, deliver to Administrative Agent copies of all of Tax returns (and amendments thereto) promptly after the filing thereof.

8.6 Financial Statements and Other Information. (a) Keep adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all its financial transactions; and cause to be prepared and furnished to Administrative Agent, with copies to Lenders, the following (all to be prepared in accordance with GAAP applied on a consistent basis):

(i) as soon as available, and in any event within 120 days after the close of each Fiscal Year, unqualified audited balance sheets of Borrower and its Subsidiaries as of the end of such Fiscal Year and the related statements of income, shareholders' equity and cash flow, on a consolidated basis, certified without qualification (except any such qualification in such auditors’ report or opinion resulting from the regularly scheduled maturity date of any Debt for Borrowed Money which qualification shall be permissible) by a firm of independent certified public accountants of recognized national or regional standing selected by Borrower setting forth in each case in comparative form the corresponding consolidated figures for the preceding Fiscal Year;

(ii) (A) as soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year hereafter, unaudited balance sheets of Borrower and its Subsidiaries as of the end of such fiscal quarter and the related unaudited consolidated statements of income and cash flow for such fiscal quarter and for the portion of Borrower's Fiscal Year then elapsed, on a consolidated basis, setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year and certified by the principal financial officer of Borrower as prepared in accordance with GAAP and fairly presenting the consolidated financial position and results of operations of Borrower and its Subsidiaries for such fiscal quarter and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes; and (B) concurrently with delivery of the financial statements under this subclause, Borrower shall deliver to the Agents a report prepared by a Senior Officer of Borrower analyzing the results set forth in such financial statements, including a comparison of the actual results and explanation of variances versus the projected results for such quarter and for the portion of Borrower's Fiscal Year then elapsed as set forth in the projected balance sheet and income statement and statement of cash flows for such Fiscal Year as provided by Borrower to the Agents in accordance with subclause (iv) hereof;

(iii) (A) as soon as available, and in any event within 30 days after the end of each month hereafter, excluding the last month of Borrower's Fiscal Year, unaudited balance sheets of Borrower and its Subsidiaries as of the end of such month and the related unaudited consolidated statements of income and cash flow for such month and for the portion of Borrower's Fiscal Year then elapsed, on a consolidated basis, setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year and certified by the principal financial officer of Borrower as prepared in accordance with GAAP and fairly presenting the consolidated financial position and results of operations of Borrower and its Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes; and (B) concurrently with delivery of the financial statements under this subclause, Borrower shall deliver to Agents a report of the ethanol production during the trailing 12 month period ending as of such calendar month, in the aggregate for all Borrower’s ethanol production plants;

(iv) as soon as available, and in any event no later than 60 days after the beginning of each Fiscal Year (beginning with Fiscal Year ending December 31, 2015), Borrower's projected balance sheet and income statement and statement of cash flows for each month of the next Fiscal Year, accompanied by a statement of assumptions and supporting schedules and information, and are commercially reasonable and in a form reasonably acceptable to Agents in their Permitted Discretion; and

(v) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses which Borrower files with the SEC or any governmental authority which may be substituted therefor, or any national securities exchange; and copies of any press releases or other statements made available by Borrower to the public concerning material changes to or developments in the business of Borrower.

Concurrently with the delivery of the financial statements described in clauses (i), (ii) and (iii) of this Section, or more frequently if requested by Agents during any period that a Default or Event of Default exists, Borrower shall cause to be prepared and furnished to Administrative Agent, with copies to Lenders, a Compliance Certificate, which shall include a list of any new trademarks, trade names, copyrights, patents, patent rights and licenses acquired after delivery of the previous Compliance Certificate most recently delivered to the Administrative Agent.

(b) Promptly after the sending or filing thereof, Borrower shall also provide to Administrative Agent copies of any annual report to be filed in accordance with ERISA in connection with each Plan and such other data and information (financial and otherwise) as Agents, from time to time, may reasonably request, bearing upon or related to the Collateral or Borrower's and any of its Subsidiaries' financial condition or results of operations.

(c) Borrower shall also provide to Administrative Agent, not later than 20 days after each calendar month, (i) a listing of all of Borrower's trade payables as of the last Business Day of such month, specifying the name of and balance due each trade creditor, (ii) a monthly detailed trade payable aging, and (iii) a monthly detailed held checks aging, each in form reasonably acceptable to Agents.

(d) Borrower shall also provide to Administrative Agent, not later than 30 days after each calendar month, Plant-Level Financial Statements.

(e) Borrower shall also provide to Administrative Agent, not later than 30 days after each calendar month, (i) reports describing any Agricultural Liens on the Collateral or other collateral securing the Obligations, (ii) all FSA Notices received by Borrower during such month, (iii) a report detailing any notices of liens, claims of liens or any other notices from a supplier, seller or agent pursuant to the FSA or PACA of the intention of such Person to preserve the benefits of any trust applicable to any assets of Borrower under the provisions of PACA or any other statute, which report shall indicate any additions or deletions to the prior report delivered by Borrower pursuant to this clause (e) (together with copies of any such notices, upon the request of Administrative Agent), and (iv) a report of all additions or deletions to the list of Producers with which Borrower transacts business, each in form acceptable to Lender.

(e) Borrower shall also provide to Lender not later than 30 days after each calendar month the most recent Master Lists from all states that have a central filing system under the FSA in which a Producer for Borrower is located and reports describing the EFS filings against Producers compiled from the Master Lists in form acceptable to Lender.

The Administrative Agent hereby agrees to deliver copies of all financial statements, collateral reports, agings, Compliance Certificates and other notices received hereunder to the Collateral Agent promptly upon receipt thereof.

8.7 Compliance with Laws. Comply, in all material respects, with all laws relating to Borrower, the conducts of its business and the ownership and use of its Assets, including ERISA, all Environmental Laws, OSHA, the Fair Labor Standards Act and all other laws regarding the collection, payment and deposit of the Taxes, and shall obtain and keep in full force and effect any and all governmental and regulatory approvals necessary to the ownership of its properties or the conduct of its business and shall promptly report any non-compliance to Administrative Agent.

8.8 Reimbursement for Lender Group Expenses. Upon the demand of Administrative Agent, promptly reimburse the Lender Group for all sums expended by the Lender Group, or any of them, which constitute Lender Group Expenses, and Borrower hereby authorizes and approves all Loans by Lenders in payment of items constituting Lender Group Expenses.

8.9 Financial Covenants. Comply with all of the financial covenants set forth in Item 16 of the Terms Schedule.

8.10 After-Acquired Collateral. Borrower shall promptly notify Administrative Agent in writing if, after the Closing Date, any Obligor obtains any interest in any Collateral consisting of Real Property Collateral, Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights and, upon Administrative Agent’s request, shall promptly take such actions as Administrative Agent deems appropriate to effect Administrative Agent’s duly perfected, Lien upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver/Access Agreement, all subject to the terms and conditions of the Intercreditor Agreement. If any Collateral is in the possession of a third party, at Administrative Agent’s request, Obligors shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Administrative Agent.

8.11 Commodity Hedging Programs. Borrower at all times shall comply in all material respects with, and shall ensure that all Commodity Hedging Arrangements comply with, the Commodity Risk Management Plan.

8.12 Environmental Matters.

(a) Keep any property either owned or operated by Borrower free of any environmental liens.

(b) Promptly notify Administrative Agent of any Release of a Hazardous Material in any reportable quantity from or onto property owned or operated by Borrower and take all actions required to abate said Release or otherwise to come into compliance with applicable Environmental Law.

(c) Promptly notify Administrative Agent of any (i) notice that an environmental lien has been filed against any of the real or personal property of Borrower, (ii) any written notice from any party alleging liability under, or non-compliance with, Environmental Laws which could reasonably be expected to result in a Material Adverse Effect.

8.13 Sale of Canton. If the sale of Canton does not occur on or prior to December 31, 2014, the Borrower shall take all actions reasonably requested by the Agents to join Canton to this Agreement as a Borrower and grant to the Administrative Agent a duly perfected Lien on all Collateral owned by Canton, other than the Excluded Real Property Collateral.

8.14 FSA. With respect to any farm products purchased by Borrower which are produced in a state with a central filing system, Borrower will register as a buyer and as a seller with the Secretary of State or equivalent governmental authority of such state prior to the purchase or marketing of such farm products and will otherwise comply with the requirements of such system. Terms used in this Section 8.14 and defined in the FSA shall have the meanings ascribed to such terms therein. Borrower shall comply with any payment obligations imposed by a secured party as a condition to the waiver and release of a security interest under the FSA or other applicable laws.

8.15 Post-Closing Obligations.

(a) No later than 60 days after the Closing Date (or such later date as may be agreed to by Agents in their sole discretion) the Borrower’s accounts maintained by any depositary bank other than Administrative Agent shall be closed and replaced with an account maintained by Administrative Agent.

(b) On or before September 30, 2014 (or such later date as may be agreed to by Agents in their sole discretion), the Borrower shall deliver to the Agents (i) Agents shall have received a mortgage, security agreement, assignment of rents and leases, and fixture filings, of even date herewith from Borrower in favor of Administrative Agent with respect to each piece of Real Property Collateral (the “Mortgages”), and (ii) a mortgagee title insurance policy (or a marked commitment to issue the same) for each piece of Real Property Collateral issued by a title insurance company satisfactory to Agents (a “Mortgage Policy”) in amounts satisfactory to Agents assuring Agents that the applicable Mortgage is a valid and enforceable second priority mortgage Lien on each piece of Real Property Collateral free and clear of all defects and encumbrances except Permitted Liens, and the Mortgage Policy otherwise shall be in form and substance satisfactory to Agents.

(c) On or before September 30, 2014 (or such later date as may be agreed to by Agents in their sole discretion), the Borrower shall deliver to the Agents a fully executed Commodity Account Control Agreement for each of the following Commodity Accounts of Borrower: the Commodity Accounts maintained by Borrower with Jefferies, LLC that are listed on the Disclosure Schedule.

(d) On or before September 30, 2014 (or such later date as may be agreed to by Agents in their sole discretion), the Borrower shall have delivered to the Agents a fully executed Deposit Account Control Agreement for each of the Deposit Accounts of Borrower maintained by Borrower with Wells Fargo Bank that are listed on the Disclosure Schedules.

SECTION 9. NEGATIVE COVENANTS

At all times prior to the Commitment Termination Date and Full Payment of the Obligations, Borrower shall not and shall not permit any Subsidiary to:

9.1 Fundamental Changes. Merge, reorganize, or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except for mergers or consolidations of any Subsidiary with another Subsidiary so long as any merger or consolidation involving a Borrower results in Aventine Renewable Energy, Inc. being the surviving entity; change its name or conduct business under any fictitious name except for any fictitious name shown in the Disclosure Statement; change its federal employer identification number, organizational identification number or state of organization; relocate its chief executive office or principal place of business without having first provided 30 days prior written notice to Administrative Agent; or amend, modify or otherwise change any of the terms or provisions in any of its Organic Documents, except for changes that do not affect in any way Borrower's authority to enter into and perform the Loan Documents to which it is a party, the perfection of Administrative Agent's Liens in any of the Collateral, or Borrower's authority or obligation to perform and pay the Obligations; or amend, modify or otherwise change any of the terms or provisions of any Material Agreement in a manner which would be materially adverse to Borrower or Lenders.

9.2 Conduct of Business. Sell, lease or otherwise dispose of any of its assets (including any Collateral but excluding any Equity Interests of Parent) other than a Permitted Asset Disposition; suspend or otherwise discontinue all or any material part of its business operations; engage in any business other than the business engaged in by it on the Closing Date and any business or activities that are substantially similar, related or incidental thereto; create, incur or suffer to exist any Lien on any of its assets other than Permitted Liens; make any loans, advances or other transfers of assets to any other Person, except transfers in the Ordinary Course of Business by one Subsidiary that is an Obligor to Borrower or to another Subsidiary that is an Obligor and transfers permitted by Section 9.9; guarantee or otherwise become in any way liable for any Debt of another Person other than with respect to Permitted Debt; or create, incur, assume or suffer to exist any Debt except for Permitted Debt. As used herein, “Permitted Debt” means (a) the Obligations, (b) the Term Loan Indebtedness and Subordinated Debt existing on the Closing Date or incurred after the Closing Date on terms reasonably acceptable to Agents, (c) accounts payable to trade creditors that are not aged more than 90 days from billing date or more than 30 days from the due date to the extent incurred in the Ordinary Course of Business and paid within such time period (unless the same are being Properly Contested), (d) purchase money obligations secured by Liens that are Permitted Liens, (e) Debt for accrued payroll, Taxes and other operating expenses incurred in the Ordinary Course of Business so long as payment thereof is not past due and payable unless, in the case of Taxes, such Taxes are being Properly Contested, (f) Debt owed to any Person providing insurance to Parent or any of its Subsidiaries, so long as the amount of such Debt is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Debt is incurred and such Debt is outstanding only during such year, (g) Debt incurred in the Ordinary Course of Business in respect of credit cards, credit card processing services, debit cards, stored value cards or purchase cards, (h) unsecured Debt of Parent owing to former employees, officers or directors incurred in connection with the repurchase by Parent of the Equity Interests of Parent that has been issued to such Persons, in an aggregate amount not to exceed $5,000,000; provided, that, at the time of such incurrence (x) no Event of Default shall exist or be caused thereby and (y) the holder of such Debt shall enter into a subordination agreement with the Administrative Agent, in form and substance reasonably acceptable to the Agents, (i) Debt composing investments permitted by this Agreement, (j) accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Debt that otherwise constitutes Permitted Debt, (k) Debt related to a mortgage on the Excluded Real Property Collateral, and (l) any other unsecured Debt incurred by Parent or any of its Subsidiaries in an aggregate amount not to exceed $10,000,000 at any one time.

9.3 Agreements with Account Debtors. Grant any discount, credit or allowance to any Account Debtor or accept any return of merchandise without Agents’ consent, except, when no Event of Default exists, in the Ordinary Course of Business. Administrative Agent may, during the continuance of an Event of Default, settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Administrative Agent considers advisable, and in such cases, Administrative Agent will credit Borrower's account with only the net amounts received by Administrative Agent in payment of such disputed Accounts, after deducting all Lender Group Expenses incurred or expended in connection therewith.

9.4 Distributions. Declare or make any Distribution other than (a) Parent may make Distributions to employees, former employees, officers, directors or former directors of Parent (or permitted transferees of any of the foregoing, including any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Equity Interests of Parent held by such Persons or pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors; provided, that (i) prior to and after giving effect to such Distributions, Availability is at least $5,000,000, (ii) the aggregate amount of such redemptions made by Parent during any fiscal year of Parent does not exceed $2,500,000, and (iii) the aggregate amount of such redemptions made by Parent during the term of this Agreement does not exceed $5,000,000, (b) Parent may purchase Equity Interests from its or its Subsidiaries' employees, in an aggregate amount not to exceed $1,000,000 in any fiscal year of Parent, in connection with the satisfaction of such employees' tax withholding obligations pursuant to employee benefit plans or outstanding awards, and payment of any corresponding requisite amounts to the appropriate governmental authority, and (c) Parent may issue any Equity Interests required by the exercise of the Warrants (2012) or any change of control payments calculated in accordance with the Warrant Agreement (2013) paid to the holders of the Warrants (2013) to the extent such Warrants (2013) could be exercised at such time, provided that (x) no Change of Control other than a Permitted Change of Control (as such term is defined in the Term Loan Agreement as in effect as of the Closing Date), has occurred unless all Obligations are paid in full prior to such payments and (y) any such payments made prior to payment in full of the Obligations shall be made solely from the proceeds of the issuance of new Equity Interests (other than Disqualified Equity Interests) or other equity contributions to Parent and shall not be made with the proceeds of any Collateral; provided, that, in each case of (a) through (c), no Default or Event of Default has occurred and is continuing.

9.5 Other Debt. Amend or modify (a) any provision of any instrument or agreement evidencing or securing any Subordinated Debt or (b) the Term Loan Indebtedness in violation of the Intercreditor Agreement; or pay any principal of or interest on any Subordinated Debt other than in accordance with the applicable Subordination Agreement.

9.6 ERISA. Withdraw from participation in, permit the termination or partial termination of, or permit the occurrence of any other event with respect to any Plan maintained for the benefit of Borrower's employees under circumstances that could result in liability to the Pension Benefit Guaranty Corporation, or any of its successors or assigns, or in any liability that in aggregate amount in excess of $200,000 to Borrower or any Subsidiary which provides funds for such Plan; or withdraw from any Multiemployer Plan described in Section 4001(a)(3) of ERISA which covers Borrower's employees.

9.7 Certain Tax and Accounting Matters. File or consent to the filing of any consolidated income tax return with any Person other than a Subsidiary; make any significant change in accounting treatment or reporting practices, except as may be required by GAAP; or establish a fiscal year different from the Fiscal Year.

9.8 Subsidiaries. Form or acquire any additional Subsidiary.

9.9 Restricted Investments. Make or have any Restricted Investments. As used herein, the term "Restricted Investment" shall mean (a) any acquisition of property by Borrower or any of its Subsidiaries in exchange for cash or other property, whether in the form of an acquisition of Equity Interests or Debt, or (b) the purchase or acquisition by Borrower or any Subsidiary of any other property, or (c) a loan, advance, capital contribution or subscription, except the following: (i) acquisitions of fixed assets to be used in the Ordinary Course of Business of Borrower so long as the acquisition costs thereof constitute Capital Expenditures and do not violate any financial covenant contained in this Agreement; (ii) acquisitions of Goods held for sale or lease or to be used in the manufacture of goods or the provision of services by Borrower in the Ordinary Course of Business; (iii) acquisitions of current assets arising from the sale or lease of Goods or the rendition of services in the Ordinary Course of Business by Borrower or any Subsidiary; (iv) investments by Borrower in any Subsidiary existing on the date hereof and any other investment to the extent existing on the Closing Date and fully disclosed in the Disclosure Schedule; (v) acquisition of cash and cash equivalents, including marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government having maturities of not more than 12 months from the date of acquisition, and domestic certificates of deposit and time deposit having maturities of not more than 12 months from the date of acquisition, to the extent they are not subject to rights of offset in favor of any Person other than Administrative Agent; (vi) Commodity Hedging Arrangements permitted by Section 8.11; (vii) loans between Borrower and any Subsidiary who is an Obligor; (viii) Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Debt or claims due or owing to Borrower or its Subsidiaries (in bankruptcy of customers or suppliers); (ix) deposits of cash made in the Ordinary Course of Business to secure performance of operating leases; (x) loans and advances to employees, officers and directors in the Ordinary Course of Business in an aggregate amount not to exceed $1,000,000; (xi) investments resulting from entering into any Permitted Debt; (xii) investments held by a Person acquired as consideration in a disposition of Term Loan Primary Collateral (as such term is defined in the Intercreditor Agreement) to the extent such Investments are permitted under the Term Loan Agreement; and (xii) so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $1,000,000 during the term of this Agreement

9.10 Deposit Accounts. Open or maintain any Deposit Accounts except for (a) Deposit Accounts listed in the Disclosure Schedule, (b) such other Deposit Accounts as shall be necessary for payroll, petty cash, local trade payables and other occasional needs of Borrower, and (c) the Cash Collateral Account (as defined in the Term Loan Agreement); provided that the aggregate balance of all Deposit Accounts (other than the Cash Collateral Account, the letter of credit cash collateral account, number 4945660959 maintained by Borrower with Wells Fargo Bank, N.A., and account number 4123507220 maintained by Borrower with Wells Fargo Bank, N.A.) which are not subject to a Deposit Account Control Agreement on terms satisfactory to Agents may not at any time exceed $25,000; provided, further that the aggregate balance of account number 4123507220 maintained by Borrower with Wells Fargo Bank, N.A. may not at any time exceed $8,000,000 unless such account is subject to a Deposit Account Control Agreement on terms satisfactory to the Agents.

9.11 Affiliate Transactions. Enter into or be party to any transaction with an Affiliate of an Obligor, except (a) transactions contemplated by the Loan Documents, (b) payment of reasonable compensation to officers, employees and advisors for services actually rendered, (c) payment of customary directors' fees and indemnities, (d) transactions with Affiliates that were consummated prior to the Closing Date and fully disclosed in the Disclosure Schedule, and (e) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Administrative Agent and no less favorable than would be obtained in comparable arm's length transaction with a non-Affiliate; provided, however that in the case of clause (b) and (c) above no such payments shall be made by a Borrower to any Subsidiary who is not also a Borrower hereunder.

9.12 Restrictions on Payment of Certain Debt. In addition to the restrictions contained in Section 9.5, make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any Money Borrowed (other than the Obligations) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the prior written consent of Agents); provided, however, that Borrower may prepay any Money Borrowed (other than Subordinated Indebtedness) so long as prior to and after giving effect to such prepayment (x) no Event of Default exists, (y) Borrower is in pro forma compliance with the financial covenants set forth in Item 16 of the Terms Schedule, such compliance to be determined on the basis of the financial information most recently delivered to the Agents pursuant to Section 8.6(a)(i), (ii) or (iii) and (z) Availability is at least $2,500,000.

9.13 Hedging Agreements. Enter into any hedging agreement, except to hedge risks arising in the Ordinary Course of Business.

9.14 Commodity Accounts. Open or maintain any Commodity Accounts except for Commodity Accounts listed in the Disclosure Schedule as such Disclosure Schedule may be updated pursuant to Section 7.24 and subject to a Commodity Account Control Agreement.

SECTION 10. EVENTS OF DEFAULTS; REMEDIES

10.1 Events of Default. The occurrence or existence of any one or more of the following events or conditions shall constitute an Event of Default:

(a) Borrower shall fail to pay any of the Obligations on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise);

(b) Any Obligor fails or neglects to perform, keep or observe any term, provision, condition, covenant or agreement, in this Agreement, in any of the other Loan Documents, or in any other present or future agreement between Borrower and Lender Group, or any of them, not otherwise constituting an Event of Default under this Section 10.1, provided that Borrower shall have the right to cure any such failure or neglect within 30 days after any Senior Officer obtains knowledge of such failure or neglect if such failure or neglect does not consist of Borrower's breach of or default under Sections 2.1(d), 2.6(a), 2.7, 4.4, 4.5, 8.4, 8.6(i), 8.9 or 9; provided, further that Borrower shall have the right to cure any failure to deliver a Borrowing Base Certificate within 1 Business Day after such Borrowing Base Certificate becomes due pursuant to Section 2.6(a);

(c) Any representation, statement, report, or certificate made or delivered by or on behalf of Borrower or any Obligor to Agents, including any Borrowing Base Certificate, any aged trial balance of all Accounts, or any accounts payable aging is not true and correct, in any material respect, when made or furnished;

(d) [Reserved];

(e) An Insolvency Proceeding is commenced by an Obligor or is commenced against an Obligor and is not dismissed within 45 days thereafter;

(f) Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs or Borrower voluntarily ceases to continue to conduct all or any material part of its business;

(g) One or more judgments or orders for the payment of money shall be entered against any Obligor for an amount in excess of $2,500,000 in aggregate for all such judgments outstanding at any time and (i) there shall have been commenced by any creditor an enforcement proceeding upon such judgment or order, (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) such judgment or order results in the creation or imposition of a Lien upon any of the Collateral that is not a Permitted Lien;

(h) There shall occur any default or event of default on the part of any Obligor under any agreement, document or instrument to which such Obligor is a party or by which such Obligor or any of its properties is bound, creating or relating to (i) any Bank Product Obligations or (ii) any other Debt (other than the Obligations) in excess of $2,500,000, if the payment or maturity of such Debt may be accelerated in consequence of such default or event of default or if demand for payment of such Debt may be made;

(i) Any Guarantor shall revoke or attempt to revoke the Guaranty signed by such Guarantor, shall repudiate or dispute such Guarantor's liability thereunder, shall be in default under the terms thereof, or shall fail to confirm in writing, promptly after receipt of Administrative Agent's written request therefor, such Guarantor's ongoing liability under the Guaranty in accordance with the terms thereof;

(j) A Reportable Event (consisting of any of the events set forth in Section 4043(b) of ERISA for which the notice provisions have not been waived by applicable guidance) shall occur which Agents, in their Permitted Discretion, shall determine constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan (under Section 4042 of ERISA) or the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated by the Pension Benefit Guaranty Corporation (under Section 4042 of ERISA) or any such trustee shall be requested or appointed, or if Borrower or any other Obligor is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from Borrower's, or such other Obligor's complete or partial withdrawal from such Multiemployer Plan;

(k) [Reserved];

(l) Any Obligor shall challenge in any action, suit or other proceeding the validity or enforceability of any of the Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Administrative Agent, or any of the Loan Documents ceases to be in full force or effect for any reason other than a full or partial waiver or release by the Lender Group in accordance with the terms thereof;

(m) A Change of Control shall occur; or

(n) There shall occur any event set forth in Item 17 of the Terms Schedule.

10.2 Remedies. Upon and after the occurrence of an Event of Default, Agents may, at their election (unless otherwise instructed by the Majority Lenders) or shall at the direction of the Majority Lenders, without notice of such election and without notice to or demand upon any Obligor, do any one or more of the following:

(a) Declare all Obligations, whether arising pursuant to this Agreement or otherwise, to be due, whereupon the same shall become without further notice or demand (all of which notice and demand Borrower expressly waives) forthwith due and payable and Borrower shall forthwith pay to Administrative Agent, for the account of Administrative Agent and Lenders in accordance with their respective Aggregate Commitment Ratios, the entire principal of and accrued and unpaid interest on the Loans and other Obligations plus reasonable attorneys' fees and its court costs if such principal and interest are collected by or through an attorney-at-law;

(b) Cease advancing money or otherwise extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Lender Group, or any of them;

(c) Terminate the Commitments, but without affecting the Lender Group's rights and security interest in the Collateral and without affecting the Obligations owing by Borrower to the Lender Group;

(d) Notify Account Debtors of Borrower that the Accounts have been assigned to Administrative Agent and that Administrative Agent has a security interest therein, collect them directly, and charge the collection costs and expenses to the Loan Register;

(e) Take immediate possession of any of the Collateral, wherever located; require Borrower to assemble the Collateral, at Borrower's expense, and make it available to Administrative Agent at a place designated by Administrative Agent which is reasonably convenient to both parties; and enter any premises where any of the Collateral should be located and keep and store the Collateral on said premises until sold (and if said premises are the property of Borrower, then Borrower agrees not to charge Administrative Agent for storage thereof);

(f) Sell or otherwise dispose of all or any part of the Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sales, with such notice as may be required by applicable law, in lots or in bulk, for cash or on credit, all as Agents in their Permitted Discretion may deem advisable; and Borrower agrees to any requirement of notice to Borrower or any other Obligor of any proposed public or private sale or other disposition of Collateral by Administrative Agent shall be deemed reasonable notice thereof if given at least 10 days prior thereto, and such sale may be at such locations as Administrative Agent may designate in said notice;

(g) Petition for and obtain the appointment of a receiver, without notice of any kind whatsoever, to take possession of any or all of the Collateral and business of Borrower and to exercise such rights and powers as the court appointing such receiver shall confer upon such receiver, Borrower hereby waiving any requirement under applicable law that Administrative Agent post a bond in connection with the appointment of any such receiver;

(h) Set off any Deposit Account or Commodity Account maintained by Borrower over which Administrative Agent has control and apply the balances therein to the payment of the Obligations;

(i) Conduct all appraisals, field examinations and other assessments of the Collateral as deemed necessary by Agents; engage or require Borrower to engage one or more financial consultants or workout professionals as approved by Agents in advance; take such additional collateral as security for the Obligations as required by Agents and do all such other acts and things deemed necessary by Agents to preserve its collateral security position hereunder; and

(j) Exercise all other rights and remedies available to Administrative Agent under any of the Loan Documents or applicable law.

Administrative Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (exercisable without payment of royalty or other compensation to any Obligor or any other Person) any or all of Borrower's Intellectual Property and all Borrower's computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, and packaging materials, and any property of a similar nature, in advertising for sale, marketing, selling and collecting and in completing the manufacturing of any Collateral, and Borrower's rights under all licenses and franchise agreements shall inure to Administrative Agent's benefit. The proceeds realized from any sale or other disposition of any Collateral may be applied, after allowing 2 Business Days for collection, first to any Lender Group Expenses and then to the remainder of the Obligations in such order of application as set forth in Section 2.9, with Borrower and each of the Obligors remaining liable for any deficiency.

10.3 Cumulative Rights; No Waiver. All covenants, conditions, warranties, guaranties, indemnities and other undertakings of Borrower in this Agreement or any of the other Loan Documents shall be deemed cumulative, and the Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the UCC or other applicable law. No exercise by the Lender Group, or any of them of one right or remedy shall be deemed an election, and no waiver by Lender Group, or any of them, of any Default or Event of Default on one occasion shall be deemed to be a continuing waiver or applicable to any other occasion. No waiver or course of dealing shall be established by the failure or delay of Lender Group, or any of them, to require strict performance by Borrower with any term of the Loan Documents, or to exercise any rights or remedies with respect to the Collateral or otherwise.

SECTION 11. ADMINISTRATIVE AGENT

11.1 Appointment and Authorization. Each member of the Lender Group hereby irrevocably appoints and authorizes, and hereby agrees that it will require any transferee of any of its interest in this Agreement and the other Loan Documents and its Loans, its portion of the Commitments irrevocably to appoint and authorize, Administrative Agent to take such actions as its agent on its behalf and to exercise such powers hereunder and under the other Loan Documents as are delegated by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Without limiting the foregoing, each member of the Lender Group hereby authorizes Administrative Agent to execute and deliver each Loan Document to which Administrative Agent is, or is required to be, a party. Neither Administrative Agent nor any of its directors, officers, employees, or agents shall be liable for any action taken or omitted to be taken by it hereunder or in connection herewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable order of a court of competent jurisdiction.

11.2 Interest Holders. Administrative Agent may treat each Lender, or the Person designated in the last notice filed with Administrative Agent under this Section 11.2, as the holder of all of the interests of such Lender in this Agreement and the other Loan Documents, its Loans and its portion of the Commitments until written notice of transfer, signed by such Lender (or the Person designated in the last notice filed with Administrative Agent) and by the Person designated in such written notice of transfer, in form and substance satisfactory to Administrative Agent, shall have been filed with Administrative Agent.

11.3 Consultation with Counsel. Administrative Agent may consult with legal counsel selected by it and shall not be liable to any Lender for any action taken or suffered by it in good faith in reliance on the advice of such counsel.

11.4 Documents. Administrative Agent shall not be under any duty to examine, inquire into, or pass upon the validity, effectiveness, or genuineness of this Agreement, any other Loan Document, or any instrument, document, or communication furnished pursuant hereto or in connection herewith, and Administrative Agent shall be entitled to assume that they are valid, effective, and genuine, have been signed or sent by the proper parties, and are what they purport to be.

11.5 Administrative Agent and Affiliates. With respect to the Commitments and Loans, Administrative Agent shall have the same rights and powers hereunder as any other Lender, and Administrative Agent and its Affiliates, as the case may be, may accept deposits from, lend money to, and generally engage in any kind of business with Borrower or any Affiliates of, or Persons doing business with, Borrower, as if it were not Administrative Agent or affiliated with Administrative Agent and without any obligation to account therefor. The Lenders acknowledge that Administrative Agent and its Affiliates have other lending and investment relationships with Borrower and their Affiliates and in the future may enter into additional such relationships.

11.6 Responsibility of Administrative Agent. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any other member of the Lender Group, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Administrative Agent shall be entitled to assume that no Default exists unless it has actual knowledge, or has been notified by Borrower, of such fact, or has been notified by a Lender that such Lender considers that a Default exists, and such Lender shall specify in detail the nature thereof in writing. Administrative Agent shall provide each Lender with copies of such documents received from Borrower as such Lender may reasonably request.

11.7 Action by Administrative Agent.

(a) Administrative Agent shall be entitled to use its Permitted Discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement, unless Administrative Agent shall have been instructed by the Majority Lenders to exercise or refrain from exercising such rights or to take or refrain from taking such action. Administrative Agent shall incur no liability under or in respect of this Agreement with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances.

(b) Administrative Agent shall not be liable to Lenders, or any of them, in acting or refraining from acting under this Agreement or any other Loan Document in accordance with the instructions of the Majority Lenders (or all Lenders if expressly required by Section 12.8), and any action taken or failure to act pursuant to such instructions shall be binding on all Lenders.

11.8 Notice of Default. In the event that any member of the Lender Group shall acquire actual knowledge, or shall have been notified in writing, of any Default, such member of the Lender Group shall promptly notify the other members of the Lender Group, and Administrative Agent shall take such action and assert such rights under this Agreement as the Majority Lenders shall request in writing, and Administrative Agent shall not be subject to any liability by reason of its acting pursuant to any such request. If the Majority Lenders shall fail to request Administrative Agent to take action or to assert rights under this Agreement in respect of any Default after their receipt of the notice of any Default from a member of the Lender Group, or shall request inconsistent action with respect to such Default, Administrative Agent may (with the prior written consent of the Collateral Agent), but shall not be required to, take such action and assert such rights (other than rights under Section 10) as it deems in its Permitted Discretion to be advisable for the protection of the Lender Group, except that, if the Majority Lenders have instructed Administrative Agent not to take such action or assert such right, in no event shall Administrative Agent act contrary to such instructions.

11.9 Responsibility Disclaimed. Administrative Agent shall not be under any liability or responsibility whatsoever as Administrative Agent:

(a) To Borrower or any other Person or entity as a consequence of any failure or delay in performance by or any breach by, any member of the Lender Group of any of its obligations under this Agreement;

(b) To any member of the Lender Group, or any of them, as a consequence of any failure or delay in performance by, or any breach by, Borrower or any other obligor of any of its obligations under this Agreement or any other Loan Document; or

(c) To any member of the Lender Group, or any of them, for any statements, representations, or warranties in this Agreement, or any other document contemplated by this Agreement or any information provided pursuant to this Agreement, any other Loan Document, or any other document contemplated by this Agreement, or for the validity, effectiveness, enforceability, or sufficiency of this Agreement, any other Loan Document, or any other document contemplated by this Agreement.

11.10 Indemnification. The Lenders agree to indemnify (to the extent not reimbursed by the Borrowers) and hold harmless Administrative Agent, Collateral Agent and each of their respective Affiliates, employees, representatives, officers and directors (each an “Agent Indemnified Person”) pro rata in accordance with their Aggregate Commitment Ratios from and against any and all claims, liabilities, investigations, losses, damages, actions, demands, penalties, judgments, suits, investigations, costs, expenses (including fees and expenses of experts, agents, consultants and counsel) and disbursements, in each case, of any kind or nature (whether or not an Agent Indemnified Person is a party to any such action, suit or investigation) whatsoever which may be imposed on, incurred by, or asserted against an Agent Indemnified Person resulting from any breach or alleged breach by Borrower, or any of them, of any representation or warranty made hereunder, or otherwise in any way relating to or arising out of the Commitments, the Loans, the Letters of Credit, this Agreement, the other Loan Documents or any other document contemplated by this Agreement or any action taken or omitted by Administrative Agent or Collateral Agent under this Agreement, any other Loan Document, or any other document contemplated by this Agreement (other than agreements relating to Bank Products entered into between Borrower and any Lender), the making, administration or enforcement of the Loan Documents and the Loans or any transaction contemplated hereby or any related matters unless, with respect to any of the above, such Agent Indemnified Person is determined by a final non-appealable judgment of a court of competent jurisdiction to have acted or failed to act with gross negligence or willful misconduct. This Section 11.10 is for the benefit of each Agent Indemnified Person and shall not in any way limit the obligations of Borrower under Section 12.4. The provisions of this Section 11.10 shall survive the termination of this Agreement.

11.11 Credit Decision. Each member of the Lender Group represents and warrants to each other member of the Lender Group that:

(a) In making its decision to enter into this Agreement and to make its Loans it has independently taken whatever steps it considers necessary to evaluate the financial condition and affairs of Borrower and that it has made an independent credit judgment, and that it has not relied upon information provided by Administrative Agent or any of its Affiliates;

(b) So long as any portion of the Obligations remains outstanding, it will continue to make its own independent evaluation of the financial condition and affairs of Borrower; and

(c) Except for notices, reports and other documents expressly herein required to be furnished to Lenders by Administrative Agent, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower which may come into the possession of any of Administrative Agent or any Affiliates of Administrative Agent.

11.12 Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, Administrative Agent may resign at any time by giving written notice thereof to Lenders and Borrower. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent (with the consent of Borrower if no Event of Default then exists). If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent which shall be any Lender or a Person organized under the laws of the US, a State or any political subdivision thereof which has combined capital and reserves in excess of $150,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties, and obligations of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

11.13 Administrative Agent May File Proofs of Claim. Administrative Agent may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Administrative Agent, its agents, financial advisors and counsel) and Lenders allowed in any judicial proceedings relative to Borrower, or its creditors or property, and shall be entitled and empowered to collect, receive and distribute any monies, securities or other property payable or deliverable on any such claims and any custodian in any such judicial proceedings is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due to Administrative Agent for the reasonable compensation, expenses, disbursements and advances of Administrative Agent, its agents, financial advisors and counsel, and any other Lender Group Expenses. Nothing contained in this Agreement or the Loan Documents shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting this Agreement, the Notes, the Letters of Credit or the rights of any holder thereof, or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

11.14 Collateral. Administrative Agent is hereby authorized to hold all Collateral pledged pursuant to any Loan Document and to act on behalf of the Lender Group, in its own capacity and through other agents appointed by it, under the Security Documents; provided, that Administrative Agent shall not agree to the release of any Collateral except in accordance with the terms of this Agreement. The Lender Group acknowledges that the Loans, any Overadvances, all Obligations with respect to Bank Products and all interest, fees and expenses hereunder constitute one Debt for Money Borrowed, secured by all of the Collateral. Administrative Agent hereby appoints each Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting Administrative Agent’s Liens in assets which, in accordance with the UCC, can be perfected by possession. Should any Lender obtain possession of any such Collateral, such Lender shall, promptly upon Administrative Agent’s request therefore, deliver such Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions.

11.15 Release of Collateral.

(a) Each Lender hereby directs, in accordance with the terms of this Agreement, Administrative Agent to release any Lien held by Administrative Agent for the benefit of the Lender Group:

(i) against all of the Collateral, upon final and indefeasible payment in full of the Obligations and termination of the Commitments; or

(ii) against any part of the Collateral sold, transferred or disposed of by Borrower if such sale, transfer or other disposition is permitted by Section 9.2 or is otherwise consented to by the requisite Lenders for such release as set forth in Section 12.8, as certified to Administrative Agent by Borrower in a certificate of a Senior Officer of Borrower.

(b) Each Lender hereby directs Administrative Agent to execute and deliver or file or authorize the filing of such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 11.15 promptly upon the effectiveness of any such release. Upon request by Administrative Agent at any time, Lenders will confirm in writing Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.15.

SECTION 12. GENERAL PROVISIONS

12.1 Notices and Communications.

(a) Except as otherwise provided in Section 2.1, all notices, requests and other communications to or upon a party hereto shall be in writing (including facsimile transmission or similar writing) and shall be given, (i) if to Administrative Agent or Borrower, to such party at the address or facsimile number in Item 18 of the Terms Schedule; or (ii) if to Lenders, to the addresses set forth on the signature pages of this Agreement; or (iii) at such other address or facsimile number as such party may hereafter specify for the purpose by notice to Administrative Agent, Lenders or Borrower in accordance with the provisions of this Section.

(b) Except as otherwise provided in this Section, each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified herein for the noticed party and confirmation of receipt is received, (ii) if given by mail, 3 Business Days after such communication is deposited in the U.S. Mail, with first-class postage pre-paid, addressed to the noticed party at the address specified herein, or (iii) if given by personal delivery, when duly delivered with receipt acknowledged in writing by the noticed party. In no event shall a voicemail message be effective as a notice, communication or confirmation under any of the Loan Documents. Notwithstanding the foregoing, no notice to or upon Administrative Agent or Lender Group, as applicable, pursuant to Sections 2.1, 3.2 or 8.1 shall be effective until after actually received by the individual or individuals to whose attention at Administrative Agent or Lender Group such notice is required to be sent. Any written notice, request or demand that is not sent in conformity with the provisions hereof shall nevertheless be effective on the date that such notice, request or demand is actually received by the individual to whose attention at the noticed party such notice, request or demand is required to be sent.

(c) Electronic mail and internet websites may be used only to distribute routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 8.6, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose as effective notice under this Agreement or any of the other Loan Documents.

12.2 Performance of Borrower's Obligations; Sharing of Information; Publicity.

(a) If Borrower shall fail to discharge any covenant, duty or obligation hereunder or under any of the other Loan Documents, Administrative Agent may, in its Permitted Discretion at any time or from time to time, for Borrower's account and at Borrower's expense, pay any amount or do any act required of Borrower hereunder or under any of the other Loan Documents or otherwise lawfully requested by Administrative Agent to (i) enforce any of the Loan Documents or collect any of the Obligations, (ii) preserve, protect, insure or maintain or realize upon any of the Collateral, or (iii) preserve, defend, protect or maintain the validity or priority of Administrative Agent's Liens in any of the Collateral, including the payment of any judgment against Borrower, any insurance premium, any Bank Product Obligations, any warehouse charge, any finishing or processing charge, any landlord claim, any other Lien upon or with respect to any of the Collateral (whether or not a Permitted Lien). Subject to the terms and conditions of Section 2.1(f), all payments that Administrative Agent may make under this Section and all out-of-pocket costs and expenses (including Lender Group Expenses) that Administrative Agent pays or incurs in connection with any action taken by it hereunder shall be an Agent Advance. Any payment made or other action taken by Administrative Agent under this Section shall be without prejudice to any right to assert, and without waiver of, an Event of Default hereunder and without prejudice to Administrative Agent's right to proceed thereafter as provided herein or in any of the other Loan Documents.

(b) Borrower hereby authorizes Lenders to use the names "Aventine Renewable Energy, Inc.", ‘Aventine Renewable Energy Holdings, Inc.”, “Aventine Renewable Energy – Aurora West, LLC” and “Nebraska Energy, L.L.C.”, in each case together with variants of such name and related logotypes and the amount of the transaction, in advertising that promotes Lenders and the business transaction between Borrower and Lenders described herein through the use of so-called "tombstones" and similar publicity, and neither Lenders nor any of their respective subsidiaries, Affiliates, officers, employees and advertising agents shall have any liability to Borrower arising out of or related to the reasonable exercise of the rights hereby granted to Lenders.

12.3 Effectiveness, Successors, Assigns, Participations.

(a) This Agreement shall be binding and deemed effective when executed by Borrower and accepted by the Lender Group in the State of New York, and when so accepted, shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided that Borrower may not assign this Agreement or any rights hereunder without each Lender's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Lenders shall release Borrower from its Obligations to Lenders.

(b) Each Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, such Lender's rights and benefits hereunder. Any Lender may assign this Agreement and its rights and duties hereunder; provided that (i) any such assignment shall be to an Eligible Assignee; (ii) except in the case of an assignment of the entire remaining amount of the assigning Lender’s portion of the Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the portion of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Administrative Agent) shall not be less than $2,000,000, unless Agents otherwise consent (such consent not to be unreasonably withheld); and (iii) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (unless such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund), and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof by Administrative Agent pursuant to Section 12.3(c), from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of any obligations that survive the termination of this Agreement including, without limitation, Sections 2.11, 2.12 and 12.4). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 12.3.

(c) Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of Lenders, and the portion of the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Administrative Agent and Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may, without the consent of, or notice to, Borrower, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its portion of the Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower and the Lender Group shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 12.8(a)(i) that affects such Participant. Subject to paragraph (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.12 and 12.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3(b).

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation (i) any pledge or assignment to secure obligations to a Federal Reserve Bank and (ii) in the case of any Lender that is a Fund, any pledge or assignment of all or any portion of such Lender’s rights under this Agreement to any holders of obligations owed, or securities issued, by such Lender as security for such obligations or securities, or to any trustee for, or any other representative of, such holders, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.4 General Indemnity. Borrower hereby agrees to indemnify and defend the Indemnitees against and to hold the Indemnitees harmless from and against any Indemnified Claim that may be instituted or asserted against or incurred by any of the Indemnitees and that either (i) arises out of or relates to this Agreement or any of the other Loan Documents (including any transactions entered into pursuant to any of the Loan Documents, Administrative Agent's Liens upon the Collateral, or the performance by any member of the Lender Group of its respective duties or the exercise of any of Lender Group's rights or remedies under this Agreement or any of the other Loan Documents), or (ii) results from Borrower's failure to observe, perform or discharge any of Borrower's covenants or duties hereunder. Without limiting the generality of the foregoing, this indemnity shall extend to any Indemnified Claims instituted or asserted against or incurred by any of the Indemnitees by any Person under any Environmental Laws or similar laws by reason of Borrower's or any other Person's failure to comply with laws applicable to the management, manufacture, processing, distribution, use, treatment, storage, disposal, Release, transport, or handling of any Hazardous Materials. Additionally, if any Taxes (excluding Taxes imposed upon or measured solely by the net income of any member of the Lender Group, but including any intangibles tax, stamp tax, recording tax or franchise tax) shall be payable by any member of the Lender Group or any Obligor on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the other Loan Documents or any financing statement or other perfection document relating thereto, or the creation or repayment of any of the Obligations hereunder, by reason of any applicable law now or hereafter in effect, Borrower shall pay (or shall promptly reimburse such member of the Lender Group for the payment of) all such Taxes, including any interest and penalties thereon, and will indemnify and hold Indemnitees harmless from and against all liability in connection therewith. The foregoing indemnities shall not apply to Indemnified Claims incurred by any Indemnitee as a direct and proximate result of its own gross negligence or willful misconduct.

12.5 Section Headings; Interpretation. Section headings and section numbers have been set forth herein for convenience only. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any member of the Lender Group or Borrower, whether under any rule of construction or otherwise. This Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

12.6 Indulgences Not Waivers. No failure or delay at any time or times by the Lender Group, or any of them, or the Majority Lenders to require strict performance by Borrower of any provision of this Agreement or any of the other Loan Documents shall not waive, affect or otherwise diminish any right of the Lender Group, or any of them, or the Majority Lenders thereafter to demand strict compliance and to performance with such provision.

12.7 Severability; Survival. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision. Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, the obligations of Obligors with respect to each indemnity given by it in any of the Loan Documents in favor of each Indemnitee shall survive the termination of the Commitments and the Full Payment of the Obligations.

12.8 Amendments and Waivers.

(a) This Agreement cannot be changed or terminated orally but only by an instrument in writing signed by the Majority Lenders, or in the case of Loan Documents executed by Administrative Agent (and not the other members of the Lender Group), signed by Administrative Agent and approved by the Majority Lenders and, in the case of an amendment, also by Borrower, except that: (i) the consent of each of Lenders (or in the case of clause (C) and clause (E), each of the affected Lenders) and, in the case of an amendment, Borrower, shall be required for (A) any sale or release of, or the subordination of Administrative Agent’s security interest in, any material Collateral except in conjunction with sales or transfers of Collateral permitted hereunder, (B) except in conjunction with transactions permitted hereunder, any release of any guarantor of the Obligations, (C) any extensions, postponements or delays of the maturity or the scheduled date of payment of interest or principal or fees, or any reduction of principal (without a corresponding payment with respect thereto), or reduction in the rate of interest or fees due to Lenders hereunder or under any other Loan Documents (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes on this Section 12.8), (D) any amendment of this Section 12.8 or of the definition of “Majority Lenders” or any other provision of the Loan Documents specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder; (E) any amendment increasing the Commitments (it being understood and agreed that a waiver of any Default or Event of Default or modification of any of the defined terms contained herein (other than those defined terms specifically addressed in this Section 12.8) shall not constitute a change in the terms of any portion of the Commitments held by any Lender); (F) any amendment to the definition of “Availability” and the defined terms used therein; and (G) any amendment to Section 2.9; (ii) the consent of Administrative Agent, the Majority Lenders and Borrower shall be required for any amendment to Section 2.1(f) (with respect to which the consent of the Collateral Agent shall also be required) or Section 11; (iii) the consent of the LC Issuer, the Majority Lenders and Borrower shall be required for any amendment to the Letter of Credit Rider; (iv) the consent of the Swing Bank, the Majority Lenders and the Borrower shall be required for any amendment to Section 2.1(g); and (v) the consent of Administrative Agent only shall be required to amend Item 20 of the Terms Schedule to reflect assignments of any portion of the Commitments and Loans in accordance with this Agreement. Any amendment, modification, waiver, consent, termination or release of any agreements relating to Bank Products may be effected by the parties thereto without the consent of the Lender Group.

(b) Each Lender grants to Administrative Agent the right to purchase all (but not less than all) of such Lender’s portion of the Commitments, the Loans and Letter of Credit Support Obligations owing to it and any Revolver Notes held by it and all of its rights and obligations hereunder and under the other Loan Documents at a price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and accrued but unpaid commitment fees and letter of credit fees owing to such Lender plus the amount necessary to cash collateralize any Letters of Credit issued by such Lender, which right may be exercised by Administrative Agent if such Lender refuses to execute any amendment, waiver or consent which requires the written consent of all of Lenders and to which the Majority Lenders, Administrative Agent and Borrower have agreed. Each Lender agrees that if Administrative Agent exercises its option hereunder, it shall promptly execute and deliver an Assignment and Acceptance and other agreements and documentation necessary to effectuate such assignment. Administrative Agent may assign its purchase rights hereunder to any assignee if such assignment complies with the requirements of Section 12.3(b).

(c) If any fees are paid to Lenders as consideration for amendments, waivers or consents with respect to this Agreement, at Administrative Agent’s election, such fees may be paid only to those Lenders that agree to such amendments, waivers or consents within the time specified for submission thereof.

12.9 Replacement of Lender. In the event that a Replacement Event occurs and is continuing with respect to any Lender, Borrower may designate another financial institution (such financial institution being herein called a “Replacement Lender”) acceptable to Agents, and which is not Borrower or an Affiliate of Borrower, to assume such Lender’s portion of the Commitments hereunder and to purchase the Loans and participations of such Lender and such Lender’s rights hereunder, without recourse to or representation or warranty by, or expense to, such Lender for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and accrued but unpaid commitment fees and letter of credit fees owing to such Lender, and upon such assumption, purchase and substitution, and subject to the execution and delivery to Administrative Agent by the Replacement Lender of documentation satisfactory to Agents (pursuant to which such Replacement Lender shall assume the obligations of such original Lender under this Agreement), the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder and such Lender shall no longer be a party hereto or have any rights hereunder provided that the obligations of the Borrowers to indemnify such Lender with respect to any event occurring or obligations arising before such replacement shall survive such replacement. “Replacement Event” shall mean, with respect to any Lender, (a) the commencement of or the taking of possession by, a receiver, custodian, conservator, trustee or liquidator of such Lender, or the declaration by the appropriate regulatory authority that such Lender is insolvent or such Lender shall become a Defaulting Lender or (b) the making of any claim by any Lender under Sections 2.11 or 2.12, unless the changing of the lending office by such Lender would obviate the need of such Lender to make future claims under such Sections.

12.10 Entire Agreement. This Agreement and the other Loan Documents represent the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and inducements regarding the same subject matter.

12.11 Counterparts; Facsimile Signatures. This Agreement and any amendments hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. Counterparts of each of the Loan Documents may be delivered by facsimile or electronic mail and the effectiveness of each such Loan Document and signatures thereon shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on all parties thereto.

12.12 Governing Law. This Agreement shall be deemed to have been made in the State of New York, and shall be governed by and construed in accordance with the internal laws (without regard to conflict of law provisions) of the State of New York.

12.13 Consent to Forum. Each party hereto hereby consents to the non-exclusive jurisdiction of any United States federal court sitting in or with direct or indirect jurisdiction over the Northern District of Georgia, the Northern District of Alabama, or the Southern District of New York or any state or superior court sitting in Cobb County, Georgia, Jefferson County, Alabama, or the City of New York, Borough of Manhattan in any action, suit or other proceeding arising out of or relating to this Agreement or any of the other Loan Documents and Borrower irrevocably agrees that all claims and demands in respect of any such action, suit or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such action, suit or proceeding brought in any such court or that such court is an inconvenient forum. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein shall limit the right of any member of the Lender Group to bring proceedings against Borrower in the courts of any other jurisdiction. Any judicial proceeding commenced by Borrower against any member of the Lender Group or any holder of any of the Obligations, or any Affiliate of any member of the Lender Group or any holder of any Obligations, involving, directly or indirectly, any matter in any way arising out of, related to or connected with any Loan Document shall be brought only in a United States federal court sitting in or with direct jurisdiction over the Northern District of Georgia, the Northern District of Alabama or the Southern District of New York or any state or superior court sitting in Cobb County, Georgia, Jefferson County, Alabama or the City of New York, Borough of Manhattan. Nothing in this Agreement shall be deemed or operate to affect the right of any member of the Lender Group to serve legal process in any other manner permitted by law or to preclude the enforcement by any member of the Lender Group of any judgment or order obtained in such forum or the taking of any action under this Agreement to enforce same in any other appropriate forum or jurisdiction.

12.14 Waiver of Certain Rights. To the fullest extent permitted by applicable law, Borrower hereby knowingly, intentionally and intelligently waives (with the benefit of advice of legal counsel of its own choosing): (i) the right to trial by jury (which each member of the Lender Group hereby also waives) in any action, suit, proceeding or counterclaim of any kind arising out of, related to or based in any way upon any of the Loan Documents, the Obligations or the Collateral; (ii) presentment, protest, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Administrative Agent on which Borrower may in any way be liable and hereby ratifies and confirms whatever Administrative Agent may do in this regard; (iii) notice prior to taking possession or control of any of the Collateral and the requirement to deposit or post any bond or other security which might otherwise be required by any court or applicable law prior to allowing Administrative Agent to exercise any of Administrative Agent's self-help or judicial remedies to obtain possession of any of the Collateral; (iv) the benefit of all valuation, appraisement and exemption law; (v) any claim against any member of the Lender Group on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of any of the Loan Documents, any transaction thereunder, the enforcement of any remedies by any member of the Lender Group or the use of any proceeds of any Loans; (vi) notice of acceptance of this Agreement by any member of the Lender Group; and (vii) the right to assert any confidential relationship that it may have under applicable law with any accounting firm and/or service bureau in connection with any information requested by any member of the Lender Group pursuant to or in accordance with this Agreement (and Borrower agrees that the Lender Group may contact directly any such accounting firm and/or service bureau in order to obtain any such information).

12.15 USA Patriot Act Notice. To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person who opens an account. For purposes of this section, account shall be understood to include loan accounts.

12.16 Credit Inquiries. Borrower hereby authorizes and permits each member of the Lender Group at its discretion and without any obligation to do so, to respond to credit inquiries from third parties concerning Borrower or any of its Subsidiaries.

12.17 Additional Provisions. Time is of the essence of this Agreement and the other Loan Documents. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any governmental authority by reason of such party having or being deemed to have structured, drafted or dictated such provision.

12.18 Intercreditor Agreement. (a) The Administrative Agent, for itself and on behalf of each ABL Secured Party (as defined in the Intercreditor Agreement), (i) acknowledges that it has received a copy of the Intercreditor Agreement, (ii) consents to the subordination of Liens on the Term Loan Primary Collateral as defined, and provided for, in the Intercreditor Agreement, (iii) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (iv) solely with respect to each ABL Secured Party, authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement as agent for and representative of such ABL Secured Party.  The foregoing provisions are intended as an inducement to the Term Loan Secured Parties (as defined in the Intercreditor Agreement) under the Term Loan Documents to extend credit to the Loan Parties and such Term Loan Secured Parties are intended third party beneficiaries of such provisions.

(b) Notwithstanding anything herein to the contrary, the lien and security interest granted to the Administrative Agent, for the ratable benefit of the ABL Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Administrative Agent and the other ABL Secured Parties hereunder with respect to the Term Loan Primary Collateral, are subject to the provisions of the Intercreditor Agreement.  In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement with respect to the Term Loan Primary Collateral, the provisions of the Intercreditor Agreement shall control.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, to be effective on the date first set forth above.

BORROWER:

AVENTINE RENEWABLE ENERGY, INC.

By: /s/ Mark Beemer
Name: Mark Beemer
Title: President and Chief Executive Officer

ADMINISTRATIVE AGENT:

ALOSTAR BANK OF COMMERCE, as Administrative Agent and a Lender

By: /s/ Eddie Carpenter________________

Name: Eddie Carpenter

Title: Director

LENDER:

MIDCAP FINANCIAL, LLC

By: /s/ Stephen Redlich________________

Name: Stephen Redlich

Title: Managing Director

DISCLOSURE SCHEDULE

TO BE PROVIDED

DISCLOSURE SCHEDULE

THIS DISCLOSURE SCHEDULE ("Disclosure Schedule") dated September 17, 2014, is made a part of and incorporated into that certain Loan and Security Agreement AVENTINE RENEWABLE ENERGY, INC., a Delaware corporation ("Borrower Agent"), AVENTINE RENEWABLE ENERGY HOLDINGS, INC., a Delaware corporation ("Parent"), AVENTINE RENEWABLE ENERGY — AURORA WEST, LLC, a Delaware limited liability company ("Aurora") and NEBRASKA ENERGY, L.L.C., a Kansas limited liability company ("Nebraska" and, together with a Borrower Agent, Parent and Aurora, collectively, the "Borrowers"), the financial institutions party thereto from time to time, as lenders (the "Lenders"), Midcap Financial, LLC, as collateral agent (the "Collateral Agent"), and ALOSTAR BANK OF COMMERCE, as administrative agent (the "Administrative Agent"), dated as of the date hereof (together with all schedules, riders and exhibits annexed thereto and all amendments, restatements, supplements or other modifications with respect thereto, the "Loan Agreement"). Capitalized terms used herein, unless otherwise defined, shall have the meanings ascribed to them in the Loan Agreement.

1.	Fiscal Year of Borrower: The Fiscal Year of Borrowers for accounting and tax purposes is as follows: January 1— December 31

2.	Permitted Liens: Except as described below, there are no security interests in or other Liens upon any assets of any Borrower or Guarantor that are not Permitted Liens (if none, so state). None

3.	Borrower Locations: All Collateral, other than Inventory in transit, is kept by each Borrower at one or more of the business locations of such Borrower set forth below:

Aventine Renewable Energy, Inc. — 1300 South 2nd Street, Pekin, IL 61554

Nebraska Energy, L.L.C. — 1205 0 Road, Aurora, NE 68818

Aventine Renewable Energy — Aurora West, LLC — 2103 Harvest Drive, Aurora, NE 68818

Kinder Morgan Liquid Terminals, L.L.C. — 8500 West 68th Street, Argo, IL 60501

Parke Warehouse, 1800 East Garfield Avenue, Decatur, IL 62525

4.	Description of Property Insurance of Borrower: Borrowers have the following policies of insurance covering the Collateral.

Insurance Company	Policy Number	Expiry Date	Property Covered

Liberty International Underwriters	3C 366943 008	04/30/2015	Real and personal property (50%)
Lloyds of London — GCUBE	PRPNA1300896	04/30/2015	Real and personal property (50%)

5.	Borrower and Guarantor Information:

(i)	Legal Names: The exact name of Borrowers and Guarantors, as it appears in their respective certificate of incorporation or formation, the type of entity, the state of such Borrower's incorporation or organization and the states where such Borrower is qualified or licensed to transact businesses are described below:

Legal Name	Type of Entity	State of Incorporation/ Formation	Qualified to do Business
Aventine Renewable Energy, Inc.	Corporation	Delaware	Alabama, Arkansas, California, Colorado, Florida, Hawaii, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Michigan, Mississippi, Missouri, Montana, Nebraska, Nevada, New Jersey, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, South Dakota, Texas, Virginia, Washington, Wisconsin
Aventine Renewable Energy Holdings, Inc.	Corporation	Delaware	N/A
Aventine Renewable Energy -- Aurora West, LLC	Limited liability company	Delaware	Nebraska
Nebraska Energy, L.L.C.	Limited liability company	Kansas	Nebraska

(ii)	Other Names: Set forth below is each other name that any Borrower or Guarantor has had since its organization (including trade names) used by such Borrower, Guarantor or any of its divisions or other business units at any time during the past five years (if none, so state): None

(iii)	Corporate Changes: Except as described below, no Borrower nor Guarantor has been a party to any merger, combination or consolidation or acquired all or substantially all of the Equity Interests or assets of any Person (if none, so state):

Aventine Renewable Energy Holdings, Inc. acquired all interests of Aventine Renewable Energy, LLC held in Nebraska Energy, L.L.C. pursuant to a merger agreement dated March 15, 2010 between Aventine Renewable Energy Holdings, Inc. and Aventine Renewable Energy, LLC.

Aventine Renewable Energy Holdings, Inc. purchased substantially all of the assets of New CIE Energy Opco, LLC d/b/a Riverland Biofuels on August 6, 2010. Aventine Renewable Energy Holdings, Inc. transferred the assets by quitclaim deed to Aventine Renewable Energy — Canton, LLC on December 22, 2010.

(iv)	FEIN: The Federal Tax Identification Numbers of each Borrower, Guarantor and each Subsidiary are set forth below:

Name:	FEIN #
Aventine Renewable Energy, Inc.	75-3108352
Aventine Renewable Energy Holdings, Inc.	05-0569368
Aventine Renewable Energy — Aurora West, LLC	20-5359285
Nebraska Energy, L.L.C.	47-0771872

6.	Litigation: Described below are any actions or proceedings that could reasonably be expected to have a Material Adverse Effect pending, or to the knowledge of any Borrower threatened, against any Obligor, and any pending, threatened or imminent, governmental investigations or claims, complaints, actions or prosecutions that could reasonably be expected to have a Material Adverse Effect involving any Borrower or any Obligor:

Aurora Cooperative Elevator Company's ("Coop") claim brought to the National Grain and Feed Association (NGFA Case No. 2651) and in the United States District Court, Nebraska (Case No. 4:12-cv-03200). Coop sued Aventine Renewable Energy, Inc. ("Aventine") claiming that Coop had acquired grain on Aventine's behalf, for which Aventine had not paid and of which Aventine had not accepted delivery. Aventine denied that the grain belonged to Aventine and counterclaimed for the amounts Coop owed to Aventine and had setoff against the disputed debt. The dispute was referred to the National Grain and Feed Association for arbitration, in which Aventine prevailed. Coop appealed the ruling. The federal lawsuit is currently inactive, but Aventine has sought to recast its counterclaims to include breach of contract damages.

Aurora Cooperative Elevator Company's claim in the United States District Court, Nebraska (Case No. 4:14-cv-03032). Coop sued for a declaratory judgment on Coop's rights as to certain disputed rail access matters. Coop then rendered its complaint moot. The matter is inactive pending a ruling on Aventine's motion to dismiss or alternatively consolidate this case with Case No. 4:12-cv-03200 described above.

Aurora Cooperative Elevator Company's claim in the United States District Court, Nebraska (Case No. 4:12-cv-0230). Coop claims that Aventine failed to complete construction and operate the Aventine Renewable Energy — Aurora West, LLC facility by a contractual deadline, as Coop has purported to exercise an option to repurchase the land on which the facility is located. Aventine countered that the contract only required Aventine to diligently pursue construction and that construction is complete, and that there was no contractual production requirement. The parties are engaged in protracted discovery and motion practice in this matter at this time.

Matthew Burton's ("Burton") claim in the Circuit Court for Tenth Judicial Circuit, State of Illinois (Case No. 2008-L-360). Burton was an employee of Wells Pet Food, which experiences a grain silo fire. Burton sued the suppliers and shippers of the grain product involved in the fire for his personal injuries. On the date of the fire, Aventine had supplied corn gluten meal to the location of the fire through an independent shipper (also named as a defendant). Burton's injuries occurred in early 2009 but Burton has not consistently moved along the case. Aventine has tendered this matter to our insurance provider for defense.

7.	Intellectual Property: Set forth below is a list of all trademarks, trade names, copyrights, patents, patent rights and licenses owned by each Borrower and Guarantor as of the date hereof which are necessary to conduct its business as now operated:

(i)	Patents:

Patent Description	Owner	Registration Number
"Heat Recovery from a Biomass Heat Source"	Aventine Renewable Energy, Inc.	7,566,383

(i)	Trademarks:

Trademark Description	Owner	Registration Number
"Aventine Renewable Energy and design"	Aventine Renewable Energy Holdings, Inc.	3,857,196
"Aventine Renewable Energy, Inc. and design"	Aventine Renewable Energy, Inc.	2,954,378
"Aventine"	Aventine Renewable Energy, Inc.	2,928,195
"Aventine and design"	Aventine Renewable Energy, Inc.	2,937,415
"Providing clean, renewable energy for the world"	Aventine Renewable Energy, Inc.	3,428,803
Riverland Biofuels	Aventine Renewable Energy Holdings, Inc.	Unregistered
Riverland Biofuels logo	Aventine Renewable Energy Holdings, Inc.	Unregistered

(iii)	Copyrights: None

8.	Compliance with Laws:

Except as set forth below and except for any non-compliance that could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, each Borrower and their respective Subsidiaries has duly complied with, and its properties, business operations and leaseholds are in compliance in all material respects with, the provisions of all applicable laws, including all applicable Environmental Laws, OSHA, the Fair Labor Standards Act, Federal Power Act and Motor Vehicle Laws: N/A

9.	Chief Executive Office and other Collateral Locations:

(i)	The chief executive office of each Borrower and each Guarantor is at the following addresses:

Street Address	County	State	Zip Code
1300 South 2nd Street	Tazewell	Illinois	61554

(ii)	The following are all of the current places of business of each Borrower and each Guarantor that are not identified above:

Street Address	County	State	Zip Code

1205 0 Road	Hamilton	Nebraska	68818
2103 Harvest Drive	Aurora	Nebraska	68818

(iii)	The following are all of the locations not identified above where any Borrower or Guarantor maintains any books or records relating to any accounts receivable (if none, so state): None

(iv)	The following are all of the locations not identified above where any Borrower or Guarantor maintains any property (including inventory, equipment, fixtures, documents of title, instruments, warehouse receipts or chattel paper) (if none, so state): None

(v)	The following are the locations identified above where any Borrower or Guarantor is a tenant, together with the name and address of the landlord (if none, so state):

Address of Property	Name and address of Landlord
5400 LBJ Freeway, Suite 450, Dallas, Texas 75240	TIAA CREF, 730 Third Avenue, New York, New York 10017

(vi)	The following are the locations identified above which are owned by any Borrower or Guarantor (if none, so state):

Street Address	County	State	Zip Code
1300 South 2"[d] Street	Tazewell	Illinois	61554
1205 0 Road	Hamilton	Nebraska	68818
2103 Harvest Drive	Hamilton	Nebraska	68818

(vii)	The following are the names and addresses of each Person (other than Borrower or a Subsidiary) that has possession of any property of any Borrower or a Subsidiary:

Name	Street Address	County	State	Description
Kinder Morgan Liquid Terminals, L.L.C.	8500 West 68th Street	Cook	Illinois	Ethanol
Parke Warehouse	1800 East Garfield Avenue	Macon	Illinois	Yeast
United Sugars Corporation	524 Center Avenue	Clay	Minnesota	Sugar
	Box 600 Highway 75 South	Polk	Minnesota
	1002 Business Highway 2	Polk	Minnesota
American Crystal Sugar Co.	Route 2, Box 42	Traill	North Dakota
Reile's Warehouse	3101 12th Avenue NW	Cass	North Dakota
	4007 33rd Street North	Cass	North Dakota
	4310 33rd Street North	Cass	North Dakota
Murphy Warehouse	4700 Main Street	Anoka	Minnesota
The Western Sugar Company	2100 East Overland Drive	Scotts Bluff	Nebraska
	18317 Highway 144	Morgan	Colorado
	11801 Sugar Mill Road	Weld	Colorado
	P.O. Box 411, 3rd & Chestnut	Otero	Colorado
	1973 Factory Street	Logan	Colorado
	North 7th Street	Scotts Bluff	Nebraska
	40284 22nd Avenue	Scotts Bluff	Nebraska
	Route 1 Box 134	Morrill	Nebraska

(viii)	The following are all of the locations not identified above where any Borrower or any Subsidiary has conducted business or maintained property at any time during the past five (5) years (if none, so state): None

10.	Deposit Accounts and Commodity Accounts: Set forth below is a description of each Deposit Account and Commodity Account of each Borrower and its Subsidiaries, together with relevant information regarding each Deposit Account and Commodity Account:

Account Number	Type of Account	Bank Name
BTB-950791	Commodities Account	Jefferies Bache, LLC
BTB-952751	Commodities Account	Jefferies Bache, LLC
4123507220	Deposit Account	Wells Fargo, N.A.
4123507238	Deposit Account	Wells Fargo, N.A.
4123507246	Deposit Account	Wells Fargo, N.A.
4123507253	Deposit Account	Wells Fargo, N.A.
4123507261	Deposit Account	Wells Fargo, N.A.
4124321696	Deposit Account	Wells Fargo, N.A.
4124321787	Deposit Account	Wells Fargo, N.A.
4124321829	Deposit Account	Wells Fargo, N.A.
4945660959	Deposit Account	Wells Fargo, N.A.

11.	Benefit Plans: Set forth below is a description of all Plans sponsored or maintained by each Borrower or Guarantor (if none, so state):

Aventine Renewable Energy, Inc. maintains Aventine Renewable Energy, Inc. Hourly Pension Plan, a defined benefit pension plan, for the benefit of certain eligible unionized employees employed at the Pekin, Illinois facility.

12.	Collective Bargaining Agreements: Except as described below and as of the date hereof, no Borrower nor Guarantor is a party to any collective bargaining or other agreement with any organization or representative of any of its employees (if none, so state):

Agreement between Aventine Renewable Energy, Inc. and United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industry and Service Workers International Union Loan 7-662, expiring 10/31/2015, and covering its Pekin, Illinois production employees.

13.	Capital Structure of Borrower:

(I)	Set forth below is a list of each Person that owns any of the Equity Interests in each Borrower and such Person's percentage of ownership as of the date hereof:

Issuer	Type of Security	% Ownership	Number of authorized and issued Equity Interests
Aventine Renewable Energy, Inc.	Shares	100% - Aventine Renewable Energy Holdings, Inc.	1,000
Aventine Renewable Energy — Aurora West, LLC	Membership interest	100% - Aventine Renewable Energy Holdings, Inc.	N/A
Nebraska Energy, L.L.C.	Membership interest	78.4% - Aventine Renewable Energy Holdings, Inc.	N/A
21.6% - Aventine Renewable Energy, Inc.

(ii)	Set forth below is a list of investments by each Borrower in any other Person and such Borrower's percentage of ownership: N/A

(iii)	Set forth below is a description of and obligation of each Borrower or Guarantor to make any Distribution since the date of the last audited financial statements (if none, so state): None

14.	Investments: Except as described below, no Borrower nor Guarantor holds any investments (if none, so state):

Holder	Issuer	Type of Security	Ownership Interest
Aventine Renewable Energy Holdings, Inc.	Imperial Petroleum, Inc.	Common Stock	425,000
Aventine Renewable Energy, Inc.	Advanced Bio-Energy LLC	Membership interest	131,579
	Northeast Iowa Ethanol*	Membership interest	7.9%
	TriStates Ethanol Company LLC*	Membership interest	15.1%
	Fluid Technologies n/k/a Micap Plc*	Membership interest	1.9%

*These investments are unlikely to be recoverable and have been written down to $0 on Aventine Renewable Energy, Inc.'s general ledger and financial records.

15.	Affiliate Transactions: Except as described below, no Borrower nor Guarantor is a party to any agreement or transaction with, or obligated to make any payment to, an Affiliate, other than agreements to pay officers and employees and advisors and directors' fees and indemnities, in each case, in accordance with Section 9.11 of the Loan Agreement (if none, so state): None

The undersigned has executed this Disclosure Schedule on and as of the date of the Loan Agreement.

BORROWERS:

AVENTINE RENEWABLE ENERGY, INC.

By:	/s/ Mark Beemer
Name: Mark Beemer
Title: President and Chief Executive Officer

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

By:	/s/ Mark Beemer
Name: Mark Beemer
Title: President and Chief Executive Officer

AVENTINE RENEWABLE ENERGY-AURORA WEST, LLC

By:	/s/ Mark Beemer
Name: Mark Beemer
Title: President and Chief Executive Officer

NEBRASKA ENERGY, L.L.C.

By:	/s/ Mark Beemer
Name: Mark Beemer
Title: President and Chief Executive Officer

TERMS SCHEDULE

This TERMS SCHEDULE ("Terms Schedule") is made a part of and incorporated into that certain Loan and Security Agreement by and among aventine renewable energy, inc., a Delaware corporation (“Borrower”), the financial institutions party hereto from time to time as Lenders, MIDCAP FINANCIAL, LLC, as Collateral Agent, and ALOSTAR BANK OF COMMERCE, a state banking institution incorporated or otherwise organized under the laws of the State of Alabama, as Administrative Agent dated September 17, 2014 (together with all schedules, Riders and exhibits annexed thereto and all amendments, restatements, supplements or other modifications with respect thereto, the "Loan Agreement").

1. Accounts Percentage: 85%

2. Authorized Officers:

In addition to the Senior Officers, each of the following persons (if none, so state):

None.

3. Additional Specified Availability Reserves:

(a) Minimum Availability Block.

(b) Dilution Reserve.

(c) FSA Reserve.

4. Early Termination Fee; Applicable Termination Percentage:

Upon the effective date of termination of the Commitments (whether such termination is effected by Borrower or Administrative Agent or automatically as the result of the commencement of an Insolvency Proceeding by or against Borrower), Borrower shall be obligated to pay, in addition to all of the other Obligations then outstanding, an amount equal to the product obtained by multiplying the amount of Commitments being so terminated by the applicable percentage set forth below:

(a)	1.90% if the effective date of termination occurs during the first 365-day period after the Closing Date; or
(b)	0.95% if the effective date of termination occurs during the second 365-day period after the Closing Date;

and thereafter there shall be no applicable Early Termination Fee; provided, that in connection with the initial termination of the Commitments (other than a termination of the full amount of the Commitments) by the Borrower, the amount of the Commitments used to calculate the applicable Early Termination Fee shall be reduced by an amount up to $5,000,000.

5. Guarantors:

None.

6. Inventory Formula Amount: 70%

7. (a) Maximum Revolver Facility Amount: $40,000,000.

(b) Minimum Availability Block: $2,000,000.

8. Interest Rates (Sec.2.3):

(a)	The Applicable Variable Rate shall be the LIBOR Rate in effect from time to time, or in Lender’s discretion at any time that Lender determines that (i) it is not reasonably possible to determine the LIBOR Rate, (ii) the LIBOR Rate is no longer available, (iii) it is no longer lawful for Lender to make Loans at any rate based on the LIBOR Rate, or (iv) a Default or Event of Default exists, the Base Rate in effect from time to time.

“Base Rate” means, on any day, the U.S. prime rate as shown in The Wall Street Journal on such day, or, if such day is not a Business Day, on the immediately preceding Business Day. If The Wall Street Journal for any reason ceases to publish a U.S. prime rate, then the Prime Rate shall be as published from time to time in any other publication or reference source designated by Lender in its discretion. The prime rate is a reference rate and does not necessarily represent the best or lowest rate charged by Lender.

" LIBOR Rate" means, on any day, the LIBOR Rate as shown in the Wall Street Journal on such day for United States dollar deposits for the one month delivery of funds in amounts approximately equal to the principal amount of the Loan for which such rate is being determined or, if such day is not a Business Day on the immediately preceding Business Day. If The Wall Street Journal for any reason ceases to publish a LIBOR Rate, then the LIBOR Rate shall be as published from time to time and any other publication or reference source designated by Lender in its discretion. The LIBOR Rate is a reference rate and does not necessarily represent the best or lowest rate charged by Lender.

(b)	Interest margin for Revolver Loans based on the LIBOR Rate: 6.00%. Interest margin for Revolver Loans based on the Base Rate: 3.00%.
(c)	Minimum interest rate floor for Revolver Loans based on the LIBOR Rate (after giving effect to the applicable margin set forth above, but prior to giving effect to the Default Margin set forth below, when applicable): 6.50%. Minimum interest rate floor for Revolver Loans based on the Base Rate (after giving effect to the applicable margin set forth above, but prior to giving effect to the Default Margin set forth below, when applicable): 5.00%
(d)	Default margin: 2.00%.
(e)	Applicable Variable Rate Disclosure: 0.50%.

(f)	Interest Rate Disclosure (Governing Rate): 6.50%.

9. Fees and Expenses (Sec.2.4):

(a)	Fees: Borrower shall pay to Administrative Agent, the following fees: (i) a closing fee, for the account of the Lenders in accordance with their respective Aggregate Commitment Ratios as of the Closing Date, in the amount of 1.25% of the Maximum Facility Amount, to be due and payable on the Closing Date; (ii) an unused line fee, for the account of Lenders in accordance with their respective Aggregate Commitment Ratios, in the amount of 0.50% per annum of the amount by which the average loan balance (other than with respect to Agent Advances and Swing Loans) for any month (or portion thereof that the Agreement is in effect) is less than the Maximum Revolver Facility Amount, such fee to be paid on the first day of the following month, but if the Commitments are terminated on a day other than the first day of the month, then any such fee payable for the month in which termination shall occur shall be paid on the effective date of such termination; (iii) a monthly, non-refundable maintenance fee, for the account of Administrative Agent, in the amount of $3,000 per month, which shall be paid on the first day of each month, in arrears, beginning November 1, 2014, but if Full Payment of the Obligations occurs on a day other than the first day of the month, then any such fee payable for the month in which Full Payment of the Obligations shall occur shall be paid on the date of Full Payment of the Obligations; and (iv) the Early Termination Fee, for the account of Lenders in accordance with their respective Aggregate Commitment Ratios, to the extent required to be paid pursuant to Item 4 of this Terms Schedule.
(b)	Expenses: Borrower shall reimburse Administrative Agent for all reasonable, out-of-pocket costs and expenses incurred by Administrative Agent (including standard fees charged by Administrative Agent's internal or external field examiners) in connection with (i) examinations and reviews of Borrower's Books and such other matters pertaining to Borrower or any Collateral as Administrative Agent shall deem appropriate and shall pay to Administrative Agent the then standard amount charged by Administrative Agent per person per day ($900 per person per day as of the Closing Date) for each day that an employee or agent of Administrative Agent shall be engaged in an examination or review of any of Borrower’s Books establishment of electronic collateral reporting systems, plus reasonable out-of-pocket expenses; provided, however, that Borrower shall not be required to reimburse Administrative Agent for the costs and expenses of more than three field exams in any 12 month period, unless an Event of Default exists; (ii) appraisals of any Inventory or Equipment forming a part of the Collateral; (iii) reasonable, out-of-pocket legal fees and expenses incurred by Administrative Agent in connection with the preparation and negotiation of the Loan Documents; and (iv) the actual charges paid or incurred by Administrative Agent if it elects to employ the services of one or more third parties, to establish electronic collateral reporting of Borrower, appraise the Collateral or to assess Borrower's business valuation.

10. [Reserved]

11. Collection Days (Sec.2.7):

One (1) Business Day

12. Term (Sec.3.1):

July 26, 2017.

13. [Reserved]

14. Opening Availability (including unrestricted cash and cash equivalents) (Sec.6.1(g)):

$7,000,000

15. Other Conditions Precedent (Sec.6.1(h)):

(a)	[Reserved].
(b)	Agents shall have received final credit approval for the transactions described in this Agreement.
(c)	Agents shall have completed their business, financial, legal and collateral due diligence of Borrower, including a collateral audit and review of Borrower's Books, with results satisfactory to Agents.
(d)	Agents shall have received, reviewed and be satisfied with all of Borrower's Material Agreements.
(e)	Agents shall have completed background checks with respect to certain key officers of Borrower and such background checks shall be satisfactory to Agents.
(f)	[Reserved].
(g)	[Reserved].
(h)	[Reserved].
(i)	Agents shall have received a copy of the existing real estate survey with respect to the Real Property Collateral.
(j)	Agents shall have received the Commodity Risk Management Plan in form and substance satisfactory to Agents.
(k)	[Reserved].
(l)	Agents shall have received an operations consulting report from Conway McKenzie, the results of which are satisfactory to the Agents.

(m)	Agents shall have received a business plan from the Borrower, the results of which are reasonably satisfactory to the Agents.
(n)	Agents shall have received a fully executed Third Amended and Restated Intercreditor Agreement, duly executed by Administrative Agent, Term Loan Agent and the Borrower.
(o)	Agents shall have received a Lockbox Agreement in respect of a lockbox related to the Collections Account.

16. Financial Covenants (Sec.8.9):

Borrower covenants that, from the Closing Date until the Commitment Termination Date and Full Payment of the Obligations, Borrower and each Subsidiary shall comply with the following additional covenants:

(a)	Fixed Charge Coverage Ratio. At the end of each month, commencing with the month ending October 31, 2014, Borrower shall maintain a Fixed Charge Coverage Ratio of not less than 1.10 to 1.00 for the trailing twelve month period then ending.
(b)	[Reserved].
(c)	Unrestricted Cash. At all times after the Closing Date, Borrower shall maintain unrestricted Cash in an amount equal to or greater than $5,000,000.

As used in this Item 16 of the Terms Schedule, the following terms shall have the following means ascribed to them.

"Capital Expenditures" means all liabilities incurred or expenditures made by Borrower or any of its Subsidiaries for the acquisition of fixed assets, or any improvements, substitutions or additions thereto with a useful life of more than one year.

"EBITDA" means, for any period, determined on a consolidated basis for Borrower and its Subsidiaries, net income, calculated before interest expense, provision for income taxes, depreciation and amortization expense, gains or losses arising from the sale of capital assets or discontinued operations, gains arising from the write-up of assets, any extraordinary gains (in each case, to the extent included in determining net income), any non-cash expenses and any non-cash extraordinary losses.

"Fixed Charge Coverage Ratio" means, for the trailing twelve month period then ending, the quotient obtained by dividing (a) the difference between (i) Borrower's EBITDA for such period, minus (ii) the sum of (A) all of Borrower's Unfinanced Capital Expenditures made in such period, and (B) any Distributions paid by Borrower in such period, and (C) cash Taxes paid by Borrower in such period (without benefit of any refund), divided by (b) the sum of (i) the current portion of scheduled principal amortization on Debt for Money Borrowed plus (ii) cash interest payments paid by Borrower in such period.

"Unfinanced Capital Expenditures" means, for any fiscal period, Capital Expenditures made by Borrower and its consolidated Subsidiaries that are not funded by Debt for Money Borrowed (other than Revolver Loans) or capital lease obligations, in each case incurred by Borrower and its Subsidiaries during such period.

17. Other Events of Default (Sec.10.1):

The Parent and its Subsidiaries, on a consolidated basis, shall cease to be Solvent.

18. Notices (Sec.11.1):

If to Borrower:

Aventine Renewable Energy Holdings, Inc.

1300 South Second Street

PO Box 10

Pekin, IL 61554

Attention: Chief Financial Officer

Facsimile: (309) 347-1174

with a courtesy copy to (which shall not be deemed notice):

Aventine Renewable Energy Holdings, Inc.

1300 South Second Street

PO Box 10

Pekin, IL 61554

Attention: General Counsel

Facsimile: (309) 347-1174

If to Administrative Agent:

AloStar Bank of Commerce

3630 Peachtree Road, N.E., Suite 1050

Atlanta, GA 30326

Attn: Aventine Portfolio Manager

Facsimile: (404) 365-7112

with courtesy copies to (which shall not be deemed notice):

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309

Attn: Chris D. Molen, Esq.

Facsimile: (404) 572-2880

19. Administrative Agent Account:

Bank:  AloStar Bank of Commerce

Address:  Birmingham, AL

ABA #: 062-006-330

Account No.: 7000005772

Account Name: ABL Settlement

Reference: Aventine

20. Commitments:

Lender	Commitment
AloStar Bank of Commerce	$20,000,000
MidCap Financial, LLC	$20,000,000
Total:	$40,000,000

[Remainder of page intentionally left blank]

The undersigned have executed this Terms Schedule on and as of the date of the Loan Agreement.

BORROWER:

aventine renewable energy, inc.

By:	/s/ Mark Beemer
Name: Mark Beemer
Title: President and Chief Executive Officer

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

By:	/s/ Mark Beemer
Name: Mark Beemer
Title: President and Chief Executive Officer

AVENTINE RENEWABLE ENERGY-AURORA WEST, LLC

By:	/s/ Mark Beemer
Name: Mark Beemer
Title: President and Chief Executive Officer

NEBRASKA ENERGY, L.L.C.

By:	/s/ Mark Beemer
Name: Mark Beemer
Title: President and Chief Executive Officer

Accepted in Atlanta, Georgia:

ADMINISTRATIVE AGENT:

ALOSTAR BANK OF COMMERCE, as Administrative Agent and a Lender

By:	/s/ Eddie Carpenter
Name: Eddie Carpenter
Title: Director

LENDERS:

MIDCAP FINANCIAL, LLC

By:	/s/ Stephen Redlich
Name: Stephen Redlich
Title: Managing Director

EXHIBIT A

FORM OF REVOLVER NOTE

U.S. $[__________________]	[___________ ____, 20___]
Atlanta, Georgia

FOR VALUE RECEIVED, the undersigned, aventine renewable energy, inc., a Delaware corporation (“Borrower Agent”), AVENTINE RENEWABLE ENERGY HOLDINGS, INC., a Delaware corporation (“Parent”), AVENTINE RENEWABLE ENERGY – AURORA WEST, LLC, a Delaware limited liability company (“Aurora”) and NEBRASKA ENERGY, L.L.C., a Kansas limited liability company (“Nebraska” and, together with Borrower Agent, Parent and Aurora, collectively, the "Borrower"), hereby, jointly and severally, promise to pay to the order of [__________________________] (herein, together with any subsequent holder hereof, called "Lender"), the principal sum of [__________________] AND NO/100 DOLLARS ($[___________]) or such lesser sum as may constitute the outstanding principal amount of all Revolver Loans made pursuant to the terms of the Loan Agreement (as defined below) on the date on which such outstanding principal amounts become due and payable pursuant to Section 2.2(a)(i) of the Loan Agreement (as defined below), in strict accordance with the terms thereof. Borrower likewise unconditionally promises to pay to Lender interest from and after the date hereof on the outstanding principal amount of Revolver Loans at such interest rates, payable at such times and computed in such manner as are specified in Sections 2.2(a)(ii) and 2.3 of the Loan Agreement and in strict accordance with the terms thereof.

This Revolver Note ("Note") is issued pursuant to, and is the "Revolver Note" referred to in, the Loan and Security Agreement dated September 17, 2014 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement"), by and among Borrower, the financial institutions party hereto from time to time as Lenders, Midcap Financial, LLC, as Collateral Agent, and AloStar Bank of Commerce, a state banking institution incorporated or otherwise organized under the laws of the State of Alabama, as Administrative Agent, and Lender is and shall be entitled to all benefits thereof and of all other Loan Documents executed and delivered in connection therewith. All capitalized terms used herein, unless otherwise defined herein, shall have the meanings ascribed to such terms under the Loan Agreement.

The entire unpaid principal balance and all accrued interest on this Note shall be due and payable immediately upon the Commitment Termination Date. All payments of principal and interest shall be made in Dollars and in immediately available funds as specified in the Loan Agreement.

Upon or after the occurrence of an Event of Default and for so long as such Event of Default exists, the principal balance and all accrued interest of this Note may be declared (or shall become) due and payable in the manner and with the effect provided in the Loan Agreement, and the unpaid principal balance hereof shall bear interest at the Default Rate as and when provided in Section 2.3 of the Loan Agreement. If this Note is collected by or through an attorney at law, then Borrower shall be obligated to pay, in addition to the principal balance of and accrued interest on this Note, all costs of collection, including, without limitation, reasonable attorneys' fees and court costs.

All principal amounts of Revolver Loans made by Lender to Borrower pursuant to the Loan Agreement, and all accrued and unpaid interest thereon, shall be deemed evidenced by this Note and shall continue to be owing by Borrower until paid in accordance with the terms of this Note and the Loan Agreement.

In no contingency or event whatsoever, whether by reason of advancement of the proceeds of Revolver Loans or otherwise, shall the amount paid or agreed to be paid to Lender for the use, forbearance or detention of Revolver Loans exceed the highest lawful rate permissible under any law which a court of competent jurisdiction may deem applicable hereto; and, in the event of any such payment inadvertently paid by Borrower or inadvertently received by Lender, such excess sum shall be, at Borrower's option, returned to Borrower forthwith or credited as a payment of principal, but shall not be applied to the payment of interest. It is the intent hereof that Borrower not pay or contract to pay, and that Lender not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrower under applicable law.

Time is of the essence of this Note. To the fullest extent permitted by applicable law, Borrower, for itself and its legal representatives, successors and assigns, expressly waives presentment, demand, protest, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, and the benefit of any exemption or insolvency laws.

Wherever possible each provision of this Note shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note. No delay or failure on the part of Lender in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise by Lender of any right or remedy preclude any other right or remedy. Lender, at its option, may enforce its rights against any Collateral securing this Note without enforcing its rights against Borrower, or any other property or indebtedness due or to become due to Borrower. Borrower agrees that, without releasing or impairing Borrower's liability hereunder, Lender may at any time release, surrender, substitute or exchange any Collateral securing this Note and may at any time release any party primarily or secondarily liable for the indebtedness evidenced by this Note.

The rights of Lender and obligations of Borrower hereunder shall be construed in accordance with and governed by the laws (without giving effect to the conflict of law principles thereof) of the State of New York. This Note is intended to take effect as an instrument under seal under New York law.

To the fullest extent permitted by applicable law, Borrower and, by its acceptance hereof, Lender, each hereby waives the right to trial by jury in any action, suit, proceeding or counterclaim of any kind arising out of, related to or based in any way upon this Note or any of the matters contemplated hereby.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Borrower has caused this Note to be executed and delivered by its duly authorized officers on the date first above written.

BORROWERS:

AVENTINE RENEWABLE ENERGY, INC.

By: _____________________________________

Name:

Title:

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

By: _____________________________________

Name:

Title:

AVENTINE RENEWABLE ENERGY-AURORA WEST, LLC

By: _____________________________________

Name:

Title:

NEBRASKA ENERGY, L.L.C.

By: _____________________________________

Name:

Title

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

[Letterhead of Borrower]

__________________, 20__

AloStar Bank of Commerce

3630 Peachtree Road, N.E., Suite 1050

Atlanta, Georgia 30326

Attn: Susan Hall

The undersigned, the Chief Financial Officer of Aventine Renewable Energy, Inc., a Delaware corporation ("Borrower Agent"), gives this certificate to AloStar Bank of Commerce, a state banking institution incorporated or otherwise organized under the laws of the State of Alabama, as Administrative Agent, in accordance with the requirements of Section 8.6(a) of that certain Loan and Security Agreement, dated September 17, 2014, by and among Borrower, the financial institutions party hereto from time to time as Lenders, Midcap Financial, LLC, as Collateral Agent, and Administrative Agent (as at any time amended, the "Loan Agreement"). Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

1. Attached hereto are copies of the balance sheets and statements of income, shareholders' equity and cash flow of Borrower and its consolidated Subsidiaries for the [Fiscal Year] [fiscal quarter] [month] ending [____________, 20__], which have been prepared in accordance with GAAP and fairly present the financial position and results of operations of Borrower for such [Fiscal Year] [fiscal quarter] [month] subject only to changes due to audit and year-end adjustments and except that such statements do not contain notes.

2. I hereby certify based upon my review of the balance sheets and statements of income of Borrower and its consolidated Subsidiaries for the month ending [__________, 20__], that the Fixed Charge Coverage Ratio for the relevant measurement period is ____ to 1.0, which [is] [is not] in compliance with the requirements of Item 16(a) of the Terms Schedule to the Loan Agreement.

3. I hereby certify based upon my review of the balance sheets and statements of income of Borrower and its consolidated Subsidiaries for the month ending [_________, 20__], that the unrestricted Cash of Borrower and its consolidated Subsidiaries at all times during such month [did] [did not] exceed $5,000,000 which [is][is not] in compliance with the requirements of 16(c) of the Terms Schedule to the Loan Agreement.

4. No Default or Event of Default exists on the date hereof, other than:

_____ ________________________________________________ [if none, so state]; and

5. Attached hereto as Exhibit A is a schedule showing the calculations that support Borrower's [compliance] [non-compliance] with the financial covenants, as shown above.

6. Attached hereto as Exhibit B is a list of all trademarks, trade names, copyrights, patents, patent rights and licenses acquired since delivery of the immediately preceding Compliance Certificate.

Very truly yours, _______________________________ Chief Financial Officer

Exhibit A

To

Compliance Certificate

EXHIBIT C

FORM OF BORROWING BASE CERTIFICATE

[see attached]

EXHIBIT D

FORM OF BORROWING REQUEST

_________ __, 201_

I, ____________________________, the ___________________ and an Authorized Officer of AVENTINE RENEWABLE ENERGY, INC., a Delaware corporation (the “Borrower Agent”), do hereby certify, on behalf of the Borrower, pursuant to the provisions of that certain Loan and Security Agreement, dated as of September 17, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”; capitalized terms used herein without definition shall have the meanings ascribed thereto in the Loan Agreement); that:

1. The Borrower hereby requests a Revolver Loan in the amount of $____________ to be made on _________________, 201_, under the Commitments. The proceeds of the Loan should be wired on behalf of the Borrower as set forth on Schedule 1 attached hereto. The foregoing instructions shall be irrevocable.

2. All representations and warranties made by any Obligor in any of the Loan Documents, or otherwise in writing to any member of the Lender Group, are true and correct in all material respects with the same effect as though the representations and warranties have been made on and as of the date hereof.

3. No event has occurred and no conditions exist which could reasonably be expected to have a Material Adverse Effect.

4. No Overadvance exists or would result from funding the requested Loan.

5. No Default or Event of Default exists or will exist after giving effect to this Borrowing Request.

[remainder of page intentionally left blank]

AVENTINE RENEWABLE ENERGY, INC. By:_____________________________ Name: Title:

SCHEDULE 1 - WIRING INSTRUCTIONS

EXHIBIT E

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement (as defined below), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the date of acceptance and recording inserted by Administrative Agent below (the “Effective Date”) (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other rights of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:	__________

2.	Assignee:	__________
[and is an Affiliate/Approved Fund of [Identify Lender]][1]

3.	Borrower:	Aventine Renewable Energy, Inc., a Delaware corporation

4.	Administrative Agent:	AloStar Bank of Commerce, as Administrative Agent under the Loan Agreement

___________________________

1 Select as applicable.

5.	Loan Agreement:	The Loan and Security Agreement, dated as of September 17, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”; capitalized terms used herein without definitions shall have the meanings ascribed thereto in the Loan Agreement), by and among aventine renewable energy, inc., a Delaware corporation (“Borrower"), the financial institutions party thereto from time to time as Lenders, Midcap Financial, LLC, as Collateral Agent, and AloStar Bank of Commerce, as Administrative Agent.

6.	Assigned Interest:

Aggregate Amount of Commitments/ Loans for all Lenders[2]	Amount of Commitment/Loans Assigned[3]	Percentage Assigned of Commitment/ Loans[4]
$	$	%

[remainder of page intentionally left blank]

__________

2 Global amount of the Commitment/Loans.

3 Amount to be assigned to Assignee as of the Effective Date.

4 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2

Effective Date: _____________ ___, 20___

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR] By:______________________________ Name: Title: ASSIGNEE [NAME OF ASSIGNEE] By:______________________________ Name: Title:

ACCEPTED AND APPROVED THIS ____ DAY

OF __________________, 20___;

AloStar Bank of Commerce,

as Administrative Agent

By:_____________________________

Name:

Title:

AVENTINE RENEWABLE ENERGY, INC.,12

as Borrower

By:_____________________________

Name:

Title:

_______________

12 If consent is required

3

ANNEX 1 to Assignment and Acceptance

AVENTINE RENEWABLE ENERGY, INC. LOAN AND SECURITY AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all the requirements of an Eligible Assignee under the Loan Agreement (subject to receipt of such consents as may be required under the Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 8.6 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, and (vi) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York (without regard to conflict of law provisions).

2

LETTER OF CREDIT RIDER

THIS LETTER OF CREDIT RIDER ("Rider") dated September 17, 2014, is made a part of and incorporated into that certain Loan and Security Agreement, by and among aventine renewable energy, inc., a Delaware corporation (“Borrower"), the financial institutions party hereto from time to time as Lenders, MIDCAP FINANCIAL, LLC, as Collateral Agent, and ALOSTAR BANK OF COMMERCE, a state banking institution incorporated or otherwise organized under the laws of the State of Alabama, as Administrative Agent, dated September 17, 2014 (together with all schedules, Riders and exhibits annexed thereto and all amendments, restatements, supplements or other modifications with respect thereto, the "Loan Agreement").

1. Definitions. Capitalized terms contained in this Rider, unless otherwise defined herein, shall have the meanings attributable to such terms under the Loan Agreement. In addition, when used in this Rider, the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

"Cash Collateral" means cash that is delivered to Administrative Agent to Cash Collateralize any Obligations and all interest and other income earned (if any) on such cash.

"Cash Collateral Account" means a demand deposit, money market or other account maintained with Administrative Agent and subject to Administrative Agent's Liens.

"Cash Collateralize" means the delivery of cash to Administrative Agent, for the benefit of the Lender Group, as security for the payment of any LC Credit Support Obligations, in an amount equal to 103% of the aggregate LC Credit Support Obligations at the time of delivery. Cash Collateralization has a correlative meaning.

"LC Application" means an application (whether consisting of a single or several documents) by Borrower to LC Issuer, in form and substance satisfactory to LC Issuer, for the issuance of a Letter of Credit, which application shall, among other things, provided for Borrower's reimbursement to LC Issuer for any amount paid by LC Issuer under a Letter of Credit.

"LC Conditions" means the following conditions necessary for Administrative Agent to use its reasonable efforts to cause the issuance of a Letter of Credit by LC Issuer: (a) each of the conditions set forth in Section 6 of the Loan Agreement is satisfied at such time, unless satisfaction thereof is waived by the Majority Lenders in writing; (b) Borrower shall have delivered to Administrative Agent, at such times and in such manner as Administrative Agent may prescribe, an LC Request and an LC Application in form and substance satisfactory to LC Issuer and Administrative Agent for the issuance of Letter of Credit and such other documents as may be required pursuant to the terms thereof; (c) no Default or Event of Default exists at the time of the request for the issuance of the proposed Letter of Credit or on the issuance date or after giving effect thereto; (d) Administrative Agent shall have determined that, after giving effect to such issuance (i) the total LC Credit Support Obligations do not exceed the Letter of Credit Subline and (ii) the total LC Credit Support Obligations plus the aggregate balance of Revolver Loans and Agent Advances outstanding at such time does not exceed the Borrowing Base at such time, or, if no Revolver Loans are outstanding at such time, the LC Credit Support Obligations plus the aggregate balance of Agent Advances and Swing Loans outstanding at such time does not exceed the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation); (e) the expiration date of such Letter of Credit is no more than 365 days from issuance, in the case of standby Letters of Credit; (f) the Letter of Credit and payments thereunder are denominated in Dollars; (g) the purpose and form of the proposed Letter of Credit are satisfactory to Administrative Agent in its discretion; and (h) the issuance of the requested Letter of Credit would not cause all LC Credit Support Obligations then outstanding to exceed any limit imposed by law or regulation upon LC Issuer.

1

"LC Credit Support Obligations" means, on any date, the sum (without duplication) of the following on such date: (a) all amounts owing by Borrower for reimbursement to Lenders of amounts paid by Lenders under any Credit Support of a Letter of Credit; (b) the aggregate amount of all liabilities (whether or not contingent at the time in question) of Lenders under any Credit Support of outstanding Letters of Credit; and (c) all Fees and other amounts owing by Borrower to Lenders with respect to any Credit Support provided by Lenders to any LC Issuer.

"LC Documents" means any and all agreements, instruments and documents required by LC Issuer or Administrative Agent to be executed at any time by Borrower or any other Person and delivered to LC Issuer or Administrative Agent, as applicable, in connection with, or as a condition to the issuance of, a Letter of Credit, including each LC Application and LC Request. All of the LC Documents, to the extent executed with or in favor of Administrative Agent, for the benefit of the Lender Group, shall constitute "Loan Documents" (as defined in the Loan Agreement).

"LC Issuer" means any bank or other financial institution which is selected by Administrative Agent to be the issuer of a Letter of Credit and to which Lenders provides a Credit Support as an inducement for such bank or other financial institution to issue such Letter of Credit.

"LC Request" means a request for issuance of a Letter of Credit, to be provided by Borrower, in form satisfactory to LC Issuer and Administrative Agent.

"LC Reserve" means a reserve in the aggregate amount of all LC Credit Support Obligations outstanding any time, other than any LC Credit Support Obligations that have been fully Cash Collateralized.

"Letter of Credit Subline" means an amount equal to $8,000,000.

"Reimbursement Date" means, in case of Borrower's obligation to reimburse LC Issuer for any amounts paid by LC Issuer under a Letter of Credit, the date on which LC Issuer makes payment under such Letter of Credit; and in the case of Borrower's obligation to reimburse Lenders for any amounts paid by Lenders under any Credit Support to an LC Issuer, the date on which Lenders makes payment under such Credit Support.

2. Letters of Credit. Administrative Agent agrees to use its reasonable best efforts to cause LC Issuer to issue Letters of Credit from time to time from the date hereof until the date that is 90 days before the last day of the Term; provided, however, that Administrative Agent shall have no obligation to request the issuance of a Letter of Credit on or after the Commitment Termination Date or if at the time of Borrower's request for a Letter of Credit, all of the LC Conditions are not satisfied as determined by Administrative Agent. Administrative Agent's agreement to request LC Issuer to issue Letters of Credit is further subject to the following terms and conditions:

2

(a)	Administrative Agent's willingness to use its reasonable efforts to cause LC Issuer to issue any Letter of Credit is conditioned upon (i) LC Issuer's receipt of an LC Request and an LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as LC Issuer may customarily require for issuance of a Letter of Credit of similar type and amount, and (ii) satisfaction of the LC Conditions; provided, however, that Lenders shall have no obligation to issue any Letter of Credit and shall have no liability for any failure by LC Issuer to issue or LC Issuer's delay in issuing any Letter of Credit.
(b)	Letters of Credit may be requested by Borrower only (i) to support obligations of Borrower incurred in the Ordinary Course of Business or (ii) for other purposes as the Agents may approve from time to time in writing. The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of Administrative Agent or LC Issuer.
(c)	Borrower assumes all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with the issuance of any Letter of Credit, Lender Group shall not be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or any Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; any payment by LC Issuer under a Letter of Credit that was improperly made or any consequences arising from causes beyond the control of the Lender Group, including any act or omission of a governmental authority. The Lender Group shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrower are discharged with proceeds of any Letter of Credit.
(d)	Borrower shall promptly comply with each LC Document. An Event of Default shall occur if Borrower fails to comply with any covenant contained herein as in any LC Document at any time or if any representation or warranty by Borrower in any LC Document is not true and correct in all material respects when made or furnished (or deemed to be made or furnished) under any LC Document.

3. Reimbursement. If LC Issuer honors any request for payment under a Letter of Credit, Borrower shall pay to LC Issuer on the Reimbursement Date, the amount paid under such Letter of Credit. If Lenders make any payment to LC Issuer under any Credit Support, Borrower shall pay to Administrative Agent, for the account of Lenders in accordance with their respective Aggregate Commitment Ratios, on the Reimbursement Date, the amount paid by Lenders under such Credit Support together with interest at the interest rate applicable to Revolver Loans from the Reimbursement Date until payment is actually made by Borrower. The obligation of Borrower to reimburse LC Issuer or Lenders for any payment made under a Letter of Credit or Credit Support shall be absolute, unconditional, irrevocable and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or any LC Document; or the existence of any claim, setoff, defense, counterclaim or other right that Borrower may have at any time against the beneficiary or the LC Issuer. Borrower shall be deemed to have requested a Revolver Loan in an amount necessary to pay all amounts due the Lender Group on any Reimbursement Date.

3

4. Cash Collateral. If any LC Credit Support Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that a Default or Event of Default exists, (b) that Availability is less than zero, (c) on or after the effective date of termination of the Commitments, or (d) within 30 days prior to the last day of the Term, then Borrower shall, at Administrative Agent's request, Cash Collateralize all LC Credit Support Obligations (whether absolute or contingent at the time in question). If Borrower fails to provide Cash Collateral as required herein, Lenders may advance, as one or more Revolver Loans, the amount of Cash Collateral required. Without limiting the foregoing, on the effective date of the termination of the Commitments, all Obligations shall be due and payable in full and on such date Borrower shall comply with the terms of Section 3 of the Loan Agreement and shall either (a) Cash Collateralize all LC Credit Support Obligations (whether absolute or contingent at the time in question) or (b) cause to be issued a replacement letter of credit, which letter of credit shall be in form and substance satisfactory to Administrative Agent and LC Issuer, for each Letter of Credit outstanding on such date, and cause each Letter of Credit to be returned to LC Issuer marked cancelled concurrently with the issuance of each replacement letter of credit and such repayment in full of all Obligations.

5. Availability Reserve; Maximum Revolver Facility Amount. The Availability Reserve on any date shall be increased by an amount equal to the LC Reserve on such date. The Maximum Revolver Facility Amount shall not be increased by the amount of the Letter of Credit Subline, and the aggregate amount of all Revolver Loans, Agent Advances, Swing Loans and LC Credit Support Obligations outstanding on any date shall not exceed the Maximum Revolver Facility Amount.

6. Indemnification. In addition to any other indemnity which Borrower may have to any Indemnitee under the Loan Agreement or any of the other Loan Documents and without limiting such other indemnification provisions, Borrower hereby agrees to indemnify each of the Indemnitees from, and to defend and hold each of the Indemnitees harmless against, any and all claims, demands, liabilities, costs, actions, suits or proceedings that any one or more of them may incur or be subject to as a consequence, directly or indirectly, of (a) the issuance of, payment or failure to pay or any performance or failure to perform under any Letter of Credit or any LC Document, (b) any suit, investigation or proceeding as to which any Indemnitee may become a party to as a consequence, directly or indirectly, of the issuance of any Letter of Credit or Credit Support therefor or payment or failure to pay under such Letter of Credit or Credit Support, and (c) any action, suit or other proceeding to recover, set aside or reclaim any amount paid by or on behalf of Borrower, or from any proceeds of the Collateral, to or for the benefit of any Indemnitee on account of any of the LC Credit Support Obligations. This indemnity shall survive Full Payment of the Obligations and termination of the commitments under the Loan Agreement.

4

7. Letter of Credit Fees. Borrower shall pay (a) to Administrative Agent, for the account of Lenders in accordance with their respective Aggregate Commitment Ratios, a fee equal to 4.0% per annum multiplied by the average daily undrawn amount of all Letters of Credit issued and outstanding pursuant to the Loan Documents, which fee shall be payable monthly, in arrears, on the first day of each month; and (b) to LC Issuer, for its own account, all fees, charges, costs and expenses associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which fees, charges, costs and expenses shall be paid as and when incurred. During an Event of Default, the fee payable under clause (a) of this Section 7 shall be increased by 2.0% per annum.

[Remainder of page intentionally left blank]

5

The undersigned have executed this Letter of Credit Rider on the date first written above.

BORROWERS:

AVENTINE RENEWABLE ENERGY, INC.

By:	/s/ Mark Beemer
Name: Mark Beemer
Title: President and Chief Executive Officer

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

By:	/s/ Mark Beemer
Name: Mark Beemer
Title: President and Chief Executive Officer

AVENTINE RENEWABLE ENERGY-AURORA WEST, LLC

By:	/s/ Mark Beemer
Name: Mark Beemer
Title: President and Chief Executive Officer

NEBRASKA ENERGY, L.L.C.

By:	/s/ Mark Beemer
Name: Mark Beemer
Title: President and Chief Executive Officer

6

ADMINISTRATIVE AGENT AND LENDERS:

ALOSTAR BANK OF COMMERCE, as Administrative Agent and a Lender

By:	/s/ Eddie Carpenter
Name: Eddie Carpenter
Title: Director

MIDCAP FINANCIAL, LLC

By:	/s/ Stephen Redlich
Name: Stephen Redlich
Title: Managing Director

7

MULTIPLE BORROWER RIDER

THIS MULTIPLE BORROWER RIDER ("Rider") dated September 17, 2014, is made a part of and incorporated into that certain Loan and Security Agreement, between aventine renewable energy, inc., a Delaware corporation (“Borrower"), the financial institutions party thereto from time to time, as lenders (the “Lenders”), MIDCAP FINANCIAL, LLC, as Collateral Agent, and ALOSTAR BANK OF COMMERCE, as administrative agent (the “Administrative Agent”), dated as of the date hereof (together with all schedules, Riders and exhibits annexed thereto and all amendments, restatements, supplements or other modifications with respect thereto, the "Loan Agreement").

1. Definitions. Capitalized terms contained in this Rider, unless otherwise defined herein, shall have the meanings attributable to such terms under the Loan Agreement.

2. Multiple Borrowers. In addition to Aventine Renewable Energy, Inc. identified in the Loan Agreement as "Borrower," each Person identified below shall also be deemed to be a Borrower under the Loan Agreement, shall be entitled to all of the benefits of a Borrower under the Loan Agreement and the other Loan Documents, shall be deemed to have granted (and does hereby grant) to the Administrative Agent, for the benefit of the Lenders, as security for the payment of the Obligations, a continuing security interest and Lien upon all property of such Person of the types or items as are set forth in Section 4 of the Loan Agreement, and shall be subject to all of the obligations of a Borrower under the Loan Agreement and each of the other Loan Documents:

Aventine Renewable Energy Holdings, Inc., a Delaware corporation

Aventine Renewable Energy – Aurora West, LLC, a Delaware limited liability company

Nebraska Energy, L.L.C., a Kansas limited liability company

Aventine Renewable Energy, Inc. shall be deemed to constitute the "Borrower Agent" and, in that capacity, shall be authorized to act for and on behalf of each other Borrower, including for the purpose of requesting any Loans or other extensions of credit under the Loan Agreement and receiving proceeds of Loans and other extensions of credit for and on behalf of each other Borrower; and any Loan or other extension of credit funded to or at the direction of Borrower Agent shall be deemed made to and on behalf of all Borrowers.

3. Joint and Several Liability. Each Borrower shall be jointly and severally liable with each other Borrower for the payment and performance of all of the Obligations; shall be deemed to have separately made the representations and warranties set forth herein; shall be responsible jointly and severally with each other Borrower for all of the indemnities set forth in any of the Loan Documents; shall be responsible for discharging the covenants contained in each of the Loan Documents applicable to it; and shall be deemed separately to have granted (and does hereby grant), as security for the payment of the Obligations, a security interest in the types and items of its property constituting Collateral. The Administrative Agent and Lenders shall have the right to deal with any individual of Borrower Agent with regard to all matters concerning the rights and obligations of Lender and the duties and liabilities of Borrowers under the Loan Documents. All actions or inactions of the officers, managers, members and agents of any Borrower with regard to the transactions contemplated under any of the Loan Documents shall be deemed to be binding upon all Borrowers hereunder. Any Loans or other extensions of credit made to one Borrower shall be deemed to have been made to and for the benefit of all Borrowers, it being understood that Borrowers' businesses are a mutual and collective enterprise and Borrowers believe that the consolidation of all Loans under this Agreement will enhance the aggregate borrowing powers of each Borrower and ease the administration of their loan relationship with Lenders, all to the mutual advantage of each Borrower. Notwithstanding the appointment of Aventine Renewable Energy, Inc. to serve as Borrower Agent, each Borrower hereby appoints each other Borrower as its true and lawful attorney-in-fact, with full right and power, for purposes of exercising all rights of such appointing Borrower hereunder and under applicable law with regard to the transactions contemplated under the Loan Documents.

1

4. Unconditional Nature of Liabilities. Borrowers' joint and several liability with respect to the Loans and other Obligations shall, to the fullest extent permitted by applicable law, be unconditional irrespective of (i) the validity, enforceability, avoidance or subordination of any of the Obligations or of any document evidencing or securing any part of the Obligations, (ii) the absence of any attempt to collect any of the Obligations from any other Obligor or any Collateral or other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by the Administrative Agent or any Lender with respect to any Loan Documents, (iv) the failure by the Administrative Agent or any Lender to take any steps to perfect or maintain the perfected status of its security interest in or Lien upon, or to preserve its right to, any of the Collateral or the Administrative Agent’s release of any Collateral or its termination or release of any Liens upon any Collateral, (v) the release or compromise, in whole or in part, of the liability of any Obligor for the payment of any of the Obligations, (vi) any amendment or modification of any of the Loan Documents or any waiver of a Default or Event of Default, (vii) any increase in the amount of the Obligations beyond any limits imposed herein or any increase or decrease in the amount of any interest, fees or other charges payable in connection therewith, or (viii) any other circumstances that might constitute a legal or equitable discharge or defense of any Obligor. Each Borrower shall be deemed to have waived any provision under applicable law that might otherwise require the Administrative Agent or any Lender to pursue or exhaust its remedies against any Collateral or Obligor before pursuing Borrower or any other Obligor. Each Borrower consents that neither the Administrative Agent nor any Lender shall be under no obligation to marshal any assets in favor of any Obligor or against or in payment of any or all of the Obligations.

5. Subordination. Each Borrower subordinates any claims, including any right of payment, subrogation, contribution and indemnity, that it may have from or against any other Obligor, and any successor or assign of the Obligor, including any trustee, receiver or debtor-in-possession, howsoever arising, due or owing or whether heretofore, now or hereafter existing, to the full and final payment of all of the Obligations.

6. Incorporation by Reference. The terms, covenants and conditions of the Loan Agreement are incorporated into and made a part of this Rider. This Rider shall form a part of the Loan Agreement and shall constitute a part of the Loan Documents.

7. Miscellaneous. This Rider may be executed in multiple counterparts, each of which shall be deemed an original document and all of which taken together shall constitute one and the same instrument; shall be deemed to have been executed and made in the State of New York and shall be governed in all respects by and construed in accordance with the internal laws of the State of New York; and shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Borrower hereby waives notice of the Administrative Agent’s or any Lender’s acceptance hereof.

2

The undersigned have executed this Multiple Borrower Rider on the date first written above.

BORROWERS:

AVENTINE RENEWABLE ENERGY, INC.

By:	/s/ Mark Beemer
Name: Mark Beemer
Title: President and Chief Executive Officer

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

By:	/s/ Mark Beemer
Name: Mark Beemer
Title: President and Chief Executive Officer

AVENTINE RENEWABLE ENERGY-AURORA WEST, LLC

By:	/s/ Mark Beemer
Name: Mark Beemer
Title: President and Chief Executive Officer

NEBRASKA ENERGY, L.L.C.

By:	/s/ Mark Beemer
Name: Mark Beemer
Title: President and Chief Executive Officer

3

ADMINISTRATIVE AGENT AND LENDERS:

ALOSTAR BANK OF COMMERCE, as Administrative Agent and a Lender

By:	/s/ Eddie Carpenter
Name: Eddie Carpenter
Title: Director

MIDCAP FINANCIAL, LLC

By:	/s/ Stephen Redlich
Name: Stephen Redlich
Title: Managing Director

4